UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BLUCORA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3200 Olympus Boulevard, Suite 100,
Dallas, Texas 75019

March 18, 2022

Dear Fellow Stockholder:

You are cordially invited to attend our 2022 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) on April 20, 2022 at 8:30 a.m. Central Daylight Time, which will be held in a virtual meeting format only, via a live webcast. Included with this letter are the Notice of Annual Meeting of Stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card.

The matters to be voted on at the Annual Meeting are: (i) the election of 11 directors; (ii) the ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and (iii) the approval, on an advisory (non-binding) basis, of our named executive officer compensation. Our board of directors (our “Board”) recommends that you vote in accordance with our Board’s recommendation on each of these proposals.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Returning your proxy card will not prevent you from attending the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

We encourage you to read more about our Board, our strong corporate governance practices and our executive compensation programs throughout this proxy statement. We are grateful for your support of our Company and our Board and thank you in advance for voting promptly.

Sincerely,

Georganne C. Proctor	Christopher W. Walters
Chair of the Board of Directors	President, Chief Executive Officer and Director

3200 Olympus Boulevard, Suite 100,
Dallas, Texas 75019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on April 20, 2022

TO THE STOCKHOLDERS:

Notice is hereby given that the 2022 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Blucora, Inc., a Delaware corporation (the “Company”), will be held on April 20, 2022 at 8:30 a.m. Central Daylight Time for the following purposes:

1.	To elect 11 directors to serve on our board of directors (our “Board”) until the 2023 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and

3.	To approve, on an advisory (non-binding) basis, our named executive officer compensation.

These items of business are more fully described in the proxy statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. You may register to attend the Annual Meeting by accessing https://www.cesonlineservices.com/bcor22_vm.

Our Board has fixed the close of business on March 9, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to submit an enclosed proxy card, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 12 of the accompanying proxy statement and the instructions on the proxy card. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. We urge you to instruct your broker, bank or other nominee to vote your shares “FOR” each of the proposals listed on the enclosed proxy card.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 388-7535
Email: BCOR@dfking.com

By Order of the Board of Directors,

Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary March 18, 2022

i

PROXY STATEMENT

for

2022 ANNUAL MEETING OF STOCKHOLDERS OF BLUCORA, INC.

April 20, 2022

This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board” or “Board of Directors”) of Blucora, Inc., a Delaware corporation (the “Company” or “Blucora”), for use at our 2022 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”). Unless the context otherwise requires, references in this Proxy Statement to “Blucora,” the “Company,” “we,” “us,” “our” and similar terms refer to Blucora, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2022: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS OF RECORD ON MARCH 21, 2022.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For more complete information regarding our 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2022.

Information About the Annual Meeting of Stockholders

Our Board is soliciting proxies for the Annual Meeting.

Time and Date	8:30 a.m. Central Daylight Time, on April 20, 2022

Access*	The Annual Meeting can be accessed virtually by registering to attend at https://www.cesonlineservices.com/bcor22_vm

Record Date	The close of business on March 9, 2022

Voting	Each share of Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

Blucora, Inc. | 2022 Proxy Statement     1

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

* Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting, please see “Questions and Answers about the Proxy Materials and Voting.” Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

Proposals and Board Recommendations for Voting

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 - Election of 11 directors	FOR EACH NOMINEE	42
Proposal 2 - Ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2022	FOR	56
Proposal 3 - Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	57

Proposal 1 - Election of Directors

Our Board is currently comprised of the following 11 directors: Steven Aldrich, Mark A. Ernst, E. Carol Hayles, Kanayalal A. Kotecha, J. Richard Leaman III, Tina Perry, Georganne C. Proctor, Karthik Rao, Jana R. Schreuder, Christopher W. Walters and Mary S. Zappone (collectively, our “Director Nominees”). You are being asked to elect these 11 Director Nominees to serve on our Board until our 2023 annual meeting of stockholders (our “2023 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Information regarding our Director Nominees is set forth below. For additional information concerning this proposal and our Director Nominees, see “Proposal One—Election of Directors” on page 42, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 21.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Blucora, Inc. | 2022 Proxy Statement     2

				Board Committees
Name (1)	Age	Director Since	Employment Description	Audit	Compensation	Nominating and Governance
Georganne C. Proctor Chair of the Board	65	2017	Former CFO of TIAA-CREF
Steven Aldrich	52	2017	Former Chief Product Officer of GoDaddy Inc.			Chair
Mark A. Ernst	63	2020	Managing Partner at Bellevue Capital and Former EVP and COO of Fiserv, Inc.	Member
E. Carol Hayles	61	2018	Former CFO of CIT Group Inc.	Member
Kanayalal A. Kotecha	53	2022	VP of Engineering of Google, Inc.	Member
J. Richard Leaman III	59	2022	Former Vice President and Managing Director of Moelis & Company			Member
Tina Perry	49	2021	President of Oprah Winfrey Network		Member
Karthik Rao	48	2020	COO of Nielsen Global Media		Member
Jana R. Schreuder	63	2020	Former EVP and COO of Northern Trust		Chair
Christopher W. Walters	48	2014	President and CEO of Blucora
Mary S. Zappone	57	2015	CEO of Sundyne, LLC	Chair		Member
(1)	All directors are independent in accordance with Nasdaq listing rules except Christopher W. Walters, the President and CEO of the Company.

Proposal 2 - Auditor Ratification

We are asking you to ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2022. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal Two—Ratification, on an Advisory (Non-Binding) Basis, of the Appointment of our Independent Registered Public Accounting Firm” on page 56, and for information concerning the fees we paid to EY during 2021 and 2020, see “Fees Paid to Independent Registered Public Accounting Firm for 2021 and 2020” on page 61.

Blucora, Inc. | 2022 Proxy Statement     3

Proposal 3 - Advisory Vote on Executive Compensation

We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2021, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 66. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. As a result of our extensive stockholder engagement in connection with and following our 2021 annual meeting of stockholders (our “2021 Annual Meeting”), which is described further below, our Compensation Committee made significant changes to our 2022 executive compensation program in response to stockholder feedback. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance and promote the long-term interests of our stockholders.

For additional information concerning this proposal, see “Proposal Three—Approval, on an Advisory (Non-Binding) Basis, of Our NEO Compensation” beginning on page 57. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 66, including the highlights of our 2021 executive compensation information included under “Executive Summary.”

Board and Corporate Governance Highlights

We are committed to sound corporate governance in order to promote the long-term interests of our stockholders, strengthen Board and management accountability and continue to build public trust in our Company. Our governance framework is described throughout this Proxy Statement and includes the following highlights:

Board and Corporate Governance Highlights
●	Ten of 11 Directors Are Independent	●	All Board Committees Comprised Entirely of Independent Directors
●	Annual Director Elections	●	Risk Oversight by Full Board and Committees
●	64% Gender and/or Racial or Ethnic Diversity on Board	●	Three Female Directors in Board Leadership Positions
●	Majority Voting for Directors in Uncontested Elections with Resignation Policy	●	Disclosure of Board Skills Matrix
●	Regular Board and Committee Meetings, Including Regularly Scheduled Executive Sessions	●	Rigorous Stock Ownership Requirements for Directors and Executive Officers
●	Annual Board and Committee Self-Evaluations	●	Restrictive Insider Trading Policy
●	Separate Chair and Chief Executive Officer, with Independent Chair	●	Hedging and Pledging Prohibitions
●	Stockholders Can Call Special Meetings	●	Code of Ethics and Conduct Administered by Our Board

In addition, we believe that many of our compensation practices reflect sound corporate governance. See “Our Executive Compensation Practices” on page 73 for additional information.

Board Skills, Background and Core Competencies

Our Nominating and Governance Committee regularly evaluates the skills, qualifications and competencies identified as important for directors to provide effective oversight to our Company. See the section “Information Regarding Our Board of Directors—Board Skills, Background and Core Competencies” on page 22 for additional information.

Blucora, Inc. | 2022 Proxy Statement     4

Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. See the section “Information Regarding Our Board of Directors—Board Diversity and Inclusion” on page 24 for additional information.

Financial and Business Information

We are a leading provider of integrated, tax-focused wealth management services and software, assisting consumers, small business owners, tax professionals, financial professionals and certified public accounting firms. Our mission is to enable financial success by changing the way individuals and families plan and achieve their goals through tax-advantaged solutions. We conduct our operations through two primary businesses: (i) our Wealth Management business and (ii) our Tax Software business.

2021 Financial and Business Highlights
For the 2021 fiscal year we achieved growth in several key metrics we use to measure our financial performance and achieved several strategic milestones. In 2021, we:
●	Grew total revenue 17% for full year 2021 to $885.2 million.
●	Ended year with total client assets of $89.1 billion, growing percent of advisory assets over 400bps to 47.3%. Advisory assets at year-end were $42.2 billion.
●	Closed eight transactions, migrating nearly $2.0 billion in assets from the independent model to the employee-based RIA model.
●	Successfully held TaxAct consumer e-files flat at 3.2 million, with no decrease for the first time since 2014.
●	Launched Xpert Assist, providing all TaxAct filers access to a team of CPAs and tax experts at no cost, and premium Xpert Full Service, a personalized service for simple and complex return completion.

Stockholder Engagement

Our Board and management value the perspectives of investors, and the Company has a robust stockholder engagement program in place. At our 2021 Annual Meeting, we received the support of 20.4% of the votes cast in our say-on-pay vote. This was significantly below the 93.7% level of support we received at our 2020 annual meeting of stockholders (the “2020 Annual Meeting”) and the level of support we received in the previous five years, when stockholder support averaged 95.7% a year (and ranged from 92.6% to 97.8%). As a result, we undertook robust stockholder engagement efforts to listen to investor concerns about our executive compensation program, and we have taken actions for our 2022 program to directly respond to the feedback we received.

In connection with and following our 2021 Annual Meeting, we reached out to 27 of our largest stockholders, representing approximately 74% of our outstanding shares. Seventeen stockholders representing approximately 68% of our total shares outstanding accepted our invitation to share feedback; some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Independent members of our Board participated in all of these meetings. Our meetings with stockholders included some combination of Georganne C. Proctor, the Chair of the Board; Jana R. Schreuder, the chair of the Compensation Committee; Steven Aldrich, the chair of the Nominating and Governance Committee; and Tina Perry, a member of the Nominating and Governance Committee at the time and a current member of the Compensation Committee. Ms. Schreuder participated in 16 of the 17 meetings.

Blucora, Inc. | 2022 Proxy Statement     5

These meetings were held to better understand why the Company received a lower say-on-pay vote and what adjustments to our executive compensation program, including the 2022 program, that stockholders might recommend. In addition, these meetings focused on a number of other topics, including the following: Board and executive team composition, corporate governance disclosures, our diversity initiatives, executive compensation and environmental, social and governance (“ESG”) issues and related disclosures.

We listen carefully to the perspectives of our stockholders, and the feedback we have received over the past two years have informed several recent, key changes, including changes to our Board’s composition, our executive compensation program and enhancements to our governance and social and environmental responsibility disclosures. For additional information concerning the Company’s stockholder engagement program, the feedback received and the actions our Board has taken that have been informed by stockholder feedback, see “Stockholder Engagement” on page 39.

Commitment to Sustainability

At Blucora, we believe that a sustainable business strategy that integrates ESG considerations is vital to driving the long-term growth of our business. To that end, Blucora is committed to developing environmentally and socially conscious solutions for our employees, communities, customers and investors. Our Board and other senior leaders regularly engage with our investors and other stakeholders to understand their ESG priorities. We continue to evaluate our ESG strategy to ensure that we are focused on the issues that are most impactful to our business and our stakeholders.

ESG Oversight. Our commitment to ESG starts at the top, with a Board that is actively engaged on the ESG issues that are relevant to our business. In 2021, we enhanced our corporate governance framework by formally aligning Board-level oversight of ESG strategy (including with respect to climate change), ESG engagement with investors, corporate culture, and diversity, equity, and inclusion (“DE&I”) under the Nominating & Governance Committee. In addition, our Compensation Committee oversees the Company’s other human capital management programs and strategies.

Blucora, Inc. | 2022 Proxy Statement     6

Sustainability Highlights.

Corporate Governance. We believe that delivering sustainable, long-term growth depends on strong governance at every level of our business. Our Board operates with transparency and integrity as it oversees corporate governance practices that align with the interests of our stockholders. Highlights of our Board’s corporate governance practices include:

●    10 of 11 directors are independent;

●    All directors stand for election annually;

●    The chair of our Board is independent;

●    Each Board committee is comprised entirely of independent directors;

●    Our independent directors oversee a robust stockholder engagement program;

●    Our Board and Board committee meetings regularly include executive sessions;

●    Our Board and Board committees conduct annual rigorous self-evaluations; and

●    Our Board represents a balance of tenure among its members, as well as breadth of in-depth knowledge of our business and includes newer members who bring valuable additional attributes and skills.

For additional details on our board and governance practices, see “Information Regarding our Board of Directors” on page 21.

Enterprise Risk Management. Our legal, compliance and enterprise risk management teams oversee compliance with applicable laws and regulations and coordinate with subject-matter experts throughout the business to identify, monitor and mitigate risk. These teams maintain testing programs, regularly report to executive leadership and our Board and communicate with regulators.

Business Ethics. We maintain a Code of Ethics and Conduct (our “Code of Conduct”) that requires our directors, officers and employees to act in a manner that reflects the values of ethics, integrity, honesty and respect. Our Code of Conduct requires compliance with applicable laws and regulations and our internal policies and sets forth our expectations on several topics, including discrimination and harassment, conflicts of interest, confidentiality, fair dealing and use of our assets.

Our People. We are intensely focused on our people who are our most valuable resource. We succeed with top talent who are focused on developing cutting-edge scalable solutions and consistently over-delivering for our customers. We strive to attract, develop, and retain the most talented employees by providing programs and services that engage employees, help them to learn and develop, and empower them to enable our business strategies, and we celebrate our employees’ diverse backgrounds, experiences, and unique contributions.

Blucora, Inc. | 2022 Proxy Statement     7

Diversity, Equity and Inclusion. At Blucora, we believe inclusion is about embracing the differences of our people. We strive to create a community in which every employee is vital to our growth, providing a work environment that allows people to bring their whole selves to work each day.

Our DE&I Council, established in 2020, continues to lead our DE&I strategy and initiatives. The DE&I Council is sponsored by two members of our executive leadership team and provides regular updates on diversity and inclusion initiatives to the Nominating and Governance Committee.

In 2021 and early 2022, the DE&I Council supported several important initiatives:

●

DE&I Internal Mentor Program, which supports career development of diverse talent across our organization;

●

Distribution of over 20 DE&I newsletters that support an annual calendar highlighting cultural holidays and historical events;

●

Women at Work series to bring women from across the company together with our women executives and Board members to have meaningful discussions in a small group environment on the successes and challenges that women face in the workplace;

●

Roundtable Discussion Series to educate our employees about relevant topics from a diverse array of resources and backgrounds;

●

Annual DE&I Training program, required for all employees, to create awareness, help us to better understand each other, and embrace our differences; and

●

Access for eligible racially and ethnically diverse employees to McKinsey & Company’s Connected Leaders Academy, which is designed to help employees achieve the next critical step in their careers.

We recognize that women and diverse professionals are frequently underrepresented in our industry, yet they are vital to serving our diverse customer base. We are proud that approximately 24% of Avantax financial professionals are women, compared to an industry average of 18% as of December 31, 2020 (the date of the latest Cerulli Lodestar data). We continue to invest in our Women’s and Diversity Initiative to recruit and develop women and diverse financial professionals, and in 2021, we awarded DE&I scholarships to nine of our financial professionals or wealth management assistants who are either women or racially or ethnically diverse to cover 50% of the costs of their licensing or designation exam fees. In 2021, we also connected a group of diverse financial professionals who were looking to leverage each other’s expertise in various areas of marketing, community outreach, client development and financial planning. We assisted the group with respect to business planning, strategic alignment and how to best leverage the expertise across their firms’ resources, and ultimately, they combined into one firm with a particular focus on serving the needs of diverse clients.

Our commitment to diversity starts with our Board. Diversity of experience, skills, perspectives, and personal characteristics are all important considerations when evaluating our current and future Board composition. We have formalized in our Director Nomination Policy our approach to taking diversity (of gender, ethnicity and sexual orientation as well as personal and professional experiences, education, opinions, perspectives and backgrounds) into account when evaluating potential Board nominees.

In 2021, Blucora conducted our first pay equity analysis to ensure that our pay practices result in equitable pay for jobs of equal or comparable value without regard to gender or racial/ethnic diversity. This proactive effort included extensive data collection and statistical analysis conducted on groups of a statistically significant sample size across job levels, functional areas, and geographic locations. Our analysis did not identify any female or racially/ethnically diverse employees who were receiving significantly lower than average pay. We identified a number of instances where further review was required, and following our review, we made the appropriate pay adjustments where necessary. We are committed to maintaining our strong pay equity practices and plan to include pay equity analysis as part of the annual review process to ensure that women and diverse employees are not disadvantaged.

Blucora, Inc. | 2022 Proxy Statement     8

Board Diversity Matrix as of March 18, 2022

Board Size:
Total Number of Directors:	11
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	6	5	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	1	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	2	0	0	0
Hispanic or Latinx	0	0	0	0
Native American or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+(1)	0	0	0	0
Undisclosed	0	0	0	0

(1) None of our directors self-identified as lesbian, gay, bisexual, transgender or a member of the queer community.

Board Gender Diversity	Board Racial and Ethnic Diversity

Additionally, three female directors hold Board leadership positions, including the Chair of the Board.

Our Board and Executive Leadership Team continue to focus on supporting a diverse and inclusive environment across our entire company.

	Female*	Racially or Ethnically Diverse*
Executive Leadership Team	33%	22%
Senior Leadership Team	30%	22%
Total Employee Base	43%	33%

* As of December 31, 2021

Blucora, Inc. | 2022 Proxy Statement     9

Pay equity is an important component of our DE&I strategy. We are committed to equal pay and regularly review our compensation model to ensure fair and inclusive pay practices across our business.

Culture and Engagement: Our culture is grounded in six guiding principles and behaviors that serve as our guide in how we work together and run our business.

We use quarterly pulse and annual surveys to understand employee engagement and validate that our culture change actions are on track and making a difference. Our employee engagement, which is the percentage of employees that respond to our culture survey with a positive response to certain satisfaction metrics, continues to climb, increasing 12% from 2020 to 2021. Our people feel more connected to their work and each other than ever before. This connection is evident in our peer-to-peer Spotlight Recognition Program. In 2021, our employees received over 7,100 peer recognitions and awards.

Talent Development: Our employees are dedicated to growing and sustaining our business. In return, we invest in their skills development and professional growth. We offer educational and financial resources to all employees who are interested in furthering their knowledge and skills. Through Udemy for Business, a digital learning platform, employees have access to thousands of on-demand courses covering a wide variety of topics. In 2021, more than 50% of our employees participated in development training through Udemy with an average of seven training hours per participating employee. We also reimburse up to $5,000 per employee per calendar year for professional development activities.

Employee Benefits: We believe that it is important to offer our employees competitive compensation and benefits that support their health and financial and emotional well-being. We regularly review and modify our benefits on an ongoing basis to maintain competitive packages that reflect the needs of our workforce. Our current benefits package includes competitive medical, health and vision benefits, new parent paid leave, a 401(k)-match program, dependent care flexible spending account, unlimited paid time off, survivor benefits, disability coverage, a monthly fitness subsidy, pet insurance, an Employee Assistance Program that provides access to mental health assistance and legal and financial help from professionals, and an employee stock purchase plan that allows employees to purchase our stock at a discount.

Our Community. Blucora is focused on addressing issues that are important to our business and our communities. We view our community as the millions of customers that we serve as well as the neighborhoods in which we live and work.

Access and Affordability. Through our Wealth Management and Tax Software businesses, we address a large and underserved market of consumers for whom taxes are a significant expense, but who have traditionally not had access to effective, long-term tax planning strategies and tools that have typically only been available to high-net-worth individuals and families. Since the inception of the Internal Revenue Service’s Free File Alliance (the “FFA”), we have offered free federal tax preparation and e-filing services to lower income taxpayers through our participation in the FFA.

Blucora, Inc. | 2022 Proxy Statement     10

Community Engagement. We also strengthen our communities by supporting causes that help customers in need manage their financial lives and build our local neighborhoods. Recent efforts include our organization of donations and volunteers to deliver supplies, host families without power and provide emergency plumbing and home repair services during the severe winter storm in Texas in February 2021. We also match employee donations to eligible charitable organizations or educational institutions up to $250 per employee per calendar year.

In addition, we compensate each employee for up to one day each year to volunteer at the non-profit organization of his or her choice.

Our Environment. Blucora is committed to improving the environmental footprint of our operations and of our consumer and professional users. We are striving to minimize our environmental impact by reducing our waste sent to landfills, purchasing environmentally responsible products and reducing internal paper usage:

●     We completed 3.2 million consumer and 2.4 million professionally prepared tax returns electronically in 2021 to help eliminate paper usage associated with tax returns and the related attachments and forms that should be retained for taxpayer records.

●     We continue to support our Paperless Workplace Initiative, which focuses on eliminating a significant portion of our printer usage and paper waste. We have adopted eSignature capabilities to allow our clients and employees to electronically review and sign documents.

●     We continue to enhance our Corporate Recycling Program, which includes the use of recycle bins for office paper material and recycle dumpsters for recyclable office waste as well as access to e-waste recycling for personal and business electronics.

●     In 2020, we relocated our corporate headquarters to a new LEED-certified building that includes high-efficiency electrical equipment and water systems, occupancy sensors, hands-free faucets and toilets and water refill stations, which reduce our electrical needs, our water usage and our plastic waste.

Looking forward, we are evaluating additional elements of our environmental footprint to inform a more holistic strategy to reduce our impact. Key next steps include establishing baseline data for our Scope 1 and Scope 2 greenhouse gas emissions and evaluating opportunities for renewable energy sourcing.

Blucora, Inc. | 2022 Proxy Statement     11

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES
AND OTHER INFORMATION

Questions and Answers about the Proxy Materials and Voting

1.	Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board for the Annual Meeting to be held on April 20, 2022 at 8:30 a.m. Central Daylight Time.

2.	Who can vote at the Annual Meeting?

All stockholders who owned shares of our Common Stock as of the close of business on March 9, 2022 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date.

As of the close of business on the Record Date, 48,080,181 shares of our Common Stock were outstanding and entitled to vote, and we had 308 stockholders of record. The number of stockholders of record does not include beneficial owners of our Common Stock who hold their shares in “street name.”

Blucora, Inc. | 2022 Proxy Statement     12

3.	How many votes do I have?

Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

4.	How can I vote my shares?

Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.

●	By Mail – You may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – In order to attend the Annual Meeting, you must register in advance at https://www.cesonlineservices.com/bcor22_vm prior to the deadline of April 18, 2022 at 5:00 p.m. Central Daylight Time. Stockholders who attend the Annual Meeting should follow the instructions on the meeting webcast to vote during the meeting. You are encouraged to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Annual Meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

If you have any questions or need assistance voting, please contact D.F. King & Co., Inc. (“D.F. King”), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at (866) 388-7535 or email at BCOR@dfking.com. Brokers and banks may call collect at (212) 269-5550.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register in advance to attend the Annual Meeting at https://www.cesonlineservices.com/bcor22_vm prior to the deadline of April 18, 2022 at 5:00 p.m. Central Daylight Time by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

Blucora, Inc. | 2022 Proxy Statement     13

5.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (which may be referred to as “Computershare” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

6.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Marc Mehlman and Ann J. Bruder as the Company’s proxies for the Annual Meeting.

7.	How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to our Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

●	attending the virtual Annual Meeting and voting during the meeting (as described below).

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card.

Blucora, Inc. | 2022 Proxy Statement     14

8.	What if I receive more than one proxy card or set of proxy materials from the Company?

If your shares are held in more than one account, you will receive more than one proxy card, and in that case, you can and are urged to vote all of your shares by signing, dating and returning all proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by phone or via the Internet, please vote using each proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian or other representative, please print your full name and title on the proxy card.

If you have any questions or need assistance voting, please contact D.F. King. Stockholders may call toll free at (866) 388-7535 or email at BCOR@dfking.com. Brokers and banks may call collect at (212) 269-5550.

Blucora, Inc. | 2022 Proxy Statement     15

9.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals listed on my proxy card?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via the Internet or by telephone, or attend and vote at the Annual Meeting. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card, whether or not you plan to attend the Annual Meeting.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed proxy card.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1 or Proposal 3, but will be able to vote your shares with respect to Proposal 2. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

10.	What constitutes a quorum?

A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, a majority of our outstanding shares of Common Stock entitled to vote, present by means of remote communication or represented by proxy at the Annual Meeting, shall constitute a quorum. In the absence of a quorum, the chair of the meeting may adjourn the Annual Meeting without further notice. Abstentions, withhold votes and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

11.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within Blucora or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.

Questions and Answers about the Items to Be Voted on at the Annual Meeting

12.	What proposals will be voted on at the Annual Meeting?

		Our Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of 11 directors	FOR EACH NOMINEE	42
Proposal 2	Ratification, on an advisory (non-binding) basis, of the appointment of EY as our independent registered public accounting firm for 2022	FOR	56
Proposal 3	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	57

Blucora, Inc. | 2022 Proxy Statement     16

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

13.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions, Withhold Votes and Broker Non-Votes
Proposal 1: Election of 11 directors	Directors will be elected by a plurality of votes cast, meaning that the 11 nominees receiving the most votes “FOR” their election will be elected to our Board.	Abstentions and withhold votes have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Ratification, on an advisory (non-binding) basis, of the appointment of EY as our independent registered public accounting firm for 2022	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is permitted with respect to this proposal, and broker non-votes will not be applicable. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.

14.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter even if no instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals to be voted on at the Annual Meeting, and therefore will have no effect on the outcome of the proposals.

Blucora, Inc. | 2022 Proxy Statement     17

Questions and Answers about Attending the Annual Meeting

15.	How do I attend the Annual Meeting?

Due to the continuing impact of the novel coronavirus (or COVID-19) pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. As described above, you (or your authorized representative) are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.

In order to attend, you (or your authorized representative) must register in advance at https://www.cesonlineservices.com/bcor22_vm prior to the deadline of April 18, 2022 at 5:00 p.m. Central Daylight Time.

Registering to Attend the Annual Meeting—Stockholders of record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing https://www.cesonlineservices.com/bcor22_vm and entering the 11-digit control number provided on your proxy card. On the following screen, you should click on the link titled “Click here to pre-register for the online meeting” at the top of the page.

If you do not have your proxy card, you may still register to attend the Annual Meeting by accessing https://www.cesonlineservices.com/bcor22_vm, but you will need to provide proof of ownership of shares of Common Stock as of the Record Date during the registration process. Such proof of ownership may include a copy of your proxy card received either from the Company or a statement showing your ownership as of the Record Date.

Registering to Attend the Annual Meeting—Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you may register to attend the Annual Meeting by accessing https://www.cesonlineservices.com/bcor22_vm and providing evidence during the registration process that you beneficially owned shares of Common Stock as of the Record Date, which may consist of a copy of the voting instruction form provided by your broker, bank or other nominee, an account statement or a letter or legal proxy from such broker, bank or other nominee.

After registering, our tabulator, Corporate Election Services (“CES”), will send you a confirmation email prior to the Annual Meeting with a link and instructions for entering the virtual Annual Meeting.

Although the meeting webcast will begin at 8:30 a.m. Central Daylight Time on April 20, 2022, we encourage you to access the meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 8:00 a.m. Central Daylight Time on the day of the meeting. All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

Blucora, Inc. | 2022 Proxy Statement     18

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card. Additional information and our proxy materials can also be found at https://www.blucora.com/events-and-presentations/events. If you have any difficulty following the registration process, please email BCOR@dfking.com.

16.	What happens if the Annual Meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy card will still be valid and may be used to vote your shares of Common Stock at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of Common Stock.

17.	Can I ask questions at the Annual Meeting?

Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These stockholders may also submit a question in advance of the Annual Meeting by registering at https://www.cesonlineservices.com/bcor22_vm and following the instructions provided via email upon completing their registration. In both cases, stockholders must have available their control number provided on their proxy card or voting authorization form.

Questions and Answers about Miscellaneous Matters

18.	Who will count the votes and serve as inspector of election?

We have retained CES to assist as master tabulator and First Coast Results, Inc. (“First Coast”) to serve as inspector of election. In such capacity, CES and First Coast will count and certify votes at the Annual Meeting.

19.	How do I find out the results of the vote?

The preliminary voting results will be announced at the Annual Meeting. Within four business days of the end of the Annual Meeting, the final results will be published in a Current Report on Form 8-K, which will be filed with the SEC and will also be available at www.blucora.com. If final results are not available within four business days of the end of the Annual Meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K when they are available.

20.	Is a list of registered stockholders available?

The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please call the office of the Corporate Secretary at (972) 870-6400 to schedule an appointment during ordinary business hours. The stockholder list will also be open to the examination of any stockholder during the Annual Meeting at https://www.cesonlineservices.com/bcor22_vm, accessible using the Stockholder List link located under the Meeting Links section of the virtual meeting website

21.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

22.	Who bears the costs of the solicitation of proxies?

The Company is paying the costs of the solicitation of proxies. The Company has retained D.F. King to assist in the distribution of proxy materials and the solicitation of proxies from individual stockholders as well as brokerage firms, fiduciaries, custodians and other similar organizations representing beneficial owners of shares for the Annual Meeting. In addition to solicitations by mail, the proxy solicitor and the Company’s directors, officers and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by phone or by electronic communication.

Blucora, Inc. | 2022 Proxy Statement     19

23.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at Blucora, Inc., c/o Corporate Secretary, 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, by phone at (972) 870-6400 or by email at IR@Blucora.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

24.	Whom do I contact if I have questions about the Annual Meeting?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Brokers and Banks Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 388-7535
Email: BCOR@dfking.com

Blucora, Inc. | 2022 Proxy Statement     20

INFORMATION REGARDING OUR BOARD OF DIRECTORS

Director Information

Our Board is currently comprised of 11 members, including ten independent directors and one executive director. Our Board’s committee structure currently consists of three principal committees that are all comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate.

The following table lists each of our current directors and sets forth the information about each of the committees of our Board:

Directors and Board Committees as of March 18, 2022

(M = Committee Member; C = Committee Chair)

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors
Georganne C. Proctor, Chair of the Board(1)
Steven Aldrich			C
Mark A. Ernst	M
E. Carol Hayles(2)	M
Kanayalal A. Kotecha(3)	M
J. Richard Leaman III(4)			M
Tina Perry(5)		M
Karthik Rao		M
Jana R. Schreuder		C
Mary S. Zappone	C		M
Executive Directors
Christopher W. Walters, Chief Executive Officer

(1)	Ms. Proctor served as a member of the Nominating and Governance Committee until March 11, 2022.
(2)	Ms. Hayles served as a member of the Compensation Committee until March 11, 2022.
(3)	Effective March 11, 2022, Mr. Kotecha was appointed as a member of our Board and as a member of the Audit Committee.
(4)	Effective March 11, 2022, Mr. Leaman was appointed as a member of our Board and as a member of the Nominating and Governance Committee.
(5)	Ms. Perry served as a member of the Nominating and Governance Committee until March 11, 2022.

Blucora, Inc. | 2022 Proxy Statement     21

Board Skills, Background and Core Competencies

In recruiting and selecting Board candidates, the Nominating and Governance Committee takes into account the size of our Board and considers a skills matrix. This skills matrix helps the Nominating and Governance Committee determine whether a particular Board member or candidate possesses the skills and experiences that the Nominating and Governance Committee believes are important for the Company’s current and future business needs. The Nominating and Governance Committee also considers whether the candidate should be selected so that our Board maintains its diverse composition, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives.

Key Skills and Experience
	Industry		Strategic						Leadership
Director	Wealth Management	Tax	Digital / Technology / Software	Strategy / Turnaround	Audit / Finance / Risk	Sales / Marketing	Legal / Regulatory	Human Capital	Public Company Board	Executive Leadership
Georganne C. Proctor
Steven Aldrich
E. Carol Hayles
Christopher W. Walters
Mary S. Zappone
Joined Our Board in 2020
Mark A. Ernst
Karthik Rao
Jana R. Schreuder
Joined Our Board in 2021
Tina Perry
Joined Our Board in 2022
Kanayalal A. Kotecha
J. Richard Leaman III

Blucora, Inc. | 2022 Proxy Statement     22

Skill	Description of Skill and Explanation of Its Importance
Wealth Management	Through a registered broker-dealer, registered investment advisor and insurance agency subsidiaries, Avantax Wealth Management operates a leading U.S. tax-focused independent broker-dealer, providing tax-smart wealth management solutions to financial advisors and their clients nationwide. Through an in-house, employee-based registered investment advisor, Avantax Planning Partners works with CPA firms to provide their consumer and small business clients with holistic financial planning and advisory services, as well as retirement plan solutions through Avantax Retirement Plan Services. Wealth management is one of our two business segments, so it is important for our Board to have directors who understand the demand drivers of that business, its sales channels, the competitive landscape in the wealth management sector and other issues affecting the Company.
Tax	TaxAct is a leading provider of digital tax preparation solutions, enabling the filing of more than 85 million federal consumer tax returns since 2000. The market for tax preparation services is competitive and constantly evolving, and success in that market requires a deep understanding of consumer preferences as well as the ability to implement technology-enabled solutions to user challenges. Tax Software is our second-largest business, and the majority of our wealth management financial professionals are also tax professionals. Therefore, it is important for our Board to have directors who understand its unique dynamics.
Digital / Technology / Software	We are a digital- and technology-focused company. Our TaxAct products compete directly with other digital do-it-yourself solutions, and the tax preparation sector is characterized by intense competition in which customer experience as well as software features and functionality are key differentiating factors. Our wealth management financial professionals and their customers also value simple and easy to use technology solutions. It is important for our Board to have directors with experience developing technology and software solutions with a focus on quality and ease of use.
Strategy / Turnaround	We believe the Company has strong business fundamentals and a unique set of capabilities and offerings that differentiate us from our competitors. We believe that we can maximize our competitive advantage to create lasting value for our stockholders, both in the near- and longer-term, by successfully executing on our strategic plan. It is important for our Board to have directors who have experience developing, delivering and directing corporate strategy. Further, it is important to have Board members who have experience transforming organizations and culture and improving processes, services and products with an aim of restoring and enhancing value.
Audit / Finance / Risk	As a public company, we are subject to various auditing, accounting and financial reporting obligations. Our Audit Committee’s responsibilities include reviewing the Company’s financial statements, financial reporting and internal controls, as well as overseeing the independent auditor. The Company is also subject to various forms of risk, including, without limitation, cybersecurity risk, liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk and reputational risk. It is important for our Board to have directors who are financial experts and who understand financial reporting, capital allocation, capital markets and other financial concepts, as well as effective risk management practices.
Sales / Marketing	Although we believe that our competitive prices and the usability of our digital tools is foundational, engaging current and new potential customers to build familiarity is an important driver of business outcomes. We use a variety of approaches to engage current and potential customers including television, radio, search, social and display advertising as well as email communication to promote our products. It is important for our Board to have directors with experience in media as well as marketing products and services. These perspectives inform the most creative and cost-effective approaches to driving revenue growth.
Legal / Regulatory	In addition to public company regulation under SEC and Nasdaq Global Select Market rules, we are subject to a variety of additional financial industry regulations. Our Wealth Management business is subject to oversight by the SEC, FINRA, the Department of Labor, state securities and insurance regulators and other regulatory authorities. Our Tax Software business is subject to federal and state government requirements, including, without limitation, regulations related to the electronic filings of tax returns, the use and disclosure of customer information and advertising regulations. It is important for our Board to have directors who have successfully led other regulated businesses, know how to effectively communicate with regulators and understand the role of regulatory compliance in minimizing business risk.
Human Capital	Building a high-performing organization requires a rigorous and complete talent acquisition and retention process throughout the entire business. We strive to foster a diverse and inclusive organizational culture where we embrace the differences of our people. We recognize the importance of an effective culture and continuously work towards providing an inclusive and open workplace, where opinions of all are welcomed and encouraged. It is important for our Board to have directors who have direct experience stewarding an enterprise talent agenda, leading transformative cultural initiatives and implementing policies and programs that drive diverse thinking.
Public Company Board Experience	Our Board is responsible for overseeing the successful execution of our strategy and affects the fundamental operation of the Company. It is important for our Board to have directors who understand the fiduciary obligations of public company directors and who have experience shaping a company’s priorities and structure.
Executive Leadership	One of the core considerations of our Nominating and Governance Committee in examining director candidates is that the director should have an established track record of professional accomplishment in the candidate’s chosen field. Our Board is comprised of highly qualified directors with a diverse range of complementary skill sets, but the common thread is that each of our directors has experience leading large, complex organizations and teams. Blucora is a company with hundreds of geographically dispersed employees and an array of other important stakeholders, including stockholders, customers, partners, regulators and communities. It is important for our Board to have directors who have experience dealing with a similar range of stakeholders and managing the challenges associated with operating a large organization.

Blucora, Inc. | 2022 Proxy Statement     23

Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. Therefore, in considering director nominees, the Nominating and Governance Committee considers candidates who represent a mix of backgrounds and a diversity of gender, age, race, ethnicity, background, professional experience and perspectives that enhance the quality of the deliberations and decisions of our Board, in the context of the needs of the structure of our Board at that point in time. Five of our 11 Board members are women; three of our 11 Board members are racially or ethnically diverse; and the age of our Board members ranges from 48 to 65. Notably, three of our Board leadership positions, including the Chair of the Board, are currently held by female directors.

AGE
AVERAGE DIRECTOR AGE = 56
5
4
3
2
1
0
3
4
4
40s
50s
60s

GENDER
Women
5
45%
WOMEN
Men
6
Men
Women

TENURE
AVERAGE DIRECTOR TENURE
3.3 YEARS
Tenure in Years
5+
3-4
0-2
4
1
6
0
1
2
3
4
5
6
Number of Directors

Board Oversight

Our Board is responsible for ensuring that our overall business strategy is designed to create long-term, sustainable value and growth for our stockholders. Our Board recognizes that we operate within industries that are highly competitive and rapidly evolving and that our business must be capable of quickly adapting to meet the needs of our customers and clients. As a result, our Board maintains an active oversight role in helping management formulate, plan and implement Blucora’s strategy. While our Board is not responsible for the day-to-day management of the Company, our Board recognizes the importance of ongoing engagement and, accordingly, regularly reviews the alignment of our performance with our strategy. See the section “Information Regarding Our Board of Directors—Independence, Committee and Other Board Information—Risk Management” on page 31 for additional information.

Blucora, Inc. | 2022 Proxy Statement     24

Ongoing Board Refreshment

We believe that the Company benefits when there is a mix of experienced directors with a deep understanding of our businesses and directors with a fresh perspective. To this end, our Board maintains an ongoing refreshment program to seek out highly qualified candidates, particularly with diverse backgrounds, skills and experiences that align with our long-term strategy. Since 2016, eight legacy directors have departed, and our Board now includes six directors appointed since March 2020 who bring valuable skills and experiences in support of the Company’s long-term strategy. Below is a summary of the changes to our Board that have occurred since March 2020.

Effective March 1, 2020, our Board appointed Mark A. Ernst and Jana R. Schreuder as independent directors, increasing the number of independent directors from five to seven as part of our Board’s commitment to strong governance. Our Board determined that the business experience brought by Mr. Ernst and Ms. Schreuder, when combined with that of the rest of our Board, would enhance our Board’s ability to help guide the Company as it navigated the next phase of its growth. Mr. Ernst is an accomplished financial services executive and brings substantial expertise in tax preparation, one of our core businesses, including as having served as Chairman, President and Chief Executive Officer and Chief Operating Officer of H&R Block, Inc. Retired from her role as Executive Vice President and Chief Operating Officer of Northern Trust Corporation, Ms. Schreuder has extensive experience in wealth management and applying digital and technological innovations to drive growth. Mr. Ernst was appointed as a member of the Audit Committee, and Ms. Schreuder was appointed as a member of the Compensation Committee.

Effective August 28, 2020, our Board appointed Karthik Rao as an independent director. Our Board determined that Mr. Rao’s deep expertise in data analytics as applied to consumer-focused marketing campaigns would enhance our Board’s ability to oversee our long-term strategy. Mr. Rao was appointed as a member of the Compensation Committee.

Effective February 27, 2021, our Board appointed Tina Perry as an independent director. Our Board determined that Ms. Perry’s extensive experience driving strategic transformations of large, complex organizations would contribute to our Board’s oversight of strategy and human capital. Ms. Perry was appointed as a member of the Nominating and Governance Committee, on which she served until March 11, 2022, when she was appointed as a member of the Compensation Committee.

On September 22, 2021, John MacIlwaine resigned from the Board in order to focus on his role as co-founder and CEO of Highnote, a startup in the virtual issuance and payments space. Mr. MacIlwaine’s resignation was not the result of any disagreement with the Company’s operations, policies or practices.

Effective March 11, 2022, our Board appointed Kanayalal A. Kotecha as an independent director. Mr. Kotecha was identified as a director candidate by a third-party search firm engaged by the Company in connection with our Board’s director search process. Our Board determined that Mr. Kotecha’s extensive technology, wealth management and strategic operational experience along with his knowledge of cybersecurity practices and engineering architecture from his work as an executive and vice president at Google and as Chief Technology Officer of Morgan Stanley Wealth Management would meaningfully contribute to our Board’s oversight of strategy and technological development. Mr. Kotecha was appointed as a member of the Audit Committee.

Also, effective March 11, 2022, our Board appointed J. Richard Leaman III as an independent director. Mr. Leaman was identified as a director candidate by a third-party search firm engaged by the Company in connection with our Board’s director search process. Our Board selected Mr. Leaman due to his vast knowledge of the financial services industry and his prior experience advising public company boards throughout his 33-year investment banking career. Mr. Leaman was appointed as a member of the Nominating and Governance Committee.

We conduct a thorough onboarding process for new directors, and we believe that an intensive orientation is critical to their ability to contribute meaningfully to Board discussions and deliberations. As part of this program, new directors have historically been invited to visit the Company’s headquarters and meet directly with a range of senior executives to gain an in-depth understanding of the business. New directors are also provided with a comprehensive set of materials to serve as a primer on the Company’s business strategy, financial performance and other key matters.

Participation in the onboarding program is not limited to our new directors. We also invite incumbent directors to participate in new director onboarding activities as an additional way to provide ongoing training and updates to members of our Board. We endeavor to provide all directors with opportunities for continuing education and hands-on experience with our business, including through meetings with emerging leadership talent beyond our executive officers. In 2021, due to the impact of the COVID-19 pandemic, the onboarding process for our newest director, Ms. Perry, was conducted virtually. This virtual onboarding was conducted in a series of meetings and covered the Company’s business, strategy and financial performance, including sessions covering the regulatory framework for our businesses, our corporate policies and procedures, laws applicable to public company directors, our cultural transformation initiatives and our diversity and inclusion initiatives. Messrs. Kotecha and Leaman have only recently joined our Board, and the onboarding and orientation for each is ongoing.

Blucora, Inc. | 2022 Proxy Statement     25

Our Board has determined that a board of 11 directors is appropriate for the Company at this time, providing for an appropriate and diverse mix of skills and experiences and a balance of new and experienced perspectives.

Independence, Committee and Other Board Information

Independence

Nasdaq rules require that a majority of the members of our Board be independent directors. Our Board recently undertook its annual review of director independence in accordance with the applicable Nasdaq rules. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making such determinations, our Board considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our Board also considered other transactions or relationships, if any, that do not rise to the level of requiring disclosure, including a sales contract, dated as of February 6, 2020, by and between TaxAct, Inc. and The Nielsen Company (US), LLC, as Mr. Rao currently serves as the Chief Operating Officer of The Nielsen Company (US), LLC

Based on its review, our Board has affirmatively determined that each of our directors, excluding Mr. Walters, is independent under Nasdaq rules. Mr. Walters is not considered independent because he is an employee of the Company, although prior to his appointment as President and CEO on January 30, 2020, Mr. Walters was considered independent for the duration of his prior Board and committee service under Nasdaq rules.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under Nasdaq rules. Our Board has also affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC and meets Nasdaq’s financial knowledge requirements set forth in the Nasdaq rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under the SEC rules.

There are no family relationships between any of our directors, our Director Nominees or our executive officers.

Meeting Attendance and Executive Sessions

In 2021, each director attended at least 75% of the aggregate number of meetings of our Board and committees thereof, if any, on which such director served during the period for which he or she was a director or committee member. During 2021, our Board held 26 meetings, representing a significant increase in the number of meetings as compared to 2020, and the independent members of our Board met regularly in executive session with the Chair of the Board, or the respective chair of such committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2021, see “Committees of Our Board.”

Our Board has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. In 2021, all of our Board members attended our 2021 Annual Meeting.

Blucora, Inc. | 2022 Proxy Statement     26

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has adopted a written charter for each of its committees, and a brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

Audit Committee	Duties and Responsibilities Meetings in 2021: 8
Mary S. Zappone (Chair) Mark A. Ernst E. Carol Hayles Kanayalal A. Kotecha (effective March 11, 2022)	●	Providing independent and objective oversight and review of the Company’s auditing, accounting and financial reporting processes;
	●	Reviewing and approving the appointment, compensation, oversight and retention of the independent registered public accounting firm;
	●	Selecting, overseeing, evaluating, funding (including pre-approval of all services, whether audit and non-audit) and promoting the continuing independence of independent registered public accounting firm;
	●	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;
	●	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;
	●	Overseeing policies and processes relating to compliance, legal and regulatory risks that could have a significant impact on the Company’s financial statements;
	●	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;
	●	Reviewing and monitoring compliance with risk management and investment policies;
	●	Reviewing and pre-approving related person transactions; and
	●	Reviewing and monitoring compliance with our Code of Conduct and recommending changes to our Code of Conduct to our Board as appropriate.

Our Board has determined that each Audit Committee member has the necessary level of financial literacy required to enable him or her to serve effectively on the Audit Committee. Our Board has further determined that each Audit Committee member qualifies as an “audit committee financial expert” in accordance with SEC rules and satisfies the professional experience requirements under Nasdaq rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and our Board and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or our Board. None of the members of the Audit Committee currently serve on the audit committees of more than two other public companies.

Under our Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Blucora, Inc. | 2022 Proxy Statement     27

Compensation Committee		Duties and Responsibilities Meetings in 2021: 12
Jana R. Schreuder (Chair) Tina Perry (effective March 11, 2022) Karthik Rao	●	Reviewing and overseeing the Company’s overall compensation philosophy;
	●	Overseeing the development and implementation of our compensation programs, policies and practices aligned with the Company’s business strategy;
	●	Overseeing and making recommendations to our Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive and director compensation and benefit plans, policies and practices;
	●	Evaluating the performance of, and reviewing and approving (or recommending to our Board) the compensation of, our CEO and other executive officers;
	●	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;
	●	Selecting, overseeing, evaluating, funding and promoting the continuing independence of independent compensation consultant;
	●	Reviewing the Company’s compensation policies and practices for all employees;
	●	Reviewing and approving proposals regarding the advisory votes on executive compensation and the frequency of such votes to be included in the Company’s annual proxy statement;
	●	Reviewing issues concerning legal compliance and maintenance of the Company’s employee benefit plans;
	●	Reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and reviewing and discussing the relationship between risk management policies and practices and compensation;
	●	Reviewing the Company’s programs for human capital management;
	●	Preparing the report that the rules of the SEC require to be included in the Company’s annual proxy statement; and
	●	Acting as administrator of our stock and cash incentive plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our NEOs is contained in “Compensation Discussion and Analysis” below.

Blucora, Inc. | 2022 Proxy Statement     28

Nominating and Governance Committee		Duties and Responsibilities Meetings in 2021: 7
Steven Aldrich (Chair) Mary S. Zappone J. Richard Leaman III (effective March 11, 2022)	●	Assisting our Board by identifying prospective director nominees to fill vacancies and recommending to our Board the director nominees for the next annual meeting of stockholders;
	●	Reviewing and recommending to our Board, any appropriate changes to our Corporate Governance Guidelines and our Director Nomination Policy;
	●	Reviewing proposed changes to the Company’s charter and bylaws and making recommendations for any such changes to our Board;
	●	Evaluating the performance and effectiveness of the committees and our Board;
	●	Evaluating Board and committee size, composition and structure and recommending changes to our Board;
	●	Recommending to our Board any changes to non-employee director compensation;
	●	Administering and applying the stock ownership guidelines adopted by our Board that are applicable to all non-employee directors;
	●	Overseeing director orientation and education;
	●	Monitoring compliance with independence standards by the directors;
	●	Overseeing succession planning for our Board, the CEO and other senior management;
	●	Overseeing the Company’s ESG strategy, including corporate culture and diversity, equity and inclusion programs;
	●	Monitoring and periodically reporting to our Board, any significant developments in the law and practice of corporate governance; and
	●	Considering stockholder nominees for election to our Board as described below under “Director Nomination Process and Qualification Overview of Directors.”

Under the terms of the Nominating and Governance Committee Charter, the Nominating and Governance Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Committee on any matters within the scope of the Nominating and Governance Committee’s duties. The Nominating and Governance Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Leadership Structure

The leadership structure of our Board consists of the independent Chair, Georganne C. Proctor and the chairs of each of the principal committees of our Board. Our Bylaws require that the Chair position be held by an independent director. Our Board believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chair of the Board, who coordinates closely with the independent chairs of each of the principal committees of our Board. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. Our Board currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Blucora, Inc. | 2022 Proxy Statement     29

Board Evaluation Process

Our Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board effectiveness. Consistent with best practice, our Corporate Governance Guidelines and each of the committees’ charters, the Nominating and Governance Committee oversees the annual evaluation of the performance of our Board and the committees, with the independent Chair maintaining a substantial role in facilitating discussion among our Board and the committees. In addition, our Board engages an external evaluator to facilitate our Board and committee evaluation process at least once every three years.

As part of our Board evaluation process, our Board reviews the following:

●	Performance of our Board, including areas where our Board feels it functions effectively and areas where our Board believes it can improve;

●	Overall composition of our Board, including director tenure, board leadership, diversity and individual skill sets;

●	General board best practices, including oversight responsibilities;

●	Culture to promote candid discussion within our Board and with senior management;

●	Focus on risk management and strategic matters, including evaluation of transactions, emerging technologies and challenges, regulatory and legal developments, market factors and other risks facing the Company; and

●	Ability to ensure the Company is positioned for future success and serves the best interests of our stockholders.

Additionally, our Board reviews matters including its relationship with management, its meeting schedule and the structure, compensation, culture and roles and responsibilities of our Board. The committees are evaluated on matters including their meeting schedule, membership composition, culture, relationship with management and roles and responsibilities. Our Board and committee evaluation framework and process is conducted and reviewed annually, and provides valuable insight as our Board and Nominating and Governance Committee evaluate the director selection process and succession planning, including the identification and optimization of current directors’ (or potential directors’) skills and experiences that would enable our Board to enhance its effectiveness.

As part of the two-part annual evaluation process involving the full Board evaluation and committee evaluations, our Board responds to a comprehensive written questionnaire designed to provide a holistic evaluation of the performance of our Board and each committee in light of the current needs of our Board and the Company. To protect anonymity and the integrity of the evaluation process, responses to our Board and committee surveys are collected through a third-party platform on an anonymous basis, and the third-party platform compiles each completed evaluation into a report, which is then provided to the Chair of the Board and each committee chair. Each report, including evaluation results and specific areas of focus for each committee and our Board itself, is then presented to each committee and then to our full Board, in executive session to encourage candid discussion and feedback and specific areas are discussed where our Board and each committee would like to focus to enhance its effectiveness. After receiving feedback from the Chair on any action items resulting from our Board discussion, the Chair of the Board and the Nominating and Governance Committee utilize the results of the evaluations and discussions when developing workplans, formulating succession plans and preparing board candidate evaluations for the upcoming year and thereafter. The Chair of the Board also conducts separate, one-on-one discussions with each director to collect additional feedback or perspectives that were not captured as part of the aforementioned two-part evaluation process.

Blucora, Inc. | 2022 Proxy Statement     30

In connection with its 2021 evaluation, our Board conducted an assessment of whether our Board had an appropriate committee composition and appropriate delegation to fulfill responsibilities efficiently, as well as an evaluation of our Board’s interactions with and succession plans for certain executives. The 2021 evaluation process further informed our Board regarding succession planning and Board and committee composition, including enhancement of director skills, experience and qualifications through director education and Board and committee appointments to meet the current and anticipated needs of the business.

Risk Management

Our Board, directly and through its various committees, has oversight responsibility for managing risk, and management is responsible for the Company’s day-to-day enterprise risk management activities. Our Board regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, cybersecurity, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. On a periodic basis, the status of various enterprise risks, along with their associated mitigation plans, is presented to our Board and/or Audit Committee. Our Board’s role in oversight of risk management also evolves over time in light of changing corporate strategy and risk environments. Recent risks that our Board and/or Audit Committee have focused on include risks associated with market competition, employee retention, cybersecurity and the COVID-19 pandemic.

The Company maintains an information security program that supports the security, confidentiality, integrity and availability of our information technology systems. In connection with such program, our Board is briefed by management multiple times a year on information security matters, and employees receive information security awareness training on an annual basis. To our knowledge, in the past three years, we have not experienced any information security breach. We maintain an information security risk insurance policy.

In fulfilling its oversight role, our Board generally focuses on the adequacy of the Company’s risk management and mitigation processes. Our Board engages with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal, Development and Administrative Officer, along with other members of management, to determine the Company’s risk tolerance and endeavors to ensure that management identifies, evaluates and properly manages and mitigates the overall risk profile of the Company. Our Board also directly oversees the Company’s policies and processes relating to cybersecurity risks.

Blucora, Inc. | 2022 Proxy Statement     31

In addition to the discussion and oversight of risk at the Board level, our Board’s standing committees also focus on risk exposure as part of their ongoing responsibilities:

Committee of Our Board		Areas of Risk Oversight
Audit Committee	●	Oversees and discusses with management our policies and practices with respect to risk assessment and risk management, including management’s process for the identification, evaluation and mitigation of enterprise risks;
	●	Is responsible for the oversight of the Company’s policies and processes relating to compliance, legal and regulatory risks; and
	●	Reviews major financial risk exposures and the steps management has taken to monitor and control such exposures.
Compensation Committee	●	Oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, including assessments of the relationship among the Company’s risk management policies and practices, corporate strategy, compensation policies and practices and certain other human capital management-related risks; and
	●	Conducts an annual risk assessment related to our compensation program.
Nominating and Governance Committee	●	Is responsible for reviewing the Company’s corporate governance policies and practices and making recommendations to our Board that take into account the management of governance-related risk; and
	●	Oversees climate change, corporate culture, DE&I and other ESG-related risks in the context of the Company’s overall ESG strategy and engagement.

While each committee oversees certain risks and the management of such risks, our entire Board is regularly informed through management reports about key risks at least quarterly and about the full risk register at least annually as well as through quarterly committee reports, which include activities of the applicable committee, the significant issues it has discussed and the actions taken by that committee. In addition, our Board believes that each of our Chair and Chief Executive Officer, respectively, provide the appropriate leadership to help ensure effective risk oversight along with our Board and its committees.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Each of our Financial Information Integrity Policy (the “Financial Information Policy”) and our Code of Conduct provides for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting and auditing matters and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company and its subsidiaries. Complaints may be made through the Company’s internal whistleblower hotline or whistleblower website, each operated by an independent third party. Complaints received are logged and communicated to the Audit Committee, and then, under the direction and oversight of the Audit Committee, the review and investigation may be delegated to members of management, including the Chief Legal Officer, as appropriate. In accordance with applicable law, the Financial Information Policy, our Code of Conduct and other procedures we use to address complaints prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern. A copy of our Code of Conduct is available on the Company’s website at www.blucora.com/governance.

Corporate Website

The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding our directors and executive officers and corporate governance documents, such as our Restated Certificate of Incorporation, as amended (our “Charter”), our Bylaws, our Board committee charters, our written policy governing director nominations (our “Director Nomination Policy”), our Code of Conduct (which is applicable to all employees, executive officers and members of our Board) and the governance guidelines adopted by our Board (our “Corporate Governance Guidelines”). The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6400. For the avoidance of doubt, unless specifically stated otherwise, no information on the Company’s corporate website is incorporated by reference into this Proxy Statement.

Blucora, Inc. | 2022 Proxy Statement     32

Director Nomination Process and Qualification Overview of Directors

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to our Board for election at each annual meeting of stockholders and for reviewing and recommending director appointments to fill any vacancies on our Board. One of the Nominating and Governance Committee’s objectives, pursuant to its charter, is to ensure that our Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders.

Director Qualifications

In addition to each director’s individual qualifications, including his or her knowledge, skills and experience mentioned below, the Company believes that each of our directors possesses high ethical standards, acts with integrity and exercises careful judgment. Collectively, our directors are knowledgeable and experienced in business, governmental and civic endeavors, further qualifying them for service as members of our Board. Each director nominee is evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines, our Director Nomination Policy and the other characteristics that we value as part of our corporate culture. We require that directors possess integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from the Company would not be sufficiently meaningful to impact their judgment in reviewing matters coming before our Board. Finally, they must be able to work compatibly with the other members of our Board and otherwise have the experience and skills necessary to enable them to serve as productive members of our Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in our Corporate Governance Guidelines and our Director Nomination Policy:

●	Commitment to our long-term business success consistent with the highest standards of responsibility and ethics;

●	A willingness to make, and the financial capability of making, the required investment in our Common Stock in the amount and within the timeframe specified in our stock ownership guidelines for non-employee directors (the “Director Stock Ownership Guidelines”);

●	The time to conscientiously prepare for, attend and participate in Board and applicable committee meetings;

●	No personal or professional commitments that would limit or interfere with the candidate’s ability to properly discharge, or which would otherwise conflict with, the candidate’s obligations to the Company and its stockholders;

●	An established record of professional accomplishment in the candidate’s chosen field; and

●	No material personal, financial or professional interest of the candidate or any of the candidate’s family members, affiliates or associates in any of our competitors that, in the judgment of our Board, would limit or interfere with the candidate’s ability to properly discharge, or that would otherwise conflict with, the candidate’s obligations to the Company and its stockholders.

Blucora, Inc. | 2022 Proxy Statement     33

In connection with the director nominations for the Annual Meeting, the Nominating and Governance Committee also considered, among other things, each Director Nominee’s: (i) knowledge of corporate governance issues coupled with an appreciation of their practical application; (ii) service as a director or executive of a publicly traded company and other board experience; (iii) experience in the financial services or technology sectors; (iv) finance and accounting expertise, including audit, internal controls, risk management and cybersecurity experience; (v) experience in and knowledge of risk assessment and management; (vi) knowledge in the areas of laws and regulations related to regulatory and other key industry issues; (vii) strategic planning skills; (viii) experience in transactional, strategic, financial or corporate matters; (ix) experience in strategic transformations; and (x) human capital management.

We believe that each Director Nominee brings a strong and unique background and set of skills to our Board, giving our Board as a whole competence and experience in a wide variety of areas, including market expertise, marketing, technology, risk management, strategic planning, legal, corporate governance and board service, executive management, regulatory and policy development, accounting and finance and operations. For information concerning each Director Nominee’s various qualifications, attributes, skills and experience considered important by our Board in determining that such Director Nominee should serve as a director, as well as each Director Nominee’s principal occupation, directorships and additional biographical information, please read “Director Nominee Information and Qualifications” beginning on page 42.

Identification of Candidates and Diversity

The Nominating and Governance Committee annually reviews the composition of our Board as a whole and recommends, if necessary, measures to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Governance Committee identifies director nominees in various ways. In identifying and evaluating director nominees, the Nominating and Governance Committee actively seeks individuals who satisfy its criteria for membership on our Board and the Nominating and Governance Committee may solicit ideas regarding possible Board candidates from and consult with members of our Board, Company management, stockholders, advisors to the Company and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates, including through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of director nominees and the composition of our Board as a whole in the context of our Board’s criteria and needs. Such assessments are consistent with our Board’s criteria for membership and include the following considerations: (i) not less than a majority of directors shall satisfy the Nasdaq independence requirements; (ii) all directors shall possess strong judgment, character, expertise, skills and knowledge useful to the oversight of the Company; (iii) business, governmental, civic or other relevant experience; and (iv) the extent to which the interplay of the director nominee’s qualifications and diversity of cultural background, gender, experience and viewpoints with those of other Board members will complement those of other Board members and build a Board that is effective, in light of the Company’s business and structure. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all director nominees. In accordance with our Director Nomination Policy, the Nominating and Governance Committee will consider diversity criteria in the context of the perceived needs of our Board as a whole and seek to achieve a diversity of backgrounds and perspectives on our Board, with diversity being broadly construed to mean not only diversity with respect to gender, ethnicity and sexual orientation but also a variety of personal and professional experiences, education, opinions, perspectives and backgrounds. In addition, pursuant to the Nominating and Governance Committee Charter, in its efforts to recruit director candidates, the Nominating and Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Governance Committee has considered a full array of qualified candidates.

Blucora, Inc. | 2022 Proxy Statement     34

The Nominating and Governance Committee is committed to fostering an environment of diversity and inclusion, including among our Board members and is asked to assess whether our Board is appropriately diverse as part of the annual evaluation of our Board. See the section “Board Skills, Background and Core Competencies” for additional information. In addition to the range of personal and professional experiences, education, opinion, perspectives and background currently represented on our Board, 64% of our Director Nominees at the Annual Meeting are female or racially or ethnically diverse, and three of the five female nominees currently serve in a Board leadership position, including as Chair of the Board, which we believe evidences the Nominating and Governing Committee’s continued commitment to diversity.

Director Selection Process

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Nominating and Governance Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Nominating and Governance Committee regularly considers the needs of the Company and our Board with respect to directors and if appropriate, the Committee will nominate new directors who best fit those needs.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and our Director Nomination Policy, including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Director Nomination by Stockholders and Stockholder Proposals of Other Business.” Copies of our Bylaws and our Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any stockholder may recommend a director candidate for nomination by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information and consent requirements of our Director Nomination Policy. The Committee will evaluate such recommended candidates using the same criteria that it uses to evaluate other candidates. The notice should be sent to the following address:

Nominating and Governance Committee
Blucora, Inc.
c/o Corporate Secretary
3200 Olympus Boulevard, Suite 100
Dallas, Texas 75019

The Nominating and Governance Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder.

Stockholders who instead desire to nominate one or more persons for election as a director at an annual meeting of stockholders must comply with the deadlines and other requirements set forth in our Bylaws.

Blucora, Inc. | 2022 Proxy Statement     35

Non-Employee Director Compensation

Non-employee director compensation is overseen by the Nominating and Governance Committee and consists of equity grants and annual cash retainers for Board, committee and chair service. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on our Board, to align the interests of our Board and stockholders and to attract new non-employee directors with outstanding qualifications.

2021 Non-Employee Director Compensation

Our Nominating and Governance Committee has periodically engaged the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review director compensation. The last such review was conducted in December 2018, with Meridian conducting a benchmarking analysis of Blucora’s non-employee director compensation program as compared to the same compensation peer group used for executive compensation at the time.

The following table sets forth the annual cash retainers in effect during 2021, which have not changed since 2019:

Group	Annual Retainer Paid to Non-Employee Directors and Committee Members (including Chair of the Board)	Annual Chair Retainer
Board of Directors	$50,000	$50,000
Audit Committee	$10,000	$25,000
Compensation Committee	$7,500	$15,000
Nominating and Governance Committee	$5,000	$12,250

In 2021, we granted the following equity awards to our directors: (i) an initial grant of time-based restricted stock units (“RSUs”) to all newly elected or appointed non-employee directors, (ii) an annual grant of time-based RSUs to all non-employee directors, including all newly elected or appointed directors and (iii) an additional annual grant of time-based RSUs to the Chair of the Board. The number of RSUs granted was based on a set dollar amount (as shown above), with the specific number of RSUs granted based on the price of our Common Stock on the date of the grant or, in the case of the 2021 grants, the price of our Common Stock as of the date of our 2021 Annual Meeting.

The following table sets forth our equity grants made to directors during 2021 (in dollars), the value of which did not change as compared to 2020:

Initial and Annual Equity Awards	$ Value of Award
Initial equity grants to all newly elected or appointed non-employee directors (1)	$150,000
Annual equity grants to all non-employee directors, including newly elected or appointed directors (2)	$125,000
Additional annual equity grant to Chair of the Board (2)	$50,000
(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the applicable election or appointment date.

(2)	Annual grants are made on the date of the annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders, provided that the grantee continues to be a member of our Board on such date. In the case of a newly appointed director who was not appointed on the date of the annual meeting of stockholders, a pro rata portion of the annual grant amount was awarded based on the date of appointment.

Blucora, Inc. | 2022 Proxy Statement     36

The Company reimburses all directors for expenses incurred in connection with attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

The following table sets forth information concerning the fiscal year 2021 compensation paid or awarded to each non-employee director that served during any part of 2021 pursuant to the director compensation program described above. Mr. Walters, as our President and CEO, receives no additional compensation for his service on our Board. Please see the “2021 Summary Compensation Table” for a summary of the compensation earned by or granted to Mr. Walters with respect to 2021.

Current Directors (1)	Annual Retainer Fees (Earned or Paid in Cash)	Stock Awards (2)(3)	Total
Steven Aldrich	$62,250	$114,572	$176,822
Mark A. Ernst	$60,000	$114,572	$174,572
E. Carol Hayles	$69,375	$114,572	$183,947
John MacIlwaine (4)	$37,500	$114,572	$152,072
Tina Perry (5)	$46,338	$293,313	$339,651
Georganne C. Proctor	$105,000	$160,403	$265,403
Karthik Rao	$57,500	$114,572	$172,072
Jana R. Schreuder	$64,513	$114,572	$179,085
Mary S. Zappone	$80,000	$114,572	$194,572
(1)	Certain directors elected to defer all or a portion of their retainer fees and stock awards for 2021. See “Deferral of Board Annual Retainers and Equity Awards” below. Messrs. Kotecha and Leaman joined our Board effective March 11, 2022 and, therefore, are not included in this table.

(2)	For 2021, the number of RSUs granted was based on a set dollar amount with the specific number of RSUs granted based on the price of our Common Stock as of April 21, 2021, the date of our 2021 Annual Meeting. The RSUs were granted on April 26, 2021, and the dollar amount for stock awards (which consist of RSUs) reported herein is the grant date fair value computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock awards granted in 2021 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	The vesting for initial RSU grants and annual RSU grants is described above.

(4)	Mr. MacIlwaine resigned from our Board, effective September 22, 2021. Mr. MacIlwaine’s unvested equity awards were forfeited as of his resignation date from our Board.

(5)	Ms. Perry joined the Board, effective February 27, 2021. Therefore, Ms. Perry received both her initial RSU grant and the annual RSU grant in 2021.

Blucora, Inc. | 2022 Proxy Statement     37

All director equity grants that were made in 2021 were awarded under the Company’s 2018 Long-Term Incentive Plan (the “2018 Plan”). Stock awards consist of RSUs, with each RSU representing the right to receive one share of our Common Stock upon vesting. The following table sets forth information concerning the aggregate number of equity awards outstanding for each of our non-employee directors as of December 31, 2021.

Directors as of December 31, 2021	Aggregate Number of Unvested RSUs (1)	Aggregate Number of Options (2)
		Unvested	Vested and Unexercised
Steven Aldrich	8,012	—	—
Mark A. Ernst	13,758	—	—
E. Carol Hayles	8,012	—	—
Tina Perry	18,520
Georganne C. Proctor	11,217	—	—
Karthik Rao	16,358	—	—
Jana R. Schreuder	13,758	—	—
Mary S. Zappone	8,012	—	28,822
(1)	Does not reflect vested shares that the director has elected to defer under the terms of the Director Deferral Plan as shown below.
(2)	Prior to 2017, equity grants made to the non-employee directors consisted of options and RSUs.

Director Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that are applicable to all non-employee directors, and the Nominating and Governance Committee is responsible for administering and applying these guidelines. Our Director Stock Ownership Guidelines require that all non-employee directors acquire and hold shares of our Common Stock equal in market value to at least five times (5x) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chair of the Board, committee members and the chairs of our Board’s committees). As described above, the amount of this retainer was $50,000 for 2021, and accordingly, non-employee directors were expected to hold shares with a market value of at least $250,000.

Under the Director Stock Ownership Guidelines, the non-employee directors who were members of our Board on January 1, 2018 were expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined our Board after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to our Board. As of December 31, 2021, all of our non-employee directors were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the requisite timeframe.

Blucora, Inc. | 2022 Proxy Statement     38

Deferral of Board Annual Retainers and Equity Awards

On January 1, 2019, the Company implemented the Blucora Director Tax-Smart Deferral Plan (as amended and restated, the “Director Deferral Plan”). The Director Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s non-employee directors to defer a portion of their annual retainers and annual equity awards. Participants may elect to defer at least 5%, and up to 100%, of their annual retainers and at least 20% (rounded to the nearest whole share of Common Stock), and up to 100%, of their annual equity grants, respectively, to the Director Deferral Plan. For deferred annual retainers, participants direct the investment of their accounts, at market rates, among the available investment options, which are selected by our Board (or a committee thereof) in its sole discretion. The Director Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Participant distributions payable upon separation from service will be delayed for six months. The assets of the Director Deferral Plan are held in a rabbi trust. In 2021, four of our directors elected to participate in the Director Deferral Plan while they were non-employee directors of the Company. The following table reflects information regarding each participating director in the Director Deferral Plan for 2021.

	ANNUAL CASH RETAINER					EQUITY
Name	Director Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)	RSUs (#)(1)
Steven Aldrich (2)	—	—	—	—	—	23,045
Mark A. Ernst (3)	$60,000		$9,253		$69,253	8,012
E. Carol Hayles (4)	$69,375	—	$8,160	—	$233,479	23,045
Georganne C. Proctor (5)	—	—	—	—	—	32,163

(1)	Reflects the total number of RSUs that the director has elected to defer under the Director Deferral Plan as of December 31, 2021.
(2)	As of December 31, 2021, 15,033 of the RSUs that Mr. Aldrich has elected to defer under the Director Deferral Plan had vested, and 8,012 had not yet vested.
(3)	As of December 31, 2021, none of the RSUs that Mr. Ernst has elected to defer under the Director Deferral Plan had vested.
(4)	As of December 31, 2021, 15,033 of the RSUs that Ms. Hayles has elected to defer under the Director Deferral Plan had vested, and 8,012 had not yet vested.
(5)	As of December 31, 2021, 20,946 of the RSUs that Ms. Proctor has elected to defer under the Director Deferral Plan had vested, and 11,217 had not yet vested.

Retirement Benefits from Blucora

The non-employee directors of our Board are not provided health, retirement or pension benefits.

Stockholder Engagement

Our Commitment to Ongoing Engagement

We believe it is important to have regular and meaningful engagement with our stockholders and understand their perspectives on corporate governance, executive compensation, and other issues that are important to them. We welcome the opportunity to engage with our investors to obtain their insights and feedback on matters of interest to the Company and our stockholders, and stockholder feedback informs our governance, compensation and ESG practices, as well as our Board’s approach to maximizing value for all stockholders. Our Board’s and management’s commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy.

Blucora, Inc. | 2022 Proxy Statement     39

Our Stockholder Engagement Process

The Company has a robust stockholder engagement program in place that is designed to have several touchpoints throughout the year in order to create multiple opportunities to solicit feedback on topics of importance to stockholders:

Season	Engagement Focus
Spring	The Company releases its proxy statement with respect to its upcoming annual meeting and extends invitations to institutional investors to discuss their perspectives, including the matters to be voted on at the upcoming annual meeting.
Summer	Our Board considers the results of the annual meeting and investor feedback generally, which helps identify the key topics on which to engage stockholders through the end of the year.
Summer/Fall/Winter	Our Board and management engage with stockholders with respect to a number of topics, including executive compensation and ESG issues and related disclosures.

In addition, throughout the year, we participate in investor conferences, investor roadshows and other formal events, as well as meet with analysts to share our perspectives and to solicit their feedback on our performance. Feedback received from these events and meetings is provided to our Board on an ongoing basis. At any time, stockholders and others who wish to communicate with our Board or any particular director may do so by writing to the following address: c/o Blucora, Inc., 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

In connection with and following our 2021 Annual Meeting, we reached out to 27 of our largest stockholders, representing approximately 74% of the outstanding shares of our Common Stock. Seventeen stockholders representing approximately 68% of our total shares outstanding accepted our invitation to share feedback; some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Independent members of our Board participated in all of these meetings. Our meetings with stockholders included some combination of Georganne C. Proctor, the Chair of the Board; Jana R. Schreuder, the chair of the Compensation Committee; Steven Aldrich, the chair of the Nominating and Governance Committee; and Tina Perry, a member of the Nominating and Governance Committee at the time and a current member of the Compensation Committee. Ms. Schreuder participated in 16 of the 17 meetings.

2021 Stockholder Engagement Feedback and Outcomes

During 2021, members of our Board engaged with many of our investors. These discussions focused on a number of topics, including the following: Board and executive team composition, executive compensation, corporate governance disclosures, and our Board’s oversight of ESG topics including human capital management and diversity and inclusion, sustainability-related disclosures.

Blucora, Inc. | 2022 Proxy Statement     40

The table below outlines specific feedback and topics discussed during our stockholder engagement efforts during 2021 and the actions we have taken in response:

What We Heard		Actions Taken
Board Composition:	Desire for an additional director with capital allocation and M&A experience	Appointed Mr. Leaman to our Board; Mr. Leaman brings to our Board over 30 years of experience in the investment banking industry, most recently as Vice Chairman and Managing Director of Moelis & Company.
Overall Pay Levels:	Concern regarding the level of CEO pay	No increase to base salary, target bonus, or target grant value of long-term equity incentive awards for our CEO for 2021 or 2022.
Mix of Equity Awards:	Preference for heavier weighting on performance-based awards in NEO long-term equity incentive awards	Increased the percentage of target compensation represented by performance-based restricted stock units (“PRSUs”) from 35% to 60% for our CEO and from 35% to 50% for our other NEOs for 2022.
Performance Period of PRSUs:	Preference for PRSU awards subject to achievement of performance goals over a multi-year performance period rather than a goal for a single year during the three-year performance period	For 2022, PRSU awards are subject to achievement of three-year cumulative performance metrics.
Maximum Bonus Payout:	Preference for lower maximum payout under Short-Term Executive Bonus Program (“STI”)	Reduced the maximum payout under the 2022 Short-Term Executive Bonus Program from 240% of target to 200% of target, inclusive of the impact of any STI Modifiers (as defined below).
Disclosure of Vesting Cap on PRSUs:	Preference for greater disclosure regarding the negative TSR vesting cap applicable to TSR-based PRSUs	Clarified that vesting of the portion of PRSUs subject to relative TSR performance metric is capped at 100% of target if the Company’s absolute TSR is negative over the performance period.
One-Time Awards:	Preference for limited use of one-time awards delivered to NEOs

No one-time awards for NEOs approved since 2020.

The Compensation Committee will continue to carefully consider any one-time awards, taking into account the feedback from its stockholders along with the input of its independent compensation consultant and the Company’s executive compensation philosophy and objectives.

Blucora, Inc. | 2022 Proxy Statement     41

What We Heard		Actions Taken
ESG Framework and Disclosures:	Desire for continued refinement of ESG strategy and further expansion of ESG disclosures

Enhanced our ESG governance framework by formally aligning Board-level oversight of ESG strategy, ESG engagement with investors, corporate culture, and DE&I under the Nominating & Governance Committee.

Enhanced our ESG disclosures, including regarding the Company’s DE&I program.

Currently evaluating additional elements of our environmental footprint to inform a more holistic strategy to reduce our impact.

PROPOSAL ONE
ELECTION OF DIRECTORS

Introduction

Each member of our Board is up for election at each annual meeting of stockholders and, if elected, will hold office for a one-year term expiring at the next annual meeting. Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.

Our Bylaws provide that an election is considered “contested,” and will be held under a plurality vote standard, if the Secretary of the Company receives a notice that a stockholder has nominated a person for election to our Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws, and such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first delivered the notice of the Annual Meeting to stockholders.

On January 20, 2022, Engine Capital LP (“Engine Capital”) provided notice to the Secretary of the Company that Engine Capital intended to nominate four director candidates for election at the Annual Meeting. On February 14, 2022, Engine Capital withdrew its nomination of one of its four director candidates. On March 15, 2022, Engine withdrew its remaining three nominations. Although Engine Capital ultimately withdrew its nomination of all four of its director nominees, it did not do so prior to the tenth day preceding the date on which the Company first delivered the notice of the Annual Meeting to stockholders. Accordingly, while none of Engine Capital’s candidates will be up for election at the Annual Meeting, the election of directors at the Annual Meeting will be conducted under a plurality vote standard.

Director Nominee Information and Qualifications

The 11 directors identified below have been nominated by our Board, at the recommendation of the Nominating and Governance Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2023 Annual Meeting, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Nominating and Governance Committee and our Board believe that each of our Director Nominees brings a strong and distinct set of perspectives, experiences and skills to Blucora. The Nominating and Governance Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to Blucora and the Company’s stockholders.

Blucora, Inc. | 2022 Proxy Statement     42

Our Board has affirmatively determined that each of our Director Nominees, excluding Mr. Walters who also serves as our President and Chief Executive Officer, qualifies as an independent director under Nasdaq listing rules. None of our Director Nominees is being elected pursuant to any arrangement or understanding between any Director Nominee and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Nomination Process and Qualification Overview of Directors” beginning on page 33.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Name of Director Nominee	Age	Position(s) with Blucora	Director Since
Georganne C. Proctor	65	Chair of the Board	2017
Steven Aldrich	52	Director	2017
Mark A. Ernst	63	Director	2020
E. Carol Hayles	61	Director	2018
Kanayalal A. Kotecha	53	Director	2022
J. Richard Leaman III	59	Director	2022
Tina Perry	49	Director	2021
Karthik Rao	48	Director	2020
Jana R. Schreuder	63	Director	2020
Christopher W. Walters	48	Director, President and CEO	2014
Mary S. Zappone	57	Director	2015

Blucora, Inc. | 2022 Proxy Statement     43

Georganne C. Proctor

Former CFO of TIAA-CREF Director Since: 2017 Age: 65 Independent: Yes

Chair of the Board

Standing Board Committees:

None

Outside Public Company Directorships:

 Redwood Trust, Inc. (2006–Present)

Sculptor Capital Management, Inc. (2011–2021)

 SunEdison, Inc. (2013–2017)

Kaiser Aluminum Corporation (2006-2009)

 Bechtel Group, Inc. (1999–2002)

Executive Experience:
Ms. Proctor has served as a director since 2017 and as Chair since July 2019. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., a NYSE listed company, where she currently is chair of the compensation committee and a member of the audit committee. From 2013 to 2017, she was a director of SunEdison, Inc., a global solar energy provider, which was listed on the NYSE. From 2006 to 2009, she served on the board of directors of Kaiser Aluminum Corporation, a Nasdaq listed company, where she was also a member of the audit committee and compensation committee. From 2011 to 2021, she served on the board of directors of Sculptor Capital Management Inc. (formerly named Och-Ziff Capital Management Group), a NYSE listed company, where she was the chair of the audit committee. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward.
Relevant Skills and Qualifications:

✔  Wealth Management

✔  Audit / Finance / Risk

✔  Legal / Regulatory

✔  Public Company Board Experience

✔  Executive Leadership

Ms. Proctor has experience in the wealth management and financial institutions sectors, having served in senior leadership roles for two large financial services firms.

She also has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as a chief financial officer. This experience provides her with a thorough understanding of capital allocation considerations, public company reporting obligations, Sarbanes-Oxley compliance and planning and treasury and liquidity management.

Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters. Ms. Proctor’s extensive experience, particularly as an executive and board member within the financial sector, allows her to provide valuable guidance and knowledge to our Board and enable her to lead effectively in her capacity as Chair.

Blucora, Inc. | 2022 Proxy Statement     44

Steven Aldrich

Former Chief Product Officer, GoDaddy Inc. Director Since: 2017 Age: 52 Independent: Yes	Standing Board Committees: Nominating and Governance Committee (Chair) Outside Public Company Directorships: Xero Ltd. (2020–Present)
Executive Experience:
Mr. Aldrich has served on the board of directors and People and Remuneration Committee of Xero Limited (ASX: XRO), a leader in cloud accounting focused on small businesses, since October 2020. Mr. Aldrich has also served as the Chair at Oakland Roots Sports Club, a professional soccer team, since March 2019. Mr. Aldrich previously served as the Chief Product Officer at GoDaddy, Inc., a cloud-based solutions provider and domain registrar, from January 2016 to February 2019 and as Senior Vice President, Business Applications beginning in July 2012. Before joining GoDaddy in 2012, Mr. Aldrich served in various senior management roles at Intuit, Inc., a business and financial software company, from 1996 to 2008, including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as Chief Executive Officer of Outright Inc., an online bookkeeping and accounting service, from 2011 to 2012, when it was acquired by GoDaddy and as Chief Executive Officer of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich currently serves as President of the Board of the Bay Area Glass Institute, a non-profit organization, and as a member of the Board of Directors of Ruby Receptionists, Inc., a live virtual receptionist and chat company. Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.
Relevant Skills and Qualifications:

✔  Tax

✔  Digital / Technology / Software

✔  Strategy / Turnaround

✔  Sales / Marketing

✔  Human Capital

✔  Public Company Board Experience

✔  Executive Leadership

Mr. Aldrich brings extensive product management experience from his years of serving in executive management positions at technology companies focused on serving consumers and small businesses. He has significant experience in operations, strategy, company growth and management and has been a senior executive of consumer and software-as-a-service businesses.

Mr. Aldrich also brings to our Board substantive knowledge about a variety of issues related to the Company’s business, including innovation and product development related to business software. Mr. Aldrich currently serves as the Chair of the Nominating and Governance Committee, where he contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2022 Proxy Statement     45

Mark A. Ernst

Managing Partner at Bellevue Capital LLC Former Executive Vice President and Chief Operating Officer, Fiserv, Inc. Director Since: 2020 Age: 63 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: Great Plains Energy Incorporated (2000–2008) Knight Ridder, Inc. (2004–2006) SAIA, Inc. (2001–2004)
Executive Experience:
Mr. Ernst currently serves as the Managing Partner at Bellevue Capital, LLC, a private investment firm, a role he has held since May 2018, as well as during 2008. Prior to joining Bellevue, Mr. Ernst served as Executive Vice President and Chief Operating Officer at Fiserv, Inc., a financial services technology company, from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise, with a focus on enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as Deputy Commissioner at the Internal Revenue Service from January 2009 to November 2010. Mr. Ernst served in various executive roles at H&R Block, Inc., including as Chairman, President and Chief Executive Officer from 2001 to 2007 and as Chief Operating Officer from 1998 to 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst currently serves as the Chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization, and is a director and officer of the Ernst Family Foundation. He previously served on the boards of Great Plains Energy Incorporated (formerly: GXP), Knight-Ridder Inc. (formerly: KRI) and SAIA, Inc. (Nasdaq: SAIA). Mr. Ernst received Bachelor’s degrees in finance and accounting from Drake University, where he is a member of the Board of Trustees, and an M.B.A. from the University of Chicago Booth School of Business, where he has served on its Advisory Board.
Relevant Skills and Qualifications:

✔  Wealth Management

✔  Tax

✔  Digital / Technology / Software

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Sales / Marketing

✔  Legal / Regulatory

✔  Public Company Board Experience

✔  Executive Leadership

Mr. Ernst brings extensive relevant industry and executive leadership experience and knowledge to our Board, having spent over 30 years in the financial services industry, including in the tax preparation business, as well as operational, capital allocation and strategy development experience. Mr. Ernst also has significant experience leading merger and acquisition processes.

Mr. Ernst has also overseen financial and accounting matters, including during his service as a public company Chief Executive Officer and as the audit committee chair of a public company board, which qualifies him as an “audit committee financial expert.”

Mr. Ernst’s extensive familiarity with the wealth management and technology sectors, coupled with his experience serving on various public company boards, allows him to provide valuable insight and experience to bolster our Board’s and the Audit Committee’s oversight of the Company’s audit and risk management functions.

Blucora, Inc. | 2022 Proxy Statement     46

E. Carol Hayles

Former CFO, CIT Group, Inc. Director Since: 2018 Age: 61 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: eBay Inc. (2020–Present) Webster Financial Corporation (2018–Present)
Executive Experience:

Ms. Hayles is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business, a position she held from November 2015 to May 2017. From July 2010 to November 2015, Ms. Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., Ms. Hayles worked at Citigroup Inc. for 24 years in various financial roles, most recently as Deputy Controller, and she began her career at PricewaterhouseCoopers in Toronto, Canada. Ms. Hayles has been a director of Webster Financial Corporation, a NYSE listed company, since 2018, and eBay Inc., a Nasdaq listed company, since 2020. She is the Chair of the audit committee at both companies. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.

Relevant Skills and Qualifications:

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Legal / Regulatory

✔  Public Company Board Experience

✔  Executive Leadership

As a former executive with over 30 years’ experience in the financial services industry, Ms. Hayles has significant executive leadership experience, as well as experience in the areas of capital allocation, operations, regulatory compliance, strategy and mergers and acquisitions.

Ms. Hayles also has extensive financial and accounting experience, including as the chief financial officer of a large financial institution and chair of two public company audit committees, which qualifies her as an “audit committee financial expert.”

Ms. Hayles currently serves as a member of the Audit Committee, where she contributes extensively to the oversight and integrity of our financial statements, internal controls, risk management and ethics and compliance functions.

Blucora, Inc. | 2022 Proxy Statement     47

Kanayalal A. Kotecha

VP of Engineering, Google Inc. Director Since: 2022 Age: 53 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: None
Executive Experience:

Mr. Kotecha currently serves as a Vice President of Engineering at Google Inc., a global technology company, a role he has held since January 2015. As Vice President of Engineering, Mr. Kotecha is leading the digital transformation of Google’s internal functions across Finance, HR, Legal, Marketing and Real Estate. Prior to this role, Mr. Kotecha served as Chief Technology Officer at Morgan Stanley Wealth Management from May 2010 to January 2015, where he was integral to the successful integration of Smith Barney, which was acquired by Morgan Stanley from Citigroup, with Morgan Stanley’s Wealth Management platform. From 1992 to 2009, Mr. Kotecha held multiple roles at Morgan Stanley ranging from technical infrastructure to application development throughout the world, including in London, Zurich, Moscow and India. From 2009 to 2010, Mr. Kotecha served as lead for Corporate Engineering at Google London. Mr. Kotecha serves as Vice Chair for the Special Olympics of New York. Mr. Kotecha holds a Bachelor of Science in Computer Science from the University of Hertfordshire in the United Kingdom.

Relevant Skills and Qualifications:

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Wealth Management

✔  Digital / Technology / Software

✔  Executive Leadership

Mr. Kotecha has extensive technology, wealth management and strategic operational experience as well as a breadth of knowledge on matters of cybersecurity and engineering architecture from his work as an engineer with Google and as an executive at Morgan Stanley Wealth Management. Mr. Kotecha’s experience provides him with a unique blend of experience in technology, strategic business integrations, operations and management.

Mr. Kotecha brings to our Board substantive knowledge about a variety of issues related to the Company’s business, including a large-scale business integration of wealth management businesses and internal technology development related to operational efficiency.

Blucora, Inc. | 2022 Proxy Statement     48

J. Richard Leaman III

Former Vice Chairman and Managing Director, Moelis & Company Director Since: 2022 Age: 59 Independent: Yes	Standing Board Committees: Nominating and Governance Committee Outside Public Company Directorships: Moelis & Company (2014-2018)
Executive Experience:

Mr. Leaman has spent over 30 years in the investment banking industry, most recently serving as Vice Chairman and Managing Director of Moelis & Company (NYSE: MC), an investment bank. From September 2015 to March 2019, Mr. Leaman served as Vice Chairman and Managing Director of Moelis & Company. From 2012 until September 2015, Mr. Leaman served as Vice Chairman and Managing Director of Moelis & Company. From 2010 until 2012, Mr. Leaman was a Managing Director at Moelis & Company. He also served on its board of directors from April 2014 to July 2018. Mr. Leaman retired in 2019 and has overseen private investments since that time. Mr. Leaman began his investment banking career at Smith Barney, Harris Upham & Co. Incorporated in 1986 and then moved to Dillon Read & Company in 1993, until it was acquired by Swiss Bank Corporation in 1997. Swiss Bank Corporation merged with Union Bank of Switzerland and was renamed UBS Group AG in 1998. While at UBS, Mr. Leaman served in various capacities, including Joint Global Head of Mergers and Acquisitions, both Joint Global Head and Global Head of Investment Banking and Chairman of Investment Banking. Mr. Leaman also served on the Group Management Board of UBS and on the Executive and Risk Committees of UBS Investment Bank. Mr. Leaman left UBS to join Moelis & Company in 2010. Mr. Leaman received his A.B. in Economics and his MBA from Duke University.

Relevant Skills and Qualifications:

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Public Company Board

✔  Executive Leadership

As a former investment banker with over 30 years’ experience, Mr. Leaman brings to our Board substantial knowledge of and experience with mergers and acquisitions and the financial services industry.  This gives our Board valuable insight on these and other related matters.  Mr. Leaman has led over a hundred M&A and other transactions from start to finish at high-profile investment banks and is renowned in the industry.

Additionally, Mr. Leaman served on the board of directors of a public company for four years and advised public company boards throughout his investment banking career, giving him a deep understanding of overseeing and guiding a company’s strategy.  Our Board believes that Mr. Leaman’s experience in and knowledge of the investment banking industry provides unique insight with respect to matters such as capital allocation, M&A and other strategic initiatives.

Blucora, Inc. | 2022 Proxy Statement     49

Tina Perry

President of Oprah Winfrey Network Director Since: 2021 Age: 49 Independent: Yes	Standing Board Committees: Compensation Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Perry is the President of OWN: Oprah Winfrey Network, a leading cable channel and media company, where she oversees all operations and creative areas and reports to OWN Chairman and Chief Executive Officer, Oprah Winfrey, and OWN’s board of directors. Before being named President in January 2019, Ms. Perry served as Executive Vice President of Business and Legal Affairs for OWN from 2014 to December 2018. Her previous professional experience includes managing business and legal affairs for VH1 and MTV at Viacom from 2004 to 2009 and working as an associate at Cravath, Swaine & Moore LLP in New York, where she focused on corporate matters. Ms. Perry also serves on the OWN Board of Directors, the Paley Center for Media’s Los Angeles Board of Governors and the Board of Directors of The Friends of Saban Community Clinic. Additionally, she sits on the California Institute of the Arts Board of Trustees and Stanford University’s Cantor Arts Center Advisory Board and vice chair and founding member of The Mistake Room, a non-profit global platform for contemporary art and ideas. Ms. Perry holds a J.D. degree from Harvard Law School, a Master of Science in Comparative Social Policy from the University of Oxford and graduated with Honors from Stanford University.
Relevant Skills and Qualifications:

✔  Strategy / Turnaround

✔  Sales / Marketing

✔  Legal / Regulatory

✔  Human Capital

✔  Executive Leadership

Ms. Perry has extensive experience driving strategic transformations of large, complex organizations, having been the driving force behind OWN’s evolution and transformation into one of the leading media platforms in the United States. As head of the network’s operations and creative areas, she has led the expansion into digital media and overseen the network’s issue-focused OWN Spotlight programming, which has expanded the reach of the network and enhanced audience engagement. She also brings significant experience in legal, risk and regulatory matters following a career as Executive Vice President, Business and Legal Affairs at OWN, senior counsel for VH1 and MTV at Viacom and as an associate at a leading corporate law firm, Cravath, Swaine & Moore LLP.

Ms. Perry’s experience successfully leading turnaround initiatives, fostering healthy organizational cultures and driving growth allow her to contribute significantly to our Board’s oversight of strategy and human capital. Ms. Perry serves as a member of the Compensation Committee, where her experience provides valuable contributions on matters relating to executive compensation and compensation strategy.

Blucora, Inc. | 2022 Proxy Statement     50

Karthik Rao

COO for Nielsen Global Media Director Since: 2020 Age: 48 Independent: Yes	Standing Board Committees: Compensation Committee Outside Public Company Directorships: None
Executive Experience:
Mr. Rao currently serves as the Chief Operating Officer for Nielsen Global Media, a global provider of data, information and technology to the media and advertising industries, a role he has held since February 2020. Prior to this role, Mr. Rao has held a variety of executive positions within the Nielsen Corporation, a measurement and data analytics company, spanning the United States, Middle East and Asia for Nielsen’s Connect and Media businesses where he most recently held the title of Chief Product & Technology Officer for Nielsen Global Media from January 2019 to February 2020. Mr. Rao served as the President of Nielsen Portfolio and the Chief Executive Officer of Gracenote, an entertainment data and technology provider, from January 2017 to December 2018. He has also served as the President of Nielsen’s Expanded Verticals business from December 2015 to December 2016 and EVP of Nielsen’s Digital Enablement from September 2014 to November 2015. Mr. Rao serves on the Diversity Council at Nielsen as the Executive Sponsor of the Asian American Employee Resource Group. Mr. Rao has served as a board member for OpenSlate, a global source of brand safety and contextual analytics for digital video content, since 2019. He also has served as a member of the board for NCSolutions since 2019. Mr. Rao holds a B.A. and an M.A. in Economics from Loyola College, Chennai, India and a M.B.A. in marketing from Illinois State University.
Relevant Skills and Qualifications:

✔  Digital / Technology / Software

✔  Strategy / Turnaround

✔  Sales / Marketing

✔  Human Capital

✔  Executive Leadership

Mr. Rao has extensive experience in leading technology-driven transformations and leveraging data strategically to support growth. His career in marketing, strategy and analytics has provided him deep insight into consumer behavior. He also is committed to talent development and has led internal employee resource groups.

Our Board believes that Mr. Rao’s background in driving product innovation and his deep marketing expertise is highly relevant to our core consumer-facing business and make him a valuable member of our Board. Mr. Rao currently serves as a member of the Compensation Committee, where he contributes significantly to the compensation strategy of the Company.

Blucora, Inc. | 2022 Proxy Statement     51

Jana R. Schreuder

Former EVP and COO of Northern Trust, Inc. Director Since: 2020 Age: 63 Independent: Yes

Standing Board Committees:

 Compensation Committee (Chair)

Outside Public Company Directorships:

Kyndryl Holdings Inc. (2021–Present)

 The Bank of N.T. Butterfield & Son Limited (2020–Present)

LifePoint Health (2016–2018)

Executive Experience:
Ms. Schreuder is the former Executive Vice President and Chief Operating Officer of Northern Trust Corporation, a financial services company, a position that she held from 2014 to 2018. Ms. Schreuder joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the management team, including service as the President of Wealth Management from 2011 to 2014, as President of Operations & Technology from 2006 to 2011 and as Chief Risk Officer from 2005 to 2006. Since 2008, Ms. Schreuder has served as a member of the board, including her current service as chair of the compensation committee, of Entrust Datacard Group, a privately held hardware and software information security company. From 2016 to 2018, Ms. Schreuder was a member of the board of directors of LifePoint Health, Inc., a rural U.S. healthcare provider, which was acquired by affiliates of Apollo Global Management in 2018. Ms. Schreuder is currently a member of the board of directors of Kyndryl Holdings Inc. (NYSE: KD), an infrastructure services company, and The Bank of N.T. Butterfield & Son Limited, a provider of banking, trust and wealth management services in Bermuda, the Cayman Islands and the Channel Islands. Ms. Schreuder also currently serves on the Global Pricing & Membership Committee of Women Corporate Directors and is a member in the New York City Chapter. Ms. Schreuder received her Bachelor of Business Administration degree from Southern Methodist University and a Masters of Management from Northwestern University Kellogg Graduate School of Management.
Relevant Skills and Qualifications:

✔  Wealth Management

✔  Digital / Technology / Software

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Legal / Regulatory

✔  Human Capital

✔  Public Company Board Experience

✔  Executive Leadership

Ms. Schreuder has extensive technology, operations and wealth management experience from her years of serving in executive management positions at Northern Trust Corporation, which provides her with unique experience in technology, product development, operations, strategy, company growth, capital allocation and management.

Ms. Schreuder also has significant experience with wealth management and financial products and has recently obtained a Directorship Certification from the National Association of Corporate Directors.

Ms. Schreuder currently serves as the Chair of the Compensation Committee, where her extensive experience and industry familiarity provides valuable contributions on matters relating to executive compensation and compensation strategy.

Blucora, Inc. | 2022 Proxy Statement     52

Christopher W. Walters

President, CEO and Director of Blucora, Inc. Director Since: 2014 Age: 48 Independent: No	Standing Board Committees: None Outside Public Company Directorships: None
Executive Experience:
Mr. Walters has served as our President and Chief Executive Officer since January 30, 2020 and as a member of our Board since 2014. Prior to being appointed as our President and Chief Executive Officer, Mr. Walters served as a Senior Partner at Activate, Inc., which is a strategy consulting firm serving technology, internet, media, entertainment and sports businesses that he joined in 2019. From 2015 through 2018, Mr. Walters served as the Chief Executive Officer of Encompass Digital Media, Inc., a global technology services business supporting hundreds of leading media companies. Previously, Mr. Walters served as the Chief Operating Officer of The Weather Company, a weather focused media and information services company, from 2012 to 2014. Prior to joining The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and early 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, technology, information services and sport businesses as well as investors in these sectors. Mr. Walters holds a Bachelor of Science from the University of Vermont and an M.B.A. from the University of Chicago.
Relevant Skills and Qualifications:

✔  Wealth Management

✔  Tax

✔  Digital / Technology / Software

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Sales / Marketing

✔  Legal / Regulatory

✔  Executive Leadership

Mr. Walters has extensive operational and executive management experience from his work as an executive and an advisor to a variety of companies where he has provided leadership and advice in areas of strategy, operations, technology, sales and marketing, including work with technology businesses that are highly relevant to the Company’s current operations.

Our Board believes Mr. Walters’s experience and knowledge, coupled with his familiarity and oversight of the Company’s historical strategic initiatives, provides valuable guidance to our Board and the Company as a technology-enabled, tax-smart financial solutions company while it seeks to meet its strategic growth initiatives.

Blucora, Inc. | 2022 Proxy Statement     53

Mary S. Zappone

CEO, Sundyne LLC Director Since: 2015 Age: 57 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Nominating and Governance Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Zappone has extensive experience as an executive, including serving as Chief Executive Officer of Sundyne LLC, an industrial services company, since 2021, and as Chief Executive Officer of Brace Industrial Group, Inc., an industrial services company, from 2017 to 2021. Prior to joining Brace in 2017, she served as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories, since 2015. Prior to joining Service Champ, she served as President and Chief Executive Officer of RecoverCare LLC, a supplier of healthcare equipment, from 2011 to 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International plc, General Electric Company and Exxon Mobil Corporation and worked at McKinsey & Company, where she advised companies in improving operating performance, capital investment and merger and acquisition strategies. Ms. Zappone also serves as a director of Alsco Inc. (formerly known as Steiner). She received a B.S. in Chemical Engineering from Johns Hopkins University and an M.B.A. in Finance at Columbia Business School.
Relevant Skills and Qualifications:

✔  Strategy / Turnaround

✔  Audit / Finance / Risk

✔  Executive Leadership

Ms. Zappone has significant executive leadership experience, including in the areas of operations, capital allocation, strategy, people management, business development and company growth and expansion, as a result of her career as an executive and advisor, including high-level roles at companies that are renowned for their operational excellence.

Additionally, Ms. Zappone has significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting and her extensive financial and accounting experience qualifies her as an “audit committee financial expert.”

Ms. Zappone currently serves as the Chair of the Audit Committee, where she contributes significantly to the oversight of the integrity of our financial statements, internal controls, risk management and ethics and compliance functions. Ms. Zappone also serves as a member of the Nominating and Governance Committee, where she contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

Blucora, Inc. | 2022 Proxy Statement     54

Additional Information

Our Board currently consists of 11 members. The number of directors may be increased or decreased from time to time by our Board, provided that a reduction in the number of directors may not shorten the term of an incumbent, and our Board may only be composed of not less than six nor more than 15 directors. Any vacancy occurring on our Board may be filled only by the affirmative vote of a majority of the directors, and any director elected by our Board shall be appointed for a term continuing until the next annual election of directors.

Our Director Nominees have consented to serve as nominees and to be named in this Proxy Statement, and they have agreed to serve as directors if elected by the stockholders. In the event that any Director Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who may be designated by our present Board to fill the vacancy. Alternatively, our Board may reduce the size of our Board or maintain such vacancy. It is not expected that any of our Director Nominees will be unable or will decline to serve as a director.

Vote Required

Directors will be elected by a plurality of the votes cast, meaning that the 11 nominees receiving the most votes “FOR” their election will be elected to our Board. Abstentions and withhold votes have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of the election of directors.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR DIRECTOR NOMINEES.

Blucora, Inc. | 2022 Proxy Statement     55

PROPOSAL TWO -
RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. Stockholder ratification of the appointment of EY is not required by our Bylaws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company. In the event that the appointment of EY as our independent registered public accounting firm is not ratified by our stockholders at the Annual Meeting, the appointment of EY as our independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee initially appointed EY as the Company’s independent registered public accounting firm in March 2012. Representatives of EY are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

This proposal to ratify, on an advisory (non-binding) basis, the appointment of EY as our independent registered public accounting firm for 2022 requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

Blucora, Inc. | 2022 Proxy Statement     56

PROPOSAL THREE -
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION

What You Are Being Asked to Approve

We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2017 annual meeting of stockholders (“2017 Annual Meeting”). Following the recommendation of our stockholders, we will continue to hold our say-on-pay vote on an annual basis.

At our 2021 Annual Meeting, we received the support of 20.4% of the votes cast in our say-on-pay vote. This was significantly below the 93.7% level of support we received at our 2020 Annual Meeting and the level of support we received in the previous five years, when stockholder support averaged 95.7% a year (and ranged from 92.6% to 97.8%). As a result, we undertook robust stockholder engagement efforts, contacting 27 of our largest stockholders, representing approximately 74% of the outstanding shares of our Common Stock, to better understand why the Company received a lower say-on-pay vote and what adjustments to our executive compensation program, including the 2022 program, that stockholders might recommend.

We have incorporated specific feedback and topics discussed during our stockholder engagement efforts during 2021, and have taken a number of actions in order to redesign our executive compensation program, as further described in our “Compensation Discussion and Analysis” section beginning on page 66.

Pursuant to Section 14A(a)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”), we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2021, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 66 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2023 Annual Meeting.

Our Compensation Program

We believe that our NEO compensation program described throughout the “Compensation Discussion and Analysis” section of this Proxy Statement aligns the interests of our executives with those of our stockholders. Our compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

Resolution for Advisory Vote to Approve Executive Compensation

Our Board and its committees value the opinions of our stockholders and will carefully consider the outcome of the advisory (non-binding) vote to approve our NEO compensation. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

Blucora, Inc. | 2022 Proxy Statement     57

Vote Required

This proposal to approve, on an advisory (non-binding) basis, our NEO compensation requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION.

Blucora, Inc. | 2022 Proxy Statement     58

AUDIT COMMITTEE REPORT

Audit Committee Members

Each member of the Audit Committee is an independent director as defined in the Nasdaq rules, meets the independence criteria in the applicable SEC rules and meets the financial knowledge requirements set forth in the Nasdaq rules. Our Board has determined that Ms. Zappone, Mr. Ernst and Ms. Hayles are “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the Nasdaq rules. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Principal Purposes and Responsibilities of the Audit Committee

The principal purposes of the Audit Committee are to:

●	Assist our Board in oversight and monitoring of (i) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, (ii) the integrity of the Company’s financial statements, (iii) the Company’s enterprise risk management and compliance with legal and regulatory requirements, (iv) the Company’s independent registered public accounting firm’s qualifications, independence and performance, (v) the Company’s internal audit function, internal accounting and financial controls, disclosure controls and procedures and internal control over financial reporting and (vi) compliance with our Code of Conduct;

●	Prepare the report that the rules of the SEC require to be included in the Company’s annual proxy statement;

●	Provide our Board with the results of its monitoring and recommendations derived from such monitoring; and

●	Provide our Board such additional information and materials as it may deem necessary to make our Board aware of significant financial and compliance matters that require the attention of our Board.

The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by our Board and is available on the Company’s website at www.blucora.com/governance.

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm, which for 2021 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. Audit Committee members rely, without independent verification, on the information provided to them and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2021, the Audit Committee:

●	Discussed the overall scope and plans for audits with EY;

●	Met and held discussions with EY, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting and EY’s opinion thereof and the overall quality of Blucora’s financial reporting;

●	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results;

Blucora, Inc. | 2022 Proxy Statement     59

●	Discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB;

●	Reviewed and discussed the unaudited and audited financial statements with management and EY, including EY’s opinion on the audited financial statements; and

●	Received the written disclosures and letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with EY its independence. The Audit Committee has received reports from EY and Company management relating to services provided by EY and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by EY for the year 2021 is compatible with maintaining the independence of the firm.

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry and Blucora’s business and operations; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firms. Based on this evaluation, the Audit Committee has retained EY as our independent registered public accounting firm for 2022. The Audit Committee and our Board believe that it is in the best interests of the Company and our stockholders to continue retention of EY to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that our Board request that the stockholders ratify the appointment of the independent registered public accounting firm each year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.

Audit Committee of the Board of Directors

Mary S. Zappone, Chair
E. Carol Hayles
Mark A. Ernst

Blucora, Inc. | 2022 Proxy Statement     60

FEES PAID TO INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2021 AND 2020

Professional Accountant Fees

The aggregate fees billed by the Company’s current independent registered public accounting firm, EY, to the Company and its subsidiaries during 2021 and 2020 were as follows:

	2021	2020 (1)
Audit Fees. Fees for professional services necessary to perform the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, review interim financial statements, review SEC filings, fulfill statutory and other attestation service requirements and provide comfort letters and consents	$2,170,294	$2,831,808
Tax Fees. Fees for professional services rendered for tax compliance, tax planning and tax advice related to mergers and acquisitions, divestitures and communications with and requests for rulings from taxing authorities	$15,450	$—
Audit-Related Fees. Fees for assurance and related services, including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attestation services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards	$—	$—
All other Fees. Annual license fees for accounting research software products	$—	$7,242
TOTAL	$2,185,744	$2,839,050
(1)	The fees and services described above for fiscal 2020 include amounts billed to the Company by EY for additional audit work related to (i) the HKFS acquisition (inclusive of purchase accounting and the enhanced scale and complexity of the combined company), (ii) the enhanced scope of internal control review required following our acquisition of 1st Global, Inc. and its subsidiaries in 2019 and (iii) the goodwill impairment recognized related to the Wealth Management reporting unit in the first quarter of 2020.

Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on the independence of registered public accounting firms. The Audit Committee has considered whether the provision by EY of the non-audit services described above is compatible with EY’s independence. After consideration, the Audit Committee has determined that EY’s independence as a registered public accounting firm has not been compromised by its provision of these services. All audit and non-audit services provided by EY in 2020 and 2021 were pre-approved by the Audit Committee in accordance with the foregoing policy and the applicable SEC rules and regulations.

Blucora, Inc. | 2022 Proxy Statement     61

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As set forth in our Corporate Governance Guidelines, the Audit Committee has adopted a written policy relating to the approval of transactions with related parties (such policy, our “Related Party Transaction Policy”). Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an officer or director of the Company, a stockholder who owns more than 5% of our Common Stock or a family member of any such persons) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is a related person transaction, the Audit Committee must generally review and approve such related person transaction in advance.

In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction and the process that led to it, are fair to the Company.

Related Person Transactions

Since January 1, 2021, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest. A copy of our Corporate Governance Guidelines, including the applicable provision relating to our Related Party Transaction Policy, is available on the Company’s website at www.blucora.com/governance.

Charitable Contributions

During 2021, we did not make any contributions to any charitable organization in which an independent director served as an executive officer in 2021.

Blucora, Inc. | 2022 Proxy Statement     62

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following directors served on the Compensation Committee for all or a portion of 2021:

Compensation Committee Service in 2021
E. Carol Hayles
Karthik Rao
Jana R. Schreuder

None of the Company’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of the Company’s officers or employees. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or the compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on our Board or our Compensation Committee.

Blucora, Inc. | 2022 Proxy Statement     63

INFORMATION REGARDING EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected annually by our Board to serve at our Board’s discretion until their successors are duly elected and qualified or until their earlier death, resignation or removal. The following table and biographies set forth information as of March 18, 2022 regarding our current executive officers:

Name	Age	Diversity (1)	Position
Christopher W. Walters	48		President, Chief Executive Officer and Director
Marc Mehlman	45		Chief Financial Officer
Curtis A. Campbell	49	X	President, TaxAct and Software
Todd C. Mackay	48		President, Wealth Management
Ann J. Bruder	56	X	Chief Legal, Development and Administrative Officer and Secretary
(1)	Reflects gender, racial and/or ethnic diversity as identified by such individual.

Christopher W. Walters
President, CEO and Director
Mr. Walters was appointed to serve as the Company’s President and CEO effective January 30, 2020, and he has served as a member of our Board since 2014. See “Proposal One—Election of Directors” beginning on page 42 for a discussion of his experience and qualifications.

Marc Mehlman
Chief Financial Officer
Mr. Mehlman was appointed to serve as the Company’s Chief Financial Officer effective April 27, 2020. Prior to joining the Company, Mr. Mehlman served in various leadership positions at Thomson Reuters Corporation, a media and information services company, for 15 years, primarily focused on finance, financial strategy and business operations. Most recently, as General Manager from September 2018 to April 2020, Mr. Mehlman built and led both the Large and Strategic Corporate customer segments where he and his team were responsible for the entirety of Thomson Reuters’ business to large multi-national corporations. In that role, he led a 600-person team across sales, retention and proposition roles in Europe and the United States. Prior to that, Mr. Mehlman served as Managing Director of Thomson Reuters Corporation’s ONESOURCE Direct Tax, a global provider of corporate tax software and services, from January 2016 to June 2018, where he was responsible for leading the tax preparation segment of the business, and he served as Vice President Finance/Operations of ONESOURCE, a corporate tax and accounting software platform, from August 2013 to December 2015, where he was responsible for overseeing all financial aspects of the business. Mr. Mehlman’s roles with Thomson Reuters prior to that included Vice President, Investor Relations; Vice President, Business Development; Head of Financial Strategy - Sales & Trading; and Director of Finance - Scientific Division. Before joining Thomson Reuters, Mr. Mehlman served as a portfolio manager at investment firm Sanford C. Bernstein. Mr. Mehlman holds a B.A. from Binghamton University and an MBA from the Leonard N. Stern School of Business at New York University.

Curtis A. Campbell
President, TaxAct and Software
Mr. Campbell was appointed President of TaxAct and Software effective April 20, 2020. From November 2018 through April 2020, Mr. Campbell served as President of TaxAct. Prior to joining TaxAct, from March 2017 through November 2018, Mr. Campbell served as the Managing Vice President of the Consumer Auto Business Division of Capital One Financial Corporation, a banking and financial services company. Prior to Capital One, Mr. Campbell served in a variety of executive roles at Intuit Inc., a business and financial software company, from March 2014 through March 2017, including leading Product, Innovation, Strategy and Analytics. Prior to joining Intuit, Mr. Campbell served as General Manager at Amazon Web Services, Inc., a cloud computing platform, from 2012 through 2014, where he led the product and technology teams. Over a 10-year career at Dell, Inc., a computer technology company, Mr. Campbell held numerous positions of increasing responsibility prior to his time at Amazon Web Services. Mr. Campbell holds a B.S. in Business from The Military College of South Carolina and a Master of International Studies degree from the University of South Carolina. Mr. Campbell has been a member of the board of directors of Jack Henry & Associates, Inc. (NASDAQ: JKHY) since July 2021.

Blucora, Inc. | 2022 Proxy Statement     64

Todd C. Mackay
President, Wealth Management
Mr. Mackay was appointed President of Wealth Management effective April 20, 2020. From June 2019 to April 2020, Mr. Mackay served as the Company’s Chief Business Operations and Development Officer. From December 2018 to June 2019, Mr. Mackay served as Executive Vice President of Corporate Development and Interim CEO of H.D. Vest, Inc. (which is now Avantax Wealth Management). Prior to that, Mr. Mackay served as the Executive Vice President and Interim General Manager of TaxAct from May 2018 until December 2018. Mr. Mackay also served as the Company’s Executive Vice President of Corporate Development from 2015 to June 2019, and, prior to that, Mr. Mackay served as an advisor to the Company’s executive team focusing on strategy and mergers and acquisitions from 2014 to 2015. Mr. Mackay was a co-founder of P2Binvestor, Inc., a crowd funding business providing working capital loans to small- and medium-sized businesses, where he served on the executive team from 2013 to 2014. In addition, Mr. Mackay served as Executive Vice President in charge of Finance and Corporate Development for Emerge Digital Group, a digital media company, from 2011 to 2012. Mr. Mackay served in various executive positions at E-Trade Financial Corporation, an electronic trading platform, from 1999 to 2010, where he served as the Executive Vice President in charge of Global Corporate Development and Corporate Treasury and Executive Vice President in charge of the Asian broker-dealer business. Mr. Mackay previously held various positions with Telebanc Financial Corp., a financial services provider, Robertson Stephens, a wealth management firm, and Alex Brown, a diversified financial services company, focusing on financial institutions and financial technologies. He has also served on the board of directors of both private and public broker dealers outside of the United States. Mr. Mackay received an A.B. from Princeton University in Economics with a focus on mathematics.

Ann J. Bruder
Chief Legal, Development and Administrative Officer and Secretary
Ms. Bruder was appointed Chief Legal, Development and Administrative Officer and Secretary effective April 20, 2020. Ms. Bruder served as Chief Legal Officer and Secretary from June 2017 to April 2020. Prior to joining the Company, from 2015 to June 2017, Ms. Bruder served as Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Airlines Reporting Corporation, a provider of travel industry data, products and services. From 2014 to 2015, Ms. Bruder served as the President of Global Strategic Services, LLC, a strategic advisory firm. Prior to that, Mr. Bruder served as Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary of Commercial Metals Company, a steel and metal manufacturer (Nasdaq: CMC), from mid-2009 through 2014 and the Deputy General Counsel from 2007 through mid-2009. Earlier in her career, Ms. Bruder served as Chief Legal and Compliance Officer at CARBO Ceramics Inc., a ceramic proppant producer, as well as serving in various senior legal roles at American Airlines, Inc. and Continental Airlines, Inc. Ms. Bruder began her career at the law firm of Thompson Coburn LLP. Ms. Bruder has a J.D. from Washington University (Order of the Barristers) and B.A. in Journalism and Public Relations with a minor in Economics from the University of Wyoming.

Blucora, Inc. | 2022 Proxy Statement     65

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2021 compensation programs and decisions for our NEOs. In addition, we have included a detailed overview of our 2021 stockholder outreach program and certain information regarding our 2022 compensation programs and decisions.

Our Named Executive Officers

Our NEOs for 2021 are set forth below.

Additional information regarding our NEOs is set forth on page 64 under “Information Regarding Executive Officers.”

Blucora, Inc. | 2022 Proxy Statement     66

This CD&A is divided into three sections:

Executive Summary	● 2021 Financial and Business Information	67
	● 2021 Say-on-Pay Vote and Stockholder Engagement	68
	● 2021 Executive Compensation Highlights	70
	● Executive Compensation Elements at a Glance	71
	● Our Executive Compensation Practices	73
Establishing and Evaluating Executive Compensation	● Executive Compensation Philosophy and Objectives	74
	● Compensation Process	75
	● Market Comparison	76
What We Pay and Why	● Overview of 2021 Executive Compensation Components	79
	● 2021 Base Salary	80
	● 2021 Short-Term Executive Bonus Program Payments	80
	● 2021 Long-Term Equity Incentive Awards	85
	● 2020 Recognition and Retention Grant	87
	● 2022 Executive Compensation Program	87
	● Other Elements of Compensation	89
	● Other Compensation Policies and Practices	90

Executive Summary

2021 Financial and Business Information

Business Overview

Blucora is a leading provider of integrated, tax-focused wealth management services and software, assisting consumers, small business owners, tax professionals, financial professionals, and certified public accounting firms. Our mission is to enable financial success by changing the way individuals and families plan and achieve their goals through tax-advantaged solutions. Through our Wealth Management business, which consists of the operations of Avantax Wealth Management and Avantax Planning Partners, and our Tax Software business, which consists of the operations of TaxAct, we address a large and underserved market of consumers for whom taxes are a significant expense, but who have traditionally not had access to effective, long-term tax planning strategies and tools.

Financial Performance

For the 2021 fiscal year, we achieved growth in several key metrics we use to measure our financial performance and achieved several strategic milestones, including the following:

2021 Financial and Business Highlights
●	Grew total revenue 17% for full year 2021 to $885.2 million.
●	Ended year with total client assets of $89.1 billion, growing percent of advisory assets over 400bps to 47.3%. Advisory assets at year-end were $42.2 billion.
●	Closed eight transactions, migrating nearly $2.0 billion in assets from the independent model to the employee-based RIA model.
●	Successfully held TaxAct consumer e-files flat at 3.2 million, with no decrease for the first time since 2014.
●	Launched Xpert Assist, providing all TaxAct filers access to a team of CPAs and tax experts at no cost, and premium Xpert Full Service, a personalized service for simple and complex return completion.

Blucora, Inc. | 2022 Proxy Statement     67

2021 Say-on-Pay Vote and Stockholder Engagement

Overview

We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program.

At our 2021 Annual Meeting, we received the support of 20.4% of the votes cast in our say-on-pay vote. This was significantly below the 93.7% level of support we received at our 2020 Annual Meeting and the level of support we received in the previous five years, when stockholder support averaged 95.7% a year (and ranged from 92.6% to 97.8%). As a result, we undertook robust stockholder engagement efforts to listen to their concerns about our executive compensation program, and we have taken actions to respond to this feedback for our 2022 program.

In connection with and following our 2021 Annual Meeting, we reached out to 27 of our largest stockholders, representing approximately 74% of our outstanding shares. Seventeen stockholders representing approximately 68% of our total shares outstanding accepted our invitation to share feedback; some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Independent members of our Board participated in all of these meetings. Our meetings with stockholders included some combination of Georganne C. Proctor, the Chair of the Board; Jana R. Schreuder, the chair of the Compensation Committee; Steven Aldrich, the chair of the Nominating and Governance Committee; and Tina Perry, a member of the Nominating and Governance Committee at the time and a current member of the Compensation Committee. Ms. Schreuder participated in 16 of the 17 meetings.

Timing of Compensation Committee Actions for 2021 Executive Compensation

The table below summarizes the executive compensation plan design and stockholder engagement process for 2021.

Winter 2020		Spring 2021		Summer 2021		Fall 2021
● Approve base salaries, bonus / equity targets, metrics, and weighting for 2021 compensation program. ● Approve grants of 2021 equity awards.		● Conduct in-season engagements with many of our largest stockholders to answer questions and understand their views on 2020 compensation. ● Determined result of 2021 say-on-pay vote.		● Review annual meeting results in detail to determine appropriate next steps. ● Prepare for extensive stockholder outreach in fall.		● Hold post-annual meeting discussions with stockholders. ● Report feedback from discussions to our Board. ● Approve 2022 incentive plans, incorporating stockholder feedback.
	→		→		→

Blucora, Inc. | 2022 Proxy Statement     68

Like most public companies, most decisions relating to the subsequent year’s compensation program are made in the latter half of the preceding fiscal year. By the time we filed our proxy statement and began engaging with our stockholders in advance of our 2021 Annual Meeting, many elements of the 2021 compensation program, such as salaries, targets, metrics, weightings, and pay mix, were already determined. As a result, it is important to note that the feedback we received from our stockholders during 2021 related to these elements was not – and could not have been – reflected in our 2021 compensation program design.

That said, as described in further detail in the “Key Themes from 2021 Stockholder Engagement” section below, we listened carefully to the perspectives of our stockholders during our conversations, and the Compensation Committee made a number of significant changes to our 2022 executive compensation programs in response to stockholder feedback, which we discuss below.

Key Themes from 2021 Stockholder Engagement

While most executive compensation decisions for 2021 were made at the end of 2020 and early 2021 – prior to our in-season stockholder engagement and before the 2021 say-on-pay vote – we have listened to the feedback of our stockholders and have made numerous changes to our compensation programs in response.

The table below outlines specific feedback and topics discussed during our stockholder engagement efforts during 2021 and the actions we have taken in response under our executive compensation programs as well as in enhancing our disclosure in this CD&A:

What We Heard		Actions Taken
Overall Pay Levels:	Concern regarding the level of CEO pay	No increase to base salary, target bonus, or target grant value of long-term equity incentive awards for our CEO for 2021 or 2022.
Mix of Equity Awards:	Preference for heavier weighting on performance-based awards in NEO long-term equity incentive awards	Increased the percentage of target compensation represented by performance-based restricted stock units (“PRSUs”) from 35% to 60% for our CEO and from 35% to 50% for our other NEOs for 2022.
Performance Period of PRSUs:	Preference for PRSU awards subject to achievement of performance goals over a multi-year performance period rather than a goal for a single year during the three-year performance period	For 2022, PRSU awards are subject to achievement of three-year cumulative performance metrics.
Maximum Bonus Payout:	Preference for lower maximum payout under Short-Term Executive Bonus Program	Reduced the maximum payout under the 2022 Short-Term Executive Bonus Program from 240% of target to 200% of target, inclusive of the impact of any STI Modifiers.
Disclosure of Vesting Cap on PRSUs:	Preference for greater disclosure regarding the negative TSR vesting cap applicable to TSR-based PRSUs	Clarified that vesting of the portion of PRSUs subject to relative TSR performance metric is capped at 100% of target if the Company’s absolute TSR is negative over the performance period.
One-Time Awards:	Preference for limited use of one-time awards delivered to NEOs

No one-time awards for NEOs approved since 2020.

The Compensation Committee will continue to carefully consider any one-time awards, taking into account the feedback from its stockholders along with the input of its independent compensation consultant and the Company’s executive compensation philosophy and objectives.

Blucora, Inc. | 2022 Proxy Statement     69

2021 Executive Compensation Highlights

●	No Base Salary Increases. The Compensation Committee did not increase the base salaries of our NEOs from 2020 to 2021.

●	No Increase to CEO Target Compensation. Base salary, target bonus, and the target grant value of long-term equity incentive awards were unchanged for our CEO in 2021.

●	No One-Time Grants. We did not approve any one-time grants in 2021.

●	Exercised Negative Discretion to Reduce Short-Term Executive Bonus Program Payout. The Compensation Committee exercised negative discretion to reduce the final results on which the 2021 bonus calculations were based to account for planned but unspent expenses, resulting in a reduction in bonus payouts by approximately 11%.

●	Pay for Performance. The 2019-2021 PRSUs did not vest at the end of the performance period because the Company did not achieve the required level of non-GAAP EPS for 2021.

●	Continued Emphasis on Equity Awards in Pay Mix. On average, 52% of our NEOs’ target compensation for 2021, and 72% of our CEO’s target compensation, was granted in the form of equity.

●	No Pay Changes in Response to COVID-19. We did not change performance targets, apply discretion to ensure specified levels of payouts under the short-term or long-term incentive programs, or make any other compensation adjustments in consideration of the pandemic and its impact on our business in 2021.

●	Comprehensive Stockholder Outreach. Leading up to our 2021 Annual Meeting and in the months that followed, we met with stockholders owning approximately 68% of our outstanding shares to discuss their perspective and gather their feedback on our executive compensation program. Further detail on that feedback and the changes we made in response can be found on page 68 under “2021 Say-on-Pay Vote and Stockholder Engagement.”

●	Adjustment of Peer Group. In response to stockholder feedback, the Committee made substantial adjustments to the peer group used for comparing compensation. These changes will impact compensation decisions beginning in 2022.

Blucora, Inc. | 2022 Proxy Statement     70

Executive Compensation Elements at a Glance

2021 Pay Mix: Approximately 89% of 2021 target annual compensation for our CEO, and, on average, 77% of 2021 target annual compensation for the other NEOs, was at risk and based either on the Company’s performance or our stock price.

2021 CEO Realized Pay: Because a significant portion of our CEO’s compensation is both performance-based and at-risk, the ultimate value realized will match or exceed the target value only when the Company’s common stock price increases and certain financial targets are met.

We believe the “realized” compensation and its relationship to target compensation are reflective of the Compensation Committee’s emphasis on “pay-for-performance” in that differences between realized pay and target compensation, as well as fluctuations year-over-year, are in part the result of our stock performance and our varying levels of achievement against pre-established performance goals under our incentive programs.

Mr. Walters was appointed CEO in January 2020. Because the 2020-2022 PRSUs vest based on achievements measured in 2022, he has not yet had the opportunity to realize any value from those awards. Mr. Walters’ realized pay for 2022 may be materially different depending on whether the 2020-2022 PRSUs vest. The RSUs and options granted to Mr. Walters in 2020 vest ratably over three years. In 2021, Mr. Walters realized value from the portion of the RSUs that vested during the year, but not the options that vested, which are currently out-of-the-money and unexercised.

Blucora, Inc. | 2022 Proxy Statement     71

The following graph compares our CEO’s total target compensation to the compensation “realized” by him for 2021.

Notes:

●	Target compensation reflects: (i) base salary rate for 2021, (ii) the target STIP award, and (iii) the intended grant date value of LTIP awards.
●	Realized Compensation reflects: (i) base salary rate for 2021, (ii) the actual STIP award earned for 2021 based on achievement against pre-established objectives, and (iii) the actual prevailing value of LTIP awards that vested in 2021.

Additional detail regarding the 2021 compensation of our NEOs is provided on page 94 under “2021 Summary Compensation Table” and throughout this CD&A.

Blucora, Inc. | 2022 Proxy Statement     72

Our Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophy and objectives and is aligned with stockholder interests. Our 2021 executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What we do:	What we don’t do:
Pay for Performance: 89% of our CEO’s 2021 target annual compensation and, on average, 77% of the 2021 target annual compensation for our other NEOs was at-risk compensation.	Excessive Perquisites and Personal Benefits: We do not provide significant perquisites and personal benefits that are not generally available to all other employees.
Multi-Year Vesting Period: A significant portion of our executive performance-based compensation is subject to multi-year vesting schedules that require sustained performance over time. This aligns the interests of our executive officers with those of our stockholders.	Pledging or Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
Listen to Stockholders: We engage in extensive stockholder outreach and hold an advisory vote on executive compensation annually and consider our stockholder feedback and the voting results when setting and reviewing our compensation practices and policies.	Dividends on Stock Options or Stock Appreciation Rights (“SARs”) or Unearned Awards: No dividends or dividend equivalents accrue on stock options or SARs or are paid on unearned awards.
Pay Determinations: We engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and our industry.	Repricing Stock Options or SARs: Our 2018 Plan prohibits the repricing of stock options and SARs without stockholder approval. Our 2018 Plan also prohibits buying out underwater stock options or SARs.
Independent Compensation Consultant: We utilize an independent compensation consultant hired by and reporting to our Compensation Committee.	No Discounted Options or SARs: Our 2018 Plan prohibits the granting of stock options and SARs with exercise prices below fair market value.
Comprehensive Clawback Policy: We have a clawback policy that would allow us to recoup certain compensation and awards paid to our executive officers in certain circumstances in the event that there is a restatement of our financial results.	Liberal Share Recycling or Share Counting: Our 2018 Plan does not permit liberal share recycling or liberal share counting so as to provide clear information about share usage.
Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership by our executive officers to align them with long-term stockholder interests (five times (5x) annual base salary for our CEO and three times (3x) annual base salary for our other executive officers).	No Service-Based Defined Benefit Pension Plan: We do not maintain a defined benefit pension plan.
Minimum Vesting Requirements: Our 2018 Plan has minimum vesting requirements for awards, with no awards permitted to vest prior to the first anniversary of the grant date, subject to certain exceptions.	Evergreen Feature: Our 2018 Plan does not allow for automatic replenishment of the share reserve.
Double Trigger Change in Control Provisions: Under the award agreements under our 2018 Plan, our executive employment agreements and our Blucora, Inc. Executive Change of Control Severance Plan (the “Executive Severance Plan”), change in control benefits are subject to “double trigger” payment provisions requiring that an executive officer experience a qualifying termination of employment in connection with a change in control to receive change in control benefits.	Tax Gross-up Provisions for Change in Control: We do not have change in control related tax gross-up provisions in our executive employment agreements, our equity award agreements or the Executive Severance Plan.

Blucora, Inc. | 2022 Proxy Statement     73

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

Our compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

To achieve our goal of paying for performance and aligning the interests of our executive officers with those of our stockholders, the Compensation Committee utilizes the following executive compensation philosophy, which we believe helps accomplish our vision of a compensation program that is competitive, aligned, balanced and engaging:

Philosophy

Competitive	Enable us to attract, motivate and retain a diverse mix of high-caliber individuals who will maximize the potential of the business over time.

Aligned

Establish clear alignment of executives with the best interests of the stockholders, operational excellence and the short-term and long-term financial outcomes and value-drivers of the business. A majority of the executives’ pay should be at risk and vary with performance outcomes of stockholders and the Company.

Executives are rewarded based on growth and performance separate from market factors.

Balanced

Foster sustained growth and alignment through a balanced approach to compensation design.

Compensation design should have appropriate flexibility to allow for consideration of how results were achieved, consistent with our values, and the unique operating context of the Company. Compensation design should not motivate excessive or unethical risk taking.

Engaging	Encourage achievement of the Company’s overall strategy and goals through maximizing enterprise-wide collaboration and integration with the Company’s core values, ethics and culture.

Our Compensation Committee adopted an executive compensation program for 2021 that it believed would allow us to be competitive with our compensation peer group and with the companies with whom we compete for talent while also focusing on internal pay parity and driving toward achievement of our operational and strategic objectives. Our compensation program is also intended to reflect market expectations for at-risk compensation so that we are able to retain our executive officers and attract additional executive officers when it becomes necessary. See “Compensation Discussion and Analysis – What We Pay and Why” for more details about the elements of the program.

Blucora, Inc. | 2022 Proxy Statement     74

Compensation Process

The Compensation Committee’s Role in Establishing Compensation

Our Compensation Committee is composed entirely of independent directors and administers our executive officer compensation program. The responsibilities of the Compensation Committee include annually evaluating the performance of the CEO and other executive officers and approving the compensation levels of each of them, taking into account input received from management, the Compensation Committee’s independent compensation consultant, and stockholders, peer group practices, and survey and market data. The CEO’s compensation is also ratified by the independent directors of the Board. It is the Compensation Committee’s responsibility to establish the Company’s compensation philosophy and objectives. In carrying out its oversight responsibilities, the Compensation Committee regularly reports to the Board on the actions it has taken and confers with the Board on compensation matters, as necessary.

The Compensation Committee’s responsibilities regarding executive compensation are further described under see “Committees of Our Board” on page 27.

The Compensation Committee undertakes an annual process to review and confirm its approach to total compensation and to determine the compensation elements to be used in the executive compensation program for the year as well as the relative weight of each such element.

Our Board has selected the Compensation Committee members for their experience and abilities in determining compensation. The Compensation Committee feels that a data driven, objective approach, supplemented by a consideration of qualitative factors, is the most appropriate way for it to exercise its duties to our Board, to the Company and to stockholders. Although the Compensation Committee did not formally target a specified percentile rank of total direct compensation or specific compensation elements during 2021, the Compensation Committee did use such data to assess the overall competitiveness of the 2021 executive compensation program.

The Company’s legal advisors, human resources department and corporate accounting department also support the Compensation Committee in developing and administering the Company’s compensation plans and programs.

Blucora, Inc. | 2022 Proxy Statement     75

Management’s Role in Establishing Compensation

The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because each member of management has significant involvement in and knowledge of the Company’s business goals, strategies and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers’ compensation, but he does not participate in decisions regarding his own compensation. The Compensation Committee considers management’s recommendations but retains full discretion in determining executive compensation.

Management was regularly invited to attend Compensation Committee meetings during 2021. However, at these meetings, the Compensation Committee regularly met in executive session without the CEO or other members of management, and no member of management was present while his or her own compensation was being decided.

Role of Independent Compensation Consultants

For 2021, Meridian was retained by the Compensation Committee to serve as an independent compensation consultant to provide information and objective advice regarding executive compensation. Meridian regularly attended Compensation Committee meetings during 2021 in its role as an independent compensation consultant to provide advice with respect to executive compensation matters.

During 2021, Meridian assisted the Compensation Committee with review and assessment of the peer group for the Company, advice regarding the Company’s compensation philosophy, advice on executive compensation levels and practices, guidance on the design of our executive compensation plans and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.

In early 2021, the Compensation Committee also engaged Meridian to assist the Company in evaluating the Company’s executive-level, double-trigger change in control severance benefits to ensure that they were competitive in the market and would enable our key executives to apply objective judgment and therefore maximize investor return in relation to any potential change in control. See “Compensation Discussion and Analysis – Other Elements of Compensation – Executive Change of Control Severance Plan” for additional information.

Other than services provided by Meridian to the Nominating and Governance Committee in connection with the review of non-employee director compensation, the Compensation Committee approved all engagement fees and other retention terms for Meridian. The Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and Nasdaq rules and concluded that its work for the Compensation Committee and the Nominating and Governance Committee does not raise any conflicts of interest.

Market Comparison

Use of Market Data

In establishing target compensation levels, the Compensation Committee considers market practices, internal pay parity (which is based on position, responsibility, and contribution of the applicable NEO) and the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, the Compensation Committee reviews compensation practices and pay opportunities from a selection of publicly traded peer companies in the financial and technology sectors as well as general industry survey data. The Compensation Committee attempts to position the Company to attract and retain qualified executives in the face of competitive pressures in its relevant labor markets.

Blucora, Inc. | 2022 Proxy Statement     76

Competitive Market

In determining appropriate 2021 compensation, the Compensation Committee approved a compensation peer group to evaluate the market competitiveness of executive pay opportunities. The 2021 peer group consisted of a select group of companies that the Compensation Committee believes are representative of the market in which Blucora competes for talent and which were selected based on the guiding principles set forth below. The Compensation Committee recognizes that there is a difference between the companies against which we compete for executive talent and the companies against which we compete for capital and, therefore, uses different peer groups for these two different purposes. Accordingly, the peer group for measuring performance with respect to the 2021 PRSU awards is based on the companies in the S&P 1500 Diversified Financials and S&P Application Software indexes over the applicable performance period.

Following a review of the Company’s historical compensation peer group and the guiding principles set forth below, the Compensation Committee determined that no changes needed to be made to the 2021 compensation peer group as compared to 2020.

●	The compensation peer group should appropriately reflect the mix of our operations across Wealth Management and Tax Software;
●	Our revenue (when considering the inclusion of 1st Global) should be positioned near the 50th percentile of the compensation peer group; and
●	Additional screening on areas such as market capitalization, business complexity, consumer orientation, growth profile and other factors should also be considered in establishing the compensation peer group.

2021 Compensation Peer Group
AllianceBernstein Holding L.P.	LendingClub Corp
Artisan Partners Asset Management Inc.	Virtus Investment Partners, Inc.
Benefitfocus, Inc.	Waddell & Reed Financial Inc.
Eaton Vance Corp	WisdomTree Investments, Inc.
Envestnet, Inc.	Ziff Davis, Inc. (Formerly J2 Global, Inc.)
Federated Hermes, Inc.	Zynga, Inc.
Glu Mobile, Inc.

In late 2021, the Compensation Committee modified the guiding principles used for selecting members of the compensation peer group to be used for evaluating 2022 executive compensation decisions as follows:

●	Included EBITDA margin as a screening factor as a measure of financial health, maturity and profitability;
●	Replaced the market capitalization screening factor with a factor based on enterprise value (in addition to revenue) because the Compensation Committee believes enterprise value represents a more comprehensive definition of total company value (inclusive of market capitalization, debt and cash); and
●	Refined the industries and business models considered in screening to be aligned with that of Blucora.

The Compensation Committee then modified the 2021 compensation peer group to:

●	remove three companies as a result of acquisition activity;
●	remove two companies because of less relevant industry and business alignment with us; and
●	add eight companies that the Compensation Committee believed to be comparable to the Company due to their similar business models, consumer demographics, vertical orientation, and revenue.

Blucora, Inc. | 2022 Proxy Statement     77

The table below illustrates the specific changes in the compensation peer group from 2021 to 2022.

2021 Compensation Peer Group	2022 Compensation Peer Group
AllianceBernstein Holding L.P.	AllianceBernstein Holding L.P.
Artisan Partners Asset Management Inc.	Artisan Partners Asset Management Inc.
Benefitfocus, Inc.	~~Benefitfocus, Inc.~~
Eaton Vance Corp	~~Eaton Vance Corp~~
Envestnet, Inc.	Envestnet, Inc.
Federated Hermes, Inc.	Federated Hermes, Inc.
Glu Mobile, Inc.	~~Glu Mobile, Inc~~.
LendingClub Corp	LendingClub Corp
Virtus Investment Partners, Inc.	Virtus Investment Partners, Inc.
Waddell & Reed Financial Inc.	~~Waddell & Reed Financial Inc~~.
WisdomTree Investments, Inc.	WisdomTree Investments, Inc.
Ziff Davis, Inc. (Formerly J2 Global, Inc.)	Ziff Davis, Inc. (Formerly J2 Global, Inc.)
Zynga, Inc.	~~Zynga, Inc.~~
BrightSphere Investment Group Inc.*
Cowen Inc.*
Focus Financial Partners, Inc.*
H& R Block, Inc.*
LendingTree, Inc.*
PRA Group, Inc*
PROG Holdings, Inc.*
Shutterstock, Inc.*

Notes:

—     Removed from compensation peer group for 2022

*       Added to compensation peer group for 2022

Meridian provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus and equity grants, and the Compensation Committee used this data for background and context when setting total compensation and each element for executive officers for 2021.

In determining executive compensation, the Compensation Committee does not solely rely on comparative data from, or target any particular level of total compensation or individual component of compensation against, the compensation peer group. Such comparative data provides helpful market information about our compensation peer group, but the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to evaluate whether our executive compensation program is competitive in the market in which we compete for talent. The Compensation Committee also considers pay for performance, individual capability, innovative thinking, leadership, potential to create value, experience and internal parity objectives in setting compensation. The Compensation Committee considers this information in the aggregate and does not place any particular weight on any one factor.

Blucora, Inc. | 2022 Proxy Statement     78

What We Pay and Why

Overview of 2021 Executive Compensation Components

Our executive compensation program is designed to attract, retain and motivate top-talent executives as leaders and compensate them appropriately for their contribution to the attainment of our financial, operational and strategic objectives, as described in the section above entitled “Executive Compensation Philosophy and Objectives.” The table below outlines each of the principal elements of the Company’s 2021 executive compensation program:

2021 Pay Element
	Salary	Annual Short-Term Incentive Awards	PRSUs	Stock Options	RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis	Short-term emphasis (variable)	Long-term emphasis (variable)
Performance Period	1 year	1 year	3 years	Vest over 3 years 7-year maximum term	Vest ratably over 3 years
How Payout Determined	Compensation Committee determination	Based upon pre-established financial goals and qualitative factors considered by Compensation Committee	Based upon formula established by Compensation Committee at the beginning of the performance period	Based upon stock price appreciation between grant and exercise	Stock price
2021 Performance Measures	Individual	Blucora Revenue (as adjusted), Blucora Adjusted EBITDA (as adjusted), Segment Revenue (as adjusted), Segment Operating Income (as adjusted) and qualitative factors	Adjusted EBITDA (as adjusted) and relative TSR	Stock price appreciation	Stock price

Blucora, Inc. | 2022 Proxy Statement     79

2021 Base Salary

Our Compensation Committee regularly reviews base salaries and annually engages our independent compensation consultant to conduct compensation benchmarking to assess whether the base salaries of our executive officers are market-competitive, while also serving as an effective retention tool. Our Compensation Committee may also review an executive officer’s base salary from time to time during a year, including upon promotion or expansion of responsibilities.

In late 2020, following a review of competitive market data, our Compensation Committee determined not to increase the base salaries for our NEOs for 2021. The following table provides information concerning the base salary of each of our NEOs for 2020 and 2021.

Name	2020 Base Salary	2021 Base Salary	% Change
Christopher W. Walters	$780,000	$780,000	—
Marc Mehlman	$350,000	$350,000	—
Curtis A. Campbell	$395,000	$395,000	—
Todd C. Mackay	$395,000	$395,000	—
Ann J. Bruder	$415,000	$415,000	—

2021 Short-Term Executive Bonus Program Payments

General

We generally provide our NEOs with the opportunity to earn an annual performance-based cash incentive bonus. This bonus provides incentive for the achievement of our operational and financial goals, as well as individual goals that support the Company’s strategy, and assists in retaining, attracting and motivating executives in the near term. Because the bonus is cash-based, we believe it also provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment and are reviewed each year and updated when the Compensation Committee deems it appropriate.

Our 2021 Short-Term Executive Bonus Program also included certain individual short-term, performance-based incentive modifiers (collectively, the “STI Modifier”) that enabled the Compensation Committee to adjust payouts upwards or downwards based on performance and, for 2021, was used by the Compensation Committee to recognize and reward the performance of certain high-performing executives.

2021 Short-Term Executive Bonus Program

In December 2020, our Compensation Committee approved our 2021 Short-Term Executive Bonus Program, which allows potential bonus payments to be made to each of our executive officers based on the achievement of specified financial metric targets, as well as the STI Modifier metrics, applicable to each such executive officer.

Target Bonus and Metrics: The target bonus for each executive under the 2021 Short-Term Executive Bonus Program was based on a percentage of annual base salary and was reviewed considering updated benchmarks for our compensation peer group in the market and industries in which we compete for talent. In light of this review and Mr. Mackay’s experience, time in the role, and level of responsibility, and in order to achieve internal pay parity, Mr. Mackay’s bonus target was increased to 125% for 2021. There were no other changes to the bonus targets for our NEOs.

For 2021, the Compensation Committee determined Blucora Revenue (as adjusted), Blucora Adjusted EBITDA (as adjusted), Segment Revenue (as adjusted) and Segment Operating Income (as adjusted) to be the appropriate metrics for our Short-Term Executive Bonus Program because they reflect our core objective of sustainable, profitable growth. The specific weighting of the financial, strategic or operational performance metrics varied by executive officer, with all executives having a portion of their target compensation based on total company performance and, for those with specific segment responsibilities, a portion based on the performance of their segment.

Blucora, Inc. | 2022 Proxy Statement     80

For 2021, the Compensation Committee determined to increase the weighting of the Blucora Adjusted EBITDA (as adjusted) metric and decrease the weighting of the Blucora Revenue (as adjusted) performance metric as shown in the table below. In addition, the Compensation Committee determined to increase the percentage of Messrs. Campbell’s and Mackay’s payouts that were subject to Segment Operating Income (as adjusted) performance metrics in order to more closely align their interests with the performance of their respective business segments. These changes were intended to focus the NEOs on process and cost efficiency resulting in a positive impact to Blucora Adjusted EBITDA (as adjusted) and/or Segment Operating Income (as adjusted). The maximum payout percentage for each metric was based on a sliding scale between designated levels of threshold, target and maximum achievement, with such achievement levels designed to be challenging and to require significant effort by our executives. The payout was then subject to the STI Modifier as described below.

Weighting of 2021 Short-Term Executive Bonus Program Metrics(1)
	2020				2021
Executives	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)
Christopher W. Walters	50%	50%			25%	75%
Marc Mehlman	50%	50%			25%	75%
Curtis A. Campbell	40%	40%	10%	10%	15%	45%	10%	30%
Todd C. Mackay	40%	40%	10%	10%	15%	45%	10%	30%
Ann J. Bruder	50%	50%			25%	75%
(1) The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results.

Preliminary Bonus: The product of an executive’s applicable target annual incentive bonus (i.e., base salary times annual target bonus percentage) and such executive’s achievement relative to the metrics set forth in the 2021 Short-Term Executive Bonus Program is referred to as the executive’s “Preliminary Bonus.”

STI Modifier: Our Compensation Committee continued the practice in 2021 of applying a performance modifier component, the STI Modifier, to Preliminary Bonuses under our 2021 Short-Term Executive Bonus Program. The STI Modifier subjects the Preliminary Bonus to an upward or downward adjustment (not to exceed 20%) based on the applicable executive’s personal performance as measured against certain criteria that were approved by the Compensation Committee and include: (i) performance in areas relating to the Company’s continued emphasis on culture, enhancement of the value of our human capital and driving retention and leadership satisfaction; (ii) targets relating to the identification and execution of profitable growth measures that further enhance stockholder value in a sustainable manner over the short and long term; and (iii) targets relating to the enhancement of our internal capabilities and processes.

Blucora, Inc. | 2022 Proxy Statement     81

Bonus Payout: Shortly following the end of the year, when the Company’s results were known, the Compensation Committee evaluated the Company’s performance against our financial performance objectives and the metrics in the STI Modifier and determined the actual payout to each NEO based on the following formula:

The maximum potential payout for the 2021 Short-Term Executive Bonus Program was 240% of target, comprised of (i) achievement of financial performance metrics of up to 200% of target and (ii) a positive STI Modifier multiplier of 20% on the amount determined in clause (i).

The target bonus percentage, the financial and/or operational performance metrics used and the weighting of each metric under the 2021 Short-Term Executive Bonus Program were established by the Compensation Committee in December 2020 and are reflected in the table below for each NEO.

			Bonus Performance Metrics (% of Preliminary Bonus Calculation) (1)
Name	Base Salary (2)	Target Bonus Percentage (% of Base Salary)	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As Adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)
Christopher W. Walters	$780,000	150%	25%	75%
Marc Mehlman	$350,000	100%	25%	75%
Curtis A. Campbell	$395,000	125%	15%	45%	10%	30%
Todd C. Mackay	$395,000	125%	15%	45%	10%	30%
Ann J. Bruder	$415,000	80%	25%	75%

(1)	The financial and operational metrics selected by the Compensation Committee for the 2021 Short-Term Executive Bonus Program reflect the responsibilities of each executive. For Messrs. Walters and Mehlman and Ms. Bruder, the financial metrics were tied to overall Company performance. For each of Mr. Campbell and Mr. Mackay, a portion of the financial metrics was tied to overall Company performance, and a portion was tied to metrics related to the performance of the business segment for which they were responsible.
(2)	All bonuses were calculated and paid as a percentage of actual base salary earned for 2021.

Blucora, Inc. | 2022 Proxy Statement     82

2021 Bonus Performance and Payout Scale: Pursuant to the 2021 Short-Term Executive Bonus Program, the payout percentages for each performance metric were calculated using the scale below, with a maximum payout of 200% of the target amount (before the STI Modifier described above). The target payment amounts were intentionally designed to be challenging and to require significant effort by our executives.

Performance Metrics (1)	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus) (2) (3)
Blucora Revenue (as adjusted)	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%
Blucora Adjusted EBITDA (as adjusted)
Segment Revenue (as adjusted)
Segment Operating Income (as adjusted)
(1)	The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results. Refer to the next table below and associated footnotes for a discussion of these adjustments.
(2)	Under the 2021 Short-Term Executive Bonus Program, the maximum payout percentage for each financial performance metric was 200% of target. However, if the maximum financial performance was attained and the Compensation Committee approved the maximum STI Modifier (i.e., 20% of 200%) based on successful achievement of the specified goals and targets, the maximum bonus allowed would be 240% of target.
(3)	Actual results are subject to normalization for any significant, unique and/or non-recurring items as well as neutralization of significant changes in Federal Fund Rates. In 2021, actual results were adjusted as reflected in the next table below.

2021 Financial Performance Targets vs. Actual Results: The specific Company financial targets for 2021 for each metric used in calculating the NEO preliminary bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics. Target levels for the Blucora Adjusted EBITDA (as adjusted) and Wealth Management Segment Operating Income were set below the actual 2020 achievement disclosed for such metrics in last year’s proxy statement because the achievement results for 2020 were adjusted due to the impact of the COVID-19 pandemic. Absent the COVID-19 related adjustments, the 2021 target levels were set above the 2020 achievement for these metrics.

Performance Metrics(1)	Target	Actual Results(2)	Achievement%(3)
Blucora Revenue (as adjusted) (4)	$435,545,229	$424,338,531	98%
Blucora Adjusted EBITDA (as adjusted) (5)	$120,998,109	$132,496,414	110%
Wealth Management Segment Net Revenue (as adjusted) (6)	$207,044,999	$197,351,066	96%
Wealth Management Segment Operating Income (as adjusted) (7)	$83,779,604	$81,873,078	98%
Tax Software Segment Revenue (8)	$228,500,230	$226,987,465	100%
Tax Software Segment Operating Income (as adjusted) (9)	$76,994,551	$85,030,330	111%
(1)	The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results. Refer to the footnotes below for a discussion of these adjustments.
(2)	Actual results are subject to normalization for any significant, unique and/or non-recurring items as well as neutralization of significant changes in Federal Fund Rates. In 2021, actual results were adjusted as reflected in the footnotes 5-7 below.
(3)	Per the terms of the 2021 Short-Term Executive Bonus Program, the achievement percentage is rounded up to the nearest whole percentage point.

Blucora, Inc. | 2022 Proxy Statement     83

(4)	Blucora Revenue (as adjusted) is a non-GAAP metric that is comprised of our Tax Software Segment Revenue and Wealth Management Segment Net Revenue (as adjusted) as described further in footnotes 6 and 8 below.
(5)	Reflects consolidated externally reported Adjusted EBITDA (as adjusted) ($138.5 million), adjusted to neutralize market impact on financial results ($1.2 million), to remove the impact of acquisitions that were not included in the 2021 bonus targets ($0.04 million) and to reduce the final results on which the 2021 bonus calculations were based to account for planned but unspent expenses, resulting in a reduction in bonus payouts by approximately 11%. See “Appendix A—Non-GAAP Reconciliations” for a reconciliation of our GAAP Net Income to our externally reported Adjusted EBITDA (as adjusted), and for additional information regarding Adjusted EBITDA (as adjusted).
(6)	Wealth Management Segment Net Revenue is a non-GAAP metric that is comprised of externally reported GAAP revenue for our Wealth Management segment ($658.2 million), less amounts paid to financial and tax professionals utilizing the wealth management platform ($458.0 million). Wealth Management Segment Net Revenue (as adjusted) was adjusted to neutralize market impact on financial results ($1.8 million) and to remove the revenue and net revenue generated from acquisitions that were not included in the 2021 bonus targets ($1.0 million).
(7)	Reflects externally reported GAAP operating income for the Wealth Management segment ($82.2 million), adjusted to neutralize market impact on financial results ($1.2 million), to remove the impact of acquisitions that were not included in the 2021 bonus targets ($0.04 million), and to adjust for investments in the expansion of the customer support organization that were not included in the 2021 bonus targets ($0.9 million).
(8)	Reflects externally reported GAAP revenue for our Tax Software segment.
(9)	Reflects externally reported GAAP operating income for the Tax Software segment ($81.9 million), adjusted to reflect investments that were made to drive 2022 performance that were not included in the 2021 bonus targets ($3.2 million).

2021 Target Bonus and Performance Achievement: The following table sets forth, for each of the NEOs, the Preliminary Bonus based on the actual results for the financial metrics set forth in the 2021 Short-Term Executive Bonus Program as described above (in dollars and as a percentage of target), and the earned annual bonus for 2021 reflecting the application of the STI Modifier (in dollars and as a percentage of the target annual bonus).

Name	Target Annual Bonus		2021 Earned Annual Bonus
	% of Base Salary	Target Dollar Value	Preliminary Bonus	Preliminary Bonus as a % of Target	STI Modifier $ (1)	Total Bonus Payout	Total Bonus as a % of Target
Christopher W. Walters	150%	$1,170,000	$1,384,110	118.3%	$0	$1,384,110	118.3%
Marc Mehlman	100%	$350,000	$414,050	118.3%	$62,108	$476,158	136.0%
Curtis A. Campbell	125%	$493,750	$593,981	120.3%	$29,699	$623,680	126.3%
Todd C. Mackay	125%	$493,750	$543,125	110.0%	$0	$543,125	110.0%
Ann J. Bruder	80%	$332,000	$392,756	118.3%	$58,913	$451,669	136.0%
(1)	Messrs. Mehlman and Campbell and Ms. Bruder were awarded an additional 15%, 5%, and 15% STI Modifier, respectively, to their Preliminary Bonuses as a result of their successful attainment of certain leadership and performance targets relating to the STI Modifier. Specifically, Mr. Mehlman was awarded an STI Modifier in recognition of achieving or exceeding his goals while also taking a central role in multiple additional strategic projects. Mr. Campbell was awarded an STI Modifier in recognition of achieving or exceeding his goals, driving strong performance across business drivers and collaboration across functions. Ms. Bruder was awarded an STI Modifier in recognition of achieving or exceeding her goals while also taking a central role in multiple additional strategic projects.

Blucora, Inc. | 2022 Proxy Statement     84

2021 Long-Term Equity Incentive Awards

General

Our long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to attract highly qualified executives, promote a team environment and maintain our competitive position compared to the compensation programs of companies that are part of our compensation peer group and other companies with whom we compete for talent. The equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.

The 2021 annual long-term equity incentive program included the following equity awards:

2021 Equity Award	Weighting	Description
PRSUs	35%

●   Performance Goals: 50% related to our Adjusted EBITDA (as adjusted) and 50% related to relative TSR ranking as compared to the companies in the S&P 1500 Diversified Financials and S&P Application Software indexes.

●   Vest following the conclusion of the performance period on December 31, 2023, subject to achievement of the applicable performance goals, as certified by the Compensation Committee, and continued service through the date on which performance is certified.

●   Vesting of PRSUs subject to the relative TSR performance goal capped at 100% of target if the Company’s absolute TSR over the performance period is negative.

●   Settled in shares of our Common Stock.

Stock Options	25%	● Vest pro rata over a three-year service period beginning on the first anniversary of the grant date. ● Exercise price equals fair market value on the grant date.
Time-Based RSUs	40%	● Vest pro rata over a three-year service period beginning on the first anniversary of the date of grant. ● Settled in shares of our Common Stock.

Blucora, Inc. | 2022 Proxy Statement     85

Grant Practices for Annual Equity Awards for 2021

In January 2021, following our review of our executive compensation philosophy and review of market and peer data discussed above, the Compensation Committee approved annual equity grants for our executive officers in the amounts reflected below. These equity grants were made at a level our Compensation Committee believed to be competitive in the market and industry in which we compete for talent and also took into account internal pay parity. In particular, the Compensation Committee determined to increase the target grant value for Mr. Mackay to $1,000,000 from $900,000 in 2020 in order to reflect his experience, time in the role, and level of responsibility, to achieve internal pay parity, and based on a review of competitive market practices.

		Share Amounts Awarded
	Aggregate Target Grant Value of 2021 Annual Equity Grants (1)	Options (2) (#)	PRSUs (3) (#)	Time-Based RSUs (2) (#)
Christopher W. Walters	$5,000,000	216,666	116,666	133,333
Marc Mehlman	$700,000	30,333	16,333	18,666
Curtis A. Campbell	$1,095,000	47,450	25,550	29,200
Todd C. Mackay	$1,000,000	43,333	23,333	26,666
Ann J. Bruder	$730,000	31,633	17,033	19,466
(1)	Reflects the aggregate value intended for the award, which may vary slightly from the amounts reflected on the “2021 Summary Compensation Table” beginning on page 94.
(2)	Reflects equity grants under the 2018 Plan that vest pro rata over a three-year period beginning on the first anniversary of the date of grant, subject to the NEO’s continued service through the applicable vesting date.
(3)	Reflects grants under the 2018 Plan that are eligible to vest following the end of 2023 subject to the Company’s achieving a certain level of Adjusted EBITDA (as adjusted) and a certain relative TSR ranking for the performance period, and the NEO’s continued service through the vesting date. The performance period is from 2021 to, and including, 2023.

2021–2023 PRSUs Performance and Payout Scale

The PRSUs that were granted to our executives (as described above) are eligible to cliff vest following a three-year performance period, beginning on January 1, 2021 and ending on December 31, 2023. Fifty percent of the award will vest upon the Company’s achievement of a certain level of Adjusted EBITDA (as adjusted) over the performance period, and the other fifty percent will vest upon the Company’s achievement of a specified relative TSR ranking compared to a TSR peer group that includes the companies in the S&P 1500 Diversified Financials and S&P Application Software indexes over the performance period. The vesting of the portion of the PRSUs that is subject to the relative TSR goal will be capped at 100% of target if the Company’s absolute TSR over the performance period is negative.

The Compensation Committee determined to replace the one-year non-GAAP EPS performance metric that had applied to PRSUs granted in prior years with an Adjusted EBITDA (as adjusted) metric to be measured over three one-year periods during the three-year performance period. The Compensation Committee chose to measure Adjusted EBITDA (as adjusted) over three one-year periods given the difficulty in forecasting due to unpredictability associated with the COVID-19 pandemic. The Adjusted EBITDA (as adjusted) goals are determined at the beginning of each fiscal year during the performance period after considering the Company’s strategic operating plan for such fiscal year.

The Compensation Committee determined to utilize Adjusted EBTIDA in both the 2021 Short-Term Executive Bonus Program and PRSU program, rather than in just the Short-Term Executive Bonus Program as in 2020, in order to further align the interests of our NEOs with the creation of long-term stockholder value. When designing the Company’s 2021 executive compensation program, the Compensation Committee evaluated a range of performance metrics for purposes of the Company’s incentive programs and considered input from management and Meridian. Based on such review, the Compensation Committee determined that Adjusted EBITDA (as adjusted) is viewed as a core driver of the Company’s performance and stockholder value creation and should remain a component of the 2021 Short-Term Executive Bonus Program as well as the PRSU program.

In recognition of the Company’s use of Adjusted EBITDA (as adjusted) in both the annual and long-term incentive programs, the Compensation Committee continued its historical practice of using multiple performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons. The performance goals were designed to be challenging and to require significant effort by our executives.

Blucora, Inc. | 2022 Proxy Statement     86

The actual payout of vested PRSUs will be based on the payout scale set forth below.

	Range of Financial Performance in PRSU Payout Scale (% of financial target)	Range of PRSU Payout (% of target)
Adjusted EBITDA (as adjusted)	Threshold of 80% to Maximum of 120%	50% at Threshold to Cap of 200%
Relative TSR	Threshold of 25th Percentile to Maximum of the 75th Percentile	50% at Threshold to Cap of 200% (100% if absolute TSR is negative)

See “Compensation of Named Executive Officers – 2021 Grants of Plan-Based Awards” on page 96 for more information regarding equity grants made to NEOs in 2021.

Payout of the 2019–2021 PRSUs

In 2019, the Compensation Committee granted PRSUs to certain NEOs that were eligible to vest following a three-year performance period, beginning on January 1, 2019 and ending December 31, 2021, subject to the Company’s achievement of a certain level of non-GAAP EPS for the 2021 calendar year. Because actual non-GAAP EPS achieved by the Company for the 2021 calendar year was below the threshold level of $2.42 required for the PRSUs to vest, consistent with our pay for performance philosophy, the PRSUs did not vest and were forfeited.

2020 Recognition and Retention Grant

As previously disclosed, on December 15, 2020, the Compensation Committee approved a one-time award of 13,333 time-based RSUs to Ms. Bruder in order to recognize and reward Ms. Bruder’s extraordinary performance and leadership throughout 2020, including the critical role that Ms. Bruder played in supporting the Company throughout a significant corporate reorganization that took place in the first and second quarters of 2020 as well as leading the Company’s business continuity efforts that included addressing the challenges associated with operating during the COVID-19 pandemic and the derecho that hit Cedar Rapids, Iowa, where TaxAct is headquartered, in August 2020. The Compensation Committee also considered the need to retain Ms. Bruder during a period when we were making significant changes to our executive team. The time-based RSUs were approved in December 2020 and granted in January 2021, vesting ratably over a three-year period on each anniversary of the date of grant, subject to Ms. Bruder’s continued employment through the applicable vesting dates or as otherwise provided under the Executive Severance Plan or the 2018 Plan.

2022 Executive Compensation Program

The Compensation Committee regularly considers stockholder feedback and reviews our executive compensation program to assess whether to update the program design, with input from management and Meridian, to further support our business objectives and further align our executive compensation program with the interests of our stockholders. In response to stockholder feedback that we received in connection with and following the 2021 Annual Meeting, as described above, the Compensation Committee determined to make the following changes to our executive compensation program for 2022.

Blucora, Inc. | 2022 Proxy Statement     87

2022 Short-Term Executive Bonus Program

Weighting of Metrics. For 2022, the Compensation Committee determined to increase the weighting of the Blucora Revenue and Segment Revenue metrics and decrease the weighting of the Blucora Adjusted EBITDA (as adjusted) and Segment Operating Income (as adjusted) metrics as described below because it felt that the Company had achieved the desired efficiencies as a result of the increased weighting of the Blucora Adjusted EBITDA (as adjusted) and Segment Operating Income (as adjusted) metrics in our 2021 Short-Term Executive Bonus Program and that an equal weighting is consistent with how stockholders evaluate our performance. Additionally, with respect to Messrs. Campbell and Mackay, the Compensation Committee increased the percentage of payouts that will be subject to Segment Revenue (as adjusted) and Segment Operating Income (as adjusted) metrics from 40% to 50% to reflect the Compensation Committee’s determination that overall company and segment success are equally important and to incentivize Messrs. Campbell and Mackay to make segment related decisions with an eye towards the impact on the Company on a consolidated basis.

Weighting of 2022 Short-Term Executive Bonus Program Metrics
	2021				2022
Executives	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)	Blucora Revenue (As Adjusted)	Blucora Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)
Christopher W. Walters	25%	75%			50%	50%
Marc Mehlman	25%	75%			50%	50%
Curtis A. Campbell	15%	45%	10%	30%	25%	25%	25%	25%
Todd C. Mackay	15%	45%	10%	30%	25%	25%	25%	25%
Ann J. Bruder	25%	75%			50%	50%
(1) The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results. See “2021 Financial Performance Targets vs. Actual Results” on page 83 for further discussion.

Maximum Payout. The maximum payout under the 2022 Short-Term Executive Bonus Program, after accounting for the impact of any STI Modifiers, will be 200% of target, reduced from 240% of target for 2021.

2022 Long-Term Equity Incentive Awards

Equity Mix. For 2022, the Compensation Committee determined to revise the mix of long-term equity incentive awards as described below:

	CEO Weighting		Other NEO Weighting
Equity Award	2021	2022	2021	2022
PRSUs	35%	60%	35%	50%
Stock Options	20%	20%	20%	—
Time-Based RSUs	40%	20%	40%	50%

2022 CEO Equity Mix. For our CEO, the Compensation Committee increased the percentage of awards granted in the form of PRSUs to further align the interests of our CEO with the creation of long-term stockholder value. Additionally, the Compensation Committee retained options in the CEO’s annual equity grant in order to continue to align his interests with stock price appreciation as the options will have no value unless the stock price appreciates from the grant date.

Blucora, Inc. | 2022 Proxy Statement     88

2022 Equity Mix for other NEOs. For our other NEOs, the Compensation Committee increased the percentage of awards granted in the form of PRSUs to further align the interests of our other NEOs with the creation of long-term stockholder value and increased the percentage of awards granted in the form of RSUs to further promote retention.

2022–2024 PRSU Metrics and Performance Period. For the 2022-2024 PRSUs, 80% of PRSUs will be subject to a three-year cumulative Adjusted EBITDA (as adjusted) performance metric; the remaining 20% will be subject to a three-year relative Total Stockholder Return (“TSR”) metric.

Adjusted EBITDA (as adjusted). The cumulative Adjusted EBITDA (as adjusted) performance goal was established at the beginning of 2022 based on the cumulative Adjusted EBITDA (as adjusted) budgeted values for 2022, 2023, and 2024 as projected in our 2022 business plan. The Compensation Committee decided to measure cumulative Adjusted EBITDA (as adjusted) over the full three-year performance period in response to stockholder feedback and to increase the weighting of the Adjusted EBITDA (as adjusted) metric to better align our NEOs with the achievement of our long-term business plan.

Relative TSR: For 2022, relative TSR will be measured against the companies in the Russell 2000 index instead of companies in the S&P 1500 Diversified Financials and S&P Application Software indexes. The Compensation Committee believes that a broader index like the Russell 2000 Index is more relevant to a company of our size and allows for better comparability over time.

Other Elements of Compensation

Executive Officer Employment Agreements

The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of our executive officers. We believe that employment agreements help ensure the continued dedication of executives in case of personal uncertainties or risk of job loss and, through restrictive covenants, help protect the Company in the event an executive leaves the Company. The terms of our executive officers’ employment agreements are substantially similar and generally include an initial base salary, a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan, an annual equity target and an equity grant upon hire. The employment agreements also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances, except to the extent superseded by the Executive Severance Plan. See “Compensation of Named Executive Officers – Potential Payments upon Termination or Change in Control” beginning on page 100 for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.

Executive Change of Control Severance Plan

On January 17, 2021, the Compensation Committee adopted the Executive Change of Control Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives, including Messrs. Mehlman, Campbell and Mackay and Ms. Bruder. Mr. Walters is not a participant in the Executive Severance Plan. The Executive Change of Control Severance Plan was designed to help ensure the continued dedication of participants in case of personal uncertainties or risk of job loss in connection with a corporate transaction. The Compensation Committee believes the Executive Change of Control Severance Plan helps promote management independence and helps retain and focus the executive officers in the event of a change of control. For participating executives, the Executive Change of Control Severance Plan supersedes any provisions in an employment agreement with respect to change of control severance payments and other benefits. See “Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control” beginning on page 100 for additional information regarding the change of control severance payments Messrs. Mehlman, Campbell and Mackay and Ms. Bruder could receive under the Executive Severance Plan.

Blucora, Inc. | 2022 Proxy Statement     89

Health and Welfare Benefits

The Company provides a package of health and welfare benefits to NEOs that is generally available to all other Company employees, including competitive medical, dental and vision benefits, flexible spending accounts (“FSAs”), including a dependent care FSA, survivor benefits, disability coverage and an Employee Assistance Program.

Retirement and Deferred Compensation Plans

Our NEOs are eligible to participate in the Blucora, Inc. 401(k) Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan that covers a broad group of employees. Our NEOs are also eligible to participate in a nonqualified defined contribution plan, the Blucora Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”), which provides a vehicle for deferral of compensation. The Compensation Committee believes that these types of savings plans are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market. Please see “Compensation of Named Executive Officers – Pension Benefits; Non-Qualified Defined Contribution; and Other Non-Qualified Deferred Compensation Plans” on page 100 for additional information regarding the Executive Deferral Plan.

Other Compensation Policies and Practices

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incentivize executives and to protect the interests of the Company and our stockholders.

Clawback Policy

Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy (“Clawback Policy”), if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by our Board in its sole discretion. The right to recoupment set forth in the Clawback Policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The Clawback Policy is administered by the Compensation Committee. In addition, the Blucora, Inc. 2015 Incentive Plan, as amended and restated (the “2015 Plan”), and the 2018 Plan include provisions that allow us to claw back awards in accordance with the Clawback Policy.

Prohibition Against Short Selling, Hedging or Pledging of Company Securities

Our written policy against insider trading (“Insider Trading Policy”) prohibits any director, officer or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our Common Stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers and employees from pledging the Company’s securities as collateral for loans.

Perquisites and Personal Benefits

We have historically maintained a conservative approach to providing perquisites and personal benefits to executive officers. The limited perquisites and personal benefits offered have been carefully selected to provide an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites and personal benefits offered to executives are generally offered to all employees. A description and the attributed costs of our perquisites and personal benefits for the NEOs for 2021 are included in the “All Other Compensation” column of the “2021 Summary Compensation Table” located on page 94, and described in the notes to that table.

Blucora, Inc. | 2022 Proxy Statement     90

Executive Officer Stock Ownership Guidelines

Our current stock ownership guidelines, which became effective as of January 1, 2018, reflect our Board’s belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, our executive officers are expected to acquire and hold shares of our Common Stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x

All individuals who were serving as executive officers on January 1, 2018 are expected to attain the minimum level of ownership by no later than January 1, 2023. Any individual who becomes an executive officer after January 1, 2018 is expected to attain the minimum ownership amount within five years after the date of his or her initial appointment as an executive officer. We expect that our executive officers will achieve the requisite ownership levels within the designated five-year timeframe.

Blucora, Inc. | 2022 Proxy Statement     91

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Compensation Committee

Jana R. Schreuder, Chair

E. Carol Hayles*

Karthik Rao

*Stepped down from the Compensation Committee on March 11, 2022

Blucora, Inc. | 2022 Proxy Statement     92

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation in the Company’s compensation programs do not encourage management to assume excessive risk taking, and following the assessment of our compensation program, the Compensation Committee does not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

●	We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

●	For short-term performance, our annual 2021 Short-Term Executive Bonus Program was intended to award annual cash payments based on achievement of earnings goals that were based on the operational and financial metrics applicable to each executive officer and were established by the Compensation Committee at the beginning of the year. In addition, the maximum payout percentage for the performance metrics under the 2021 Executive Bonus Program was subject to a cap of 240% of the target awards (inclusive of the STI Modifier and reduced to 200% starting in 2022).

●	For long-term performance, our 2021 equity grants were comprised of stock options and time-based RSUs that vest over a three-year period. We believe these equity grants provide incentive for executives and other employees who receive these grants to focus on long-term fundamentals and create long-term stockholder value. In addition, in 2021, we granted PRSUs that are eligible to vest in 2024, subject to the Company achieving a certain level of Adjusted EBITDA (as adjusted) and a certain relative TSR ranking compared to a pre-established TSR peer group during the performance period. These performance-based awards reflect the continued focus of the Compensation Committee to align pay with performance and match the incentives of executives with the interests of stockholders. We believe these grants add an additional performance-based component that requires the long-term growth of our Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in Adjusted EBITDA (as adjusted) and TSR.

●	We maintain a Clawback Policy that allows us to recoup certain compensation and awards paid to our executive officers in the event that there is a material restatement of our financial results.

●	Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our Common Stock by any director, officer or employee.

●	We have stock ownership guidelines requiring our CEO to own an amount of our equity with a value equal to five times (5x) his base salary and each of our executive officers other than the CEO to own an amount of our equity with a value equal to three times (3x) such executive officer’s base salary.

Blucora, Inc. | 2022 Proxy Statement     93

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2021 Summary Compensation Table

The following table and footnotes discuss the compensation of our NEOs for 2021 and prior years, where applicable. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of 2021 compensation with respect to each NEO.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christopher W. Walters President & CEO	2021	$780,000	—	$3,567,398	$1,375,829	$1,384,110	$71,600	$$7,178,937
	2020	$711,000	$250,000	$4,379,879	$1,655,393	$814,466	$207,650	$8,018,388

Marc Mehlman Chief Financial Officer	2021	$350,000	—	$499,410	$192,615	$476,158	$10,603	$1,528,786
	2020	$235,577	$238,140	$350,000	$352,100	—	$9,154	$1,184,971
Curtis A. Campbell President, TaxAct and Software	2021	$395,000	—	$781,259	$301,308	$623,680	$11,600	$2,112,847
	2020	$394,885	—	$1,120,258	$508,714	$330,764	$11,400	$2,366,021
	2019	$387,308	—	$712,484	$240,784	$537,653	$11,200	$1,889,429
Todd C. Mackay President, Wealth Management	2021	$395,000	—	$713,482	$275,165	$543,125	$11,600	$1,938,372
	2020	$394,846	—	$920,766	$418,114	$360,240	$11,400	$2,105,366
	2019	$414,647	$121,906	$1,087,879	$92,207	$478,339	$11,200	$2,206,178
Ann J. Bruder Chief Legal, Development, and Administrative Officer and Secretary	2021	$415,000	—	$720,815	$200,870	$451,669	$11,600	$1,799,954
	2020	$414,885	$200,000	$746,798	$339,137	$274,896	$11,400	$1,987,116
	2019	$407,116	$100,000	$768,667	$158,404	$362,560	$11,200	$1,807,947

(1)	Reflects base pay earned by the NEOs for 2021. The 2020 base salaries for Messrs. Walters and Mehlman were pro-rated to reflect their partial year of service in 2020. Ms. Bruder’s salary during 2021 includes $77,237 that she elected to defer pursuant to the Executive Deferral Plan. See “Pension Benefits; Non-Qualified Defined Contribution; and Other Non-Qualified Deferred Compensation Plans” on page 100 for more information regarding the Executive Deferral Plan.
(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. The grant date fair value for the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. The Adjusted EBITDA (as adjusted) metric applicable to the PRSU awards granted in 2021 will be set at the beginning of each year during the three-year performance period. In accordance with SEC rules and ASC Topic 718, due to the annual setting of the Adjusted EBITDA (as adjusted) performance metric, ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total PRSUs in each year of the three-year performance period and, accordingly, the grant date fair values of the PRSUs reflected in this table represent the grant date fair values for one-third of the PRSU awards subject to the Adjusted EBITDA (as adjusted) metric and the grant date fair values for the entire portion of the PRSU awards subject to the relative TSR metric. Assumptions used in the valuation of stock and option awards granted in 2021 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2021 Annual Report. The maximum value of one-third of the PRSUs subject to the Adjusted EBITDA (as adjusted) metric that were granted on January 4, 2021 is two-times target for Messrs. Walters, Mehlman, Campbell, Mackay and Ms. Bruder, or $583,320, $81,660, $127,740, $116,670 and $85,170, respectively. Under FASB ASC Topic 718, the vesting condition related to the TSR PSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition.

Blucora, Inc. | 2022 Proxy Statement     94

(3)	Includes amounts earned in 2021 under the 2021 Executive Bonus Program and paid in 2022 based on the achievement of certain performance goals. See “Compensation Discussion and Analysis – What We Pay and Why – Short-Term Executive Bonus Program Payments” for additional information.
(4)	All Other Compensation in 2021 consisted of the following:

Name	401(k) Match (a)	Commuting(b)	Total
Christopher W. Walters	$11,600	$60,000	$71,600
Marc Mehlman	$10,603	—	$10,603
Todd C. Mackay	$11,600	—	$11,600
Curtis A. Campbell	$11,600	—	$11,600
Ann J. Bruder	$11,600	—	$11,600

(a)	Reflects the amount of matching contributions received by each NEO under the 401(k) Plan, which were capped at the annual IRS compensation limit where appropriate. All matching contributions are invested in the 401(k) Plan as directed by the participant.
(b)	Reflects an allowance paid to Mr. Walters in 2021 for temporary living and commuting expenses pursuant to Mr. Walters’s employment agreement.

Blucora, Inc. | 2022 Proxy Statement     95

2021 Grants of Plan-Based Awards

The following table and footnotes provide information about awards granted to our NEOs in 2021, including non-equity incentive plan awards that were awarded under our 2021 Executive Bonus Program and equity plan awards that were granted under our 2018 Plan. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis—What We Pay and Why” for a detailed description and narrative discussion of these grants.

	Grant	Committee Approval Date (if different from Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name(4)(5)	Date	Date)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards(3)
Christopher W. Walters President and CEO			$585,000	$1,170,000	$2,808,000	$—	$—	$—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	38,889	77,777	155,554	—	—	—	$1,567,403
	1/4/2021	12/15/2020	—	—	—	—	—	—	133,333	—	—	$1,999,995
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	216,666	$15.00	$1,375,829
Marc Mehlman Chief Financial Officer			$175,000	$350,000	$840,000	$—	$—	$—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	5,444	10,888	21,776	—	—	—	$219.420
	1/4/2021	12/15/2020	—	—	—	—	—	—	18,666	—	—	$279,990
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	30,333	$15.00	$192,615
Curtis A. Campbell President, TaxAct and Software			$246,875	$493,750	$1,185,000	$—	$—	$—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	8,517	17,033	34,066	—	—	—	$343.259
	1/4/2021	12/15/2020	—	—	—	—	—	—	29,200	—	—	$438,000
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	47,450	$15.00	$301,308
Todd C. Mackay President, Wealth Management			$246,875	$493,750	$1,185,000	$—	$—	$—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	7,778	15,556	31,112	—	—	—	$313,492
	1/4/2021	12/15/2020	—	—	—	—	—	—	26,666	—	—	$399,990
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	43,333	$15.00	$275,165
Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary			$166,000	$332,000	$796,800	$—	$—	$—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	5,678	11,355	22,710	—	—	—	$228,830
	1/4/2021	12/15/2020	—	—	—	—	—	—	32,799	—	—	$491,985
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	31,633	$15.00	$200,870
(1)	Represents the range of possible preliminary cash payouts under the 2021 Executive Bonus Program. The preliminary cash payout was subject to an upward or downward adjustment by up to 20% based on the level of attainment of the STI Modifier metrics. Actual amounts earned, as determined by the Compensation Committee in the first quarter of 2022, are reflected in the “2021 Summary Compensation Table” under the Non-Equity Incentive Plan Compensation column. See “Compensation Discussion and Analysis—What We Pay and Why—Short-Term Executive Bonus Program Payments” for additional information.
(2)	Represents PRSUs granted on January 4, 2021 which are eligible to vest following a three-year performance period, beginning on January 1, 2021 and ending December 31, 2023. Fifty-percent of the PRSUs will vest based on the Company’s achievement of a certain level of Adjusted EBITDA (as adjusted) in each year during the performance period and the other fifty-percent will vest upon the Company’s achievement of specified relative TSR ranking against a TSR peer group over the performance period. The Adjusted EBITDA (as adjusted) metric will be set at the beginning of each year during the performance period. In accordance with SEC rules and ASC Topic 718, due to the annual setting of the Adjusted EBITDA (as adjusted) performance metric, ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total PRSUs in each year of the three-year performance period and, accordingly, only one-third of the PRSU awards subject to the Adjusted EBITDA (as adjusted) metric and the entire portion of the PRSU awards subject to the relative TSR metric are reflected in this table. See “Compensation Discussion and Analysis—What We Pay and Why—Long-Term Equity Incentive Awards” for additional information.
(3)	Amounts represent the aggregate grant date fair value of stock awards (which consist of time-based RSUs and PRSUs) and option awards computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. Assumptions used in the valuation of stock and option awards granted in 2021 are discussed in “Note 12: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2020 Annual Report. See “Compensation Discussion and Analysis—What We Pay and Why—Long-Term Equity Incentive Awards” for additional information.

Blucora, Inc. | 2022 Proxy Statement     96

Outstanding Equity Awards at 2021 Fiscal Year End

The following table and footnotes provide information regarding unexercised options (including vested and unvested options), unvested time-based RSUs and unvested PRSUs outstanding as of December 31, 2021 for each of the NEOs:

Name	Grant Date		Option Awards (1)				Stock Awards (1)
			Number of Securities Underlying Unexercised Options		Option Exercise Price/Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
			Exercisable	Not Exercisable
Christopher W. Walters President and CEO	5/28/2015		10,118	—	$16.01	5/28/2022	—	—	—	—
	5/24/2016		15,569	—	$8.96	5/24/2023	—	—	—	—
	5/23/2019		—	—	—	—	3,972	$68,795	—	—
	1/30/2020		—	—	—	—	57,080	$988,626	—	—
	1/30/2020	(4)	—	—	—	—	—	—	37,457	$648,755
	1/30/2020		55,255	110,527	$23.36	1/30/2027	—	—	—	—
	5/21/2020		34,822	69,655	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	24,876	$430,852	—	—
	1/4/2021		—	216,666	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	133,333	$2,309,328	—	—
	1/4/2021	(5)	—	—	—	—	—	—	77,777	$1,347,098
Marc Mehlman Chief Financial Officer	4/27/2020		23,331	46,669	$14.00	4/27/2027	—	—	—	—
	4/27/2020		—	—	—	—	16,667	$288,672	—	—
	1/4/2021		—	30,333	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	18,666	$323,295	—	—
	1/4/2021	(5)	—	—	—	—	—	—	10,888	$188,580
Curtis A. Campbell President, TaxAct and Software	1/2/2019		18,156	9,082	$27.03	1/2/2026	—	—	—	—
	1/2/2019		—	—	—	—	4,686	$81,162	—	—
	1/2/2019	(3)	—	—	—	—	—	—	6,151	$106,535
	1/9/2020		11,206	22,416	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	11,569	$200,375	—	—
	1/9/2020	(4)	—	—	—	—	—	—	7,592	$131,493
	5/21/2020		19,065	38,136	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	13,620	$235,898	—	—
	1/4/2021		—	47,450	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	29,200	$505,744	—	—
	1/4/2021	(5)	—	—	—	—	—	—	17,033	$295,012

Blucora, Inc. | 2022 Proxy Statement     97

Name	Grant Date	Option Awards (1)				Stock Awards (1)
		Number of Securities Underlying Unexercised Options		Option Exercise Price/Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
		Exercisable	Not Exercisable

Todd C. Mackay President, Wealth Management	6/17/2015		21,119	—	$16.32	6/17/2022	—	—	—	—
	12/17/2015		10,141	—	$10.67	12/17/2022	—	—	—	—
	7/1/2017		5,977	—	21.20	7/1/2024	—	—	—	—
	12/31/2017		14,479	—	$22.10	12/31/2024	—	—	—	—
	1/2/2019		—	—	—	—	1,575	$27,279	—	—
	6/14/2019		—	—	—	—	1,553	$26,898	—	—
	6/14/2019	(3)	—	—	—	—	—	—	2,039	$35,315
	6/14/2019		6,020	3,011	$31.75	6/14/2026	—	—	—	—
	1/9/2020		9,210	18,424	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	9,509	$164,696	—	—
	1/9/2020	(4)	—	—	—	—	—	—	6,240	$108,077
	5/21/2020		15,669	31,345	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	11,194	$193,880	—	—
	1/4/2021		—	43,333	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	26,666	$461,855	—	—
	1/4/2021	(5)	—	—	—	—	—	—	15,556	$269,430
Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary	6/19/2017		31,409	—	$21.70	6/19/2024	—	—	—	—
	2/20/2018		28,333	—	$24.00	2/20/2025	—	—	—	—
	1/2/2019		11,944	5,975	$27.03	1/2/2026	—	—	—	—
	1/2/2019		—	—	—	—	3,083	$53,398	—	—
	1/2/2019	(3)	—	—	—	—	—	—	4,046	$70,077
	1/9/2020		7,470	14,944	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	7,712	$133,572	—	—
	1/9/2020	(4)	—	—	—	—	—	—	5,061	$87,657
	5/21/2020		12,710	25,424	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	9,079	$157,248	—	—
	1/4/2021		—	31,633	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	32,799	$568,079	—	—
	1/4/2021	(5)	—	—	—	—	—	—	11,355	$196,669

(1)	Consists of time-based RSUs and option awards. Other than the awards described in footnotes 3-5 and those issued to Mr. Walters as a member of our Board that vest the earlier of one year from the date of grant or the date of the next shareholder’s meeting, the awards granted prior to 2018 vested over a three-year period, with 33.33% vesting on the first anniversary of the date of grant and approximately 16.67% vesting at the end of each subsequent six-month period, such that the awards fully vested at the end of three years. Awards granted in 2018 and after vest pro-ratably over a three-year period.
(2)	The market value of unvested time-based RSUs and PRSUs is based on the closing price of our Common Stock on December 31, 2021 (the last trading day of 2021), which was $17.32 per share.
(3)	These PRSUs were eligible to vest following a three-year performance period, beginning on January 1, 2019 and ending December 31, 2021, based on our achievement of a certain level of non-GAAP EPS for 2021. The number of PRSUs reported in this table are reported at the threshold level of achievement of non-GAAP EPS for 2021. Subsequent to December 31, 2021, the Compensation Committee determined that the actual non-GAAP EPS achieved by the Company was below the threshold, and therefore these PRSUs were forfeited.
(4)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2020 and ending December 31, 2022. Fifty-percent of the PRSUs will vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, and the other fifty-percent will vest upon the Company’s achievement of certain relative TSR ranking against a TSR peer group over the performance period. We have assumed that if the performance criteria for these awards were determined on December 31, 2021 (instead of December 31, 2022), the PRSUs would have vested no higher than threshold. Thus, amounts reported in this table are reported at the threshold level of achievement. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of non-GAAP EPS for 2022 and the Company’s relative TRS ranking for the three-year performance period and may be more or less than the amounts shown.

Blucora, Inc. | 2022 Proxy Statement     98

(5)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2021 and ending December 31, 2023. Fifty-percent of the PRSUs will vest upon the Company’s achievement of a certain level of Adjusted EBITDA (as adjusted) for the each of the one-year periods in the three-year performance period, and the other fifty-percent will vest upon the Company’s achievement of certain relative TSR ranking against a TSR peer group over the performance period. We have assumed that if the performance criteria for these awards were determined on December 31, 2021 (instead of December 31, 2023), the PRSUs would have vested no higher than target. Thus, amounts reported in this table are reported at the target level of achievement. The amounts reported in this table reflect only one-third of the PRSU target awards subject to the Adjusted EBITDA (as adjusted) metric and the entire portion of the target PRSU awards subject to the relative TSR metric. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of Adjusted EBITDA (as adjusted) for and the Company’s relative TRS ranking for the three-year performance period and may be more or less than the amounts shown. See the 2021 Grants of Plan-Based Awards table for the target and maximum number of shares that could vest and footnotes regarding the treatment of PRSUs subject to the Adjusted EBITDA (as adjusted) metric.

2021 Option Exercises and Stock Vested

The following table and footnotes describe, for each of our NEOs, the number of shares acquired upon the exercise of stock options and vesting of time-based RSUs and PRSUs during 2021, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of time-based RSUs and PRSUs is before the withholding of any taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Christopher W. Walters	—	—	40,973	$676,150
Marc Mehlman	—	—	8,333	$120,495
Curtis A. Campbell	—	—	17,279	$275,477
Todd C. Mackay	—	—	30,221	$498,559
Ann J. Bruder	—	—	21,511	$346,845

(1)	None of the NEOs exercised their vested options in 2021.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs and PRSUs by the closing price of the Company’s Common Stock on the vesting date.

Blucora, Inc. | 2022 Proxy Statement     99

Pension Benefits; Non-Qualified Defined Contribution;

and Other Non-Qualified Deferred Compensation Plans

On January 1, 2019, the Company implemented the Blucora Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”). The Executive Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s executive officers to defer a portion of their base salary and annual incentive bonus. Participants may elect to defer at least 5%, and up to 90%, of their base salary and up to 100% of their annual bonus and incentive bonuses, respectively, to the Executive Deferral Plan. Company contributions are allowed under the terms of the Executive Deferral Plan, but no employer contributions were made for 2021. Participants direct the investment of their accounts, at market rates, among the available investment options (generally the same investment options available under our 401(k) Plan). The Executive Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Key employee distributions payable upon separation from service will be delayed for six months. The assets of the Executive Deferral Plan are held in a rabbi trust. The following table reflects information regarding the participation by the participating NEO in the Executive Deferral Plan for 2021.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Ann J. Bruder	$77,237	—	$20,662	—	$247,575

(1) The Executive Contributions shown in the above table are also reflected in the Salary Column of the “2021 Summary Compensation Table.”

(2) The amount in this column includes $40,712 and $88,621 that was previously reported in the Summary Compensation Table as compensation for Ms. Bruder for 2019 and 2020, respectively.

Potential Payments upon Termination or Change of Control

Executive Severance Plan

Effective January 17, 2021, the Compensation Committee adopted the Executive Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives (other than Mr. Walters, who is not a participant), including Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, each of whom has signed a Participation Agreement agreeing, as a condition of participation, to an extension of the duration of certain restrictive covenants such executive is subject to from 12 to 24 months following a “Qualifying Termination” (as defined below).

A fundamental feature of the Executive Severance Plan is that severance benefits are payable only upon a “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntary terminated (other than for “Cause,” death or disability), or terminates his or her own employment for “good reason” (which may arise from a material reduction in duties, authority or responsibilities or reporting relationship, a reduction in base salary, target annual cash bonus opportunity or employee benefits, an increase in the executive’s commute to his or her current principal work location of more than 25 miles without consent or a failure of the Company to assign the plan to a successor), in each case, within 24 months following a Change of Control or within two months prior to, and in connection with, a Change of Control that is ultimately consummated (a “Qualifying Termination”).

Under the Executive Severance Plan, a Change of Control of the Company generally means the occurrence of any of the following: (i) an acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company; (ii) approval by the stockholders of liquidation of the Company; (iii) a sale of the Company or substantially all of its assets; (iv) a sale of assets of the Company that generated 40% or more of the Company’s consolidated Adjusted EBITDA (as adjusted) or total net revenue; or (v) a change in composition of the Board such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office, or a director appointed by directors so nominated).

Blucora, Inc. | 2022 Proxy Statement     100

In the event of a Qualifying Termination, such participant will generally be eligible for the following severance benefits:

●	a lump sum severance payment in an amount equal to two times the sum of (A) the participant’s annualized base salary (as in effect at the time of the Qualifying Termination or at the highest rate in effect for such participant after the effective date of the Executive Severance Plan) and (B) the participant’s target annual bonus for the calendar year in which the Qualifying Termination occurs (provided that such target annual bonus shall not be lower than the highest target annual cash bonus paid by the Company to the participant under any annual cash bonus plan in effect for a calendar year commencing since the effective date of the Executive Severance Plan) (the “target annual cash bonus”);

●	a cash payment equal to any accrued but unpaid annual cash bonus for any completed fiscal year preceding a Qualifying Termination;

●	a cash payment equal to the target annual cash bonus prorated based on the number of days participant remained an employee during the calendar year in which the Qualifying Termination occurs; and

●	an amount equal to the monthly premium for continuation healthcare coverage for the participant under the Company’s group health plan then in effect, including for coverage of any spouse or dependent child of the participant, multiplied by 24.

In addition, upon a Qualifying Termination (or if later, the Change of Control), a participant’s outstanding equity awards will fully vest, all performance conditions (if any) will be deemed satisfied at the target performance level, all restrictions on any such outstanding equity awards will lapse and any outstanding stock options will remain exercisable until the later of the first anniversary of the Qualifying Termination and the original expiration date applicable to such options.

If any payments and benefits to be paid or provided to a participant, whether pursuant to the terms of the Executive Severance Plan or otherwise, would be subject to excise taxes under the “golden parachute” provisions of the Internal Revenue Code, such payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater after-tax benefit to the participant.

Any severance benefits under the Executive Severance Plan are conditioned on the participant’s executing a general release and waiver of claims substantially in a form prescribed by the Company. In addition, the plan administrator may, in the event of a participant’s material breach of a material obligation of participant to the Company pursuant to any award or agreement between participant and the Company, including a material breach of any agreement containing restrictive covenants (e.g., confidentiality and non-competition provisions) or a determination that an event constituting Cause has occurred, terminate the right of such participant to receive any severance benefits and seek the recoupment of any severance benefits paid to such participant.

Severance benefits payable under the Executive Severance Plan replace (and will be paid in lieu of) any cash or non-cash change-of-control severance benefits that a participant otherwise is eligible to receive under any other agreements entered into between the Company and the participant (including any employment agreements).

Employment Agreements

The Company has entered into employment agreements with each of our NEOs, which include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger severance payments and other benefits for our NEOs under their employment agreements.

Blucora, Inc. | 2022 Proxy Statement     101

Termination without Cause and Constructive Termination or Resignation for Good Reason: Under the employment agreement in place on December 31, 2021, Messrs. Walters, Mehlman, Campbell and Mackay and Ms. Bruder are entitled to receive similar benefits if, other than in connection with a change of control of the Company, they are terminated by us without cause or there is a constructive termination or resignation for good reason, including the following:

●	Messrs. Mehlman, Mackay and Campbell and Ms. Bruder would have received:
■	a severance amount equal to one times such NEO’s annual salary, payable in a single lump sum payment (or, in the case of Messrs. Mehlman and Mackay, in 12 equal monthly payments);
■	any unpaid portion of his or her bonus to the extent earned; and
■	a lump sum payment equal to 12 months of COBRA premiums.
●	Mr. Walters would have received:
■	a severance amount equal to two times his then-current salary and two times his then annual target bonus amount, payable in a single lump sum payment;
■	any unpaid portion of his bonus to the extent earned; and
■	a lump sum payment equal to 18 months of COBRA premiums.

Death: Under the employment agreements in place as of December 31, 2021 for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, upon his death his beneficiary would receive a lump sum payment equal to six months’ base salary and an amount equal to his then-current annual target bonus and any unpaid portion of his bonus, to the extent earned.

Disability: Under the employment agreements in place as of December 31, 2021, for Messrs. Mehlman, Campbell and Mackay and Ms. Bruder, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one-year period) entitles the NEO to receive a lump sum payment equal to six months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, he would receive a lump sum payment equal to six months’ base pay and an amount equal to his then-current annual target bonus and any unpaid portion of his bonus, to the extent earned.

Change of Control: Severance payments and benefits payable upon a change of control-related termination for NEOs other than Mr. Walters are governed by the terms of our Executive Severance Plan, as described above. Under his employment agreement, Mr. Walters would have been entitled to receive the following benefits if he was terminated by the Company without cause or resigned for good reason, in each case, within 24 months following or during the two-month period prior to a change of control of the Company:

■	a severance amount equal to 2.5 times his base salary and 2.5 times his target bonus amount, payable in a single lump sum payment;
■	any unpaid portion of his bonus to the extent earned; and
■	18 months of COBRA premiums.

Mr. Walters would also have received full acceleration of all unvested time-based equity awards and an extended post-termination exercise period for his options until the earlier of the original expiration date of the award or 12 months following termination.

Potential Payments

The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of the termination of such NEO’s employment (i) by the NEO (without good reason), (ii) by the Company without cause or by the NEO for good reason, (iii) in connection with a change of control or significant corporate transaction, termination by the NEO for good reason or by the Company without cause (iv) on account of disability or (v) on account of death, in each case, as of December 31, 2021.

Blucora, Inc. | 2022 Proxy Statement     102

The table below reflects the following assumptions:

●	a termination date of December 31, 2021;

●	each NEO other than Mr. Walters would receive payments in accordance with the terms of the Executive Severance Plan in the case of a Qualifying Termination and their employment agreements in the case of any other termination of employment. As Mr. Walters does not participate in the Executive Severance Plan, the payments he would receive upon any termination of his employment would be determined in accordance with his employment agreement as in effect on December 31, 2021;

●	valuations for equity are based on the closing price for our stock on December 31, 2021 (the last trading day of 2021), which was $17.32;

●	each NEO had received all of his or her base salary earned during 2021; and

●	each NEO was entitled to, but had not yet been paid, the 2021 annual bonus plan payment received in February 2022 (because the assumed termination date is December 31, 2021).

Executive	Termination By Executive (Without Good Reason)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction / Termination Without Cause/Good Reason (1)	Disability (2)	Death (3)
Christopher W. Walters
Severance	—	$3,900,000	$4,875,000(4)	$1,560,000	$1,560,000
Short-Term Incentive (5)	$1,384,110	$1,384,110	$1,384,110	$1,384,110	$1,384,110
Health Benefits (6)	—	$36,716	$36,716	—	—
Accelerated Vesting of Stock Options (7)	—	—	$921,988	$921,988	$921,988
Accelerated Vesting of Stock Awards (7)	—	—	$5,144,232	$7,046,971	$7,046,971
Total	$1,384,110	$5,320,826	$12,362,046	$10,913,069	$10,913,069
Marc Mehlman
Severance	—	$350,000	$1,400,000 (4)	$175,000	$87,500
Short-Term Incentive (5)	$476,158	$476,158	$476,158	$476,158	$476,158
Health Benefits (6)	—	$24,477	$48,955	—	—
Accelerated Vesting of Stock Options (7)	—	—	$225,314	$225,314	$225,314
Accelerated Vesting of Stock Awards (7)	—	—	$894,855	$894,855	$894,855
Total	$476,158	$850,635	$3,045,282	$1,771,327	$1,683,827

Blucora, Inc. | 2022 Proxy Statement     103

Executive	Termination By Executive (Without Good Reason)	Termination by the Company Without Cause or by the Executive for Good Reason/Constructive Termination	Change of Control or Corporate Transaction / Termination Without Cause/Good Reason (1)	Disability (2)	Death (3)
Curtis A. Campbell
Severance	—	$395,000	$1,777,500(4)	$197,500	$98,750
Short-Term Incentive (5)	$623,680	$623,680	$623,680	$623,680	$623,680
Health Benefits (6)	—	$22,626	$45,252	—	—
Accelerated Vesting of Stock Options (7)	—	—	$339,663	$339,663	$339,663
Accelerated Vesting of Stock Awards (7)	—	—	$1,941,744	$1,941,744	$1,941,744
Total	$623,680	$1,041,306	$4,727,839	$3,102,587	$3,003,837
Todd C. Mackay
Severance	—	$395,000	$1,777,500(4)	$197,500	$98,750
Short-Term Incentive (5)	$543,125	$543,125	$543,125	$543,125	$543,125
Health Benefits (6)	—	$22,626	$45,252	—	—
Accelerated Vesting of Stock Options (7)	—	—	$289,230	$289,230	$289,230
Accelerated Vesting of Stock Awards (7)	—	—	$1,565,520	$1,565,520	$1,565,520
Total	$543,125	$960,751	$4,220,627	$2,595,375	$2,496,625
Ann J. Bruder
Severance	—	$415,000	$1,494,000(4)	$207,500	$103,750
Short-Term Incentive (5)	$451,669	$451,669	$451,669	$451,669	$451,669
Health Benefits (6)	—	$22,626	$45,252	—	—
Accelerated Vesting of Stock Options (7)	—	—	$226,441	$226,441	$226,441
Accelerated Vesting of Stock Awards (7)	—	—	$1,522,774	$1,522,774	$1,522,774
Total	$451,669	$889,295	$3,740,136	$2,408,384	$2,304,634

(1)	Pursuant to the terms of the Executive Severance Plan as of December 31, 2021, Messrs. Mehlman, Campbell and Mackay and Ms. Bruder (excluding Mr. Walters as he is not a participant in the Executive Severance Plan as of December 31, 2021) would be entitled to change of control severance benefits if they were terminated within 24 months following or during the two-month period prior to a change of control of the Company. The change of control payments described in “Executive Severance Plan” above would be made only in the event of a “double trigger”. Pursuant to the terms of Mr. Walter’s employment agreement as of December 31, 2021, Mr. Walters would be entitled to change of control severance benefits if he was terminated within 24 months following or during the two-month period prior to a change of control of the Company. As is the case for the other executives, the change of control payments for Mr. Walters would only be made in the event of a “double trigger”.
(2)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs would be entitled to receive six months of base pay in the event of disability.
(3)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs would be entitled to receive three months of base pay in the event of their death.
(4)	Amounts reported represent the severance amount payable to Messrs. Mehlman, Campbell and Mackay and Ms. Bruder under the terms of the Executive Severance Plan and to Mr. Walters under the terms of his employment agreement as described in more detail above.
(5)	Reflects the actual bonus earned under the 2021 Executive Bonus Program.

Blucora, Inc. | 2022 Proxy Statement     104

(6)	Amounts reported represent estimated COBRA premiums of 18 months for the CEO and 12 months for the other NEOs (increased to 24 months in the event of a change of control) for a termination by the Company without cause or by the NEO for good reason.
(7)	Amounts in these rows reflect the value of equity awards that would be accelerated upon a termination of employment or a change of control, for the NEOs (excluding Mr. Walters) calculated pursuant to the terms of the Executive Severance Plan. Amounts shown in these rows for Mr. Walters reflects the value of equity awards that would be accelerated upon a termination of employment or change of control pursuant to Mr. Walters employment agreement and the 2018 Plan and the award agreements thereunder. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $17.32 per share on December 31, 2021 and (ii) the number of unvested option shares that would vest following a qualifying termination or termination due to death or disability. In the case of stock grants, the equity value represents the value of the shares determined by multiplying the closing stock price of $17.32 per share on December 31, 2021 by the number of unvested RSUs (to the extent accelerated due to a qualifying termination or termination due to death or disability). In the case of PRSUs, the equity value represents the value of the shares determined by multiplying the closing stock price of $17.32 per share by the number of shares to be awarded based on target achievement for the NEOs who are participating in the Executive Severance Plan and for Mr. Walters, the number of shares to be awarded as described in the following chart. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the terms of the NEOs employment agreements, the 2015 Plan and award agreements thereunder or the 2018 Plan and award agreements thereunder, as applicable.

Event	Stock Options	Time-Based RSUs	PRSUs (2019 grants)	PRSUs (2020 grants)	PRSUs (2021 grants)
Change of Control (without termination of employment)	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms, except achievement with respect to the portion of the PRSUs vesting upon achievement of Adjusted EBITDA (as adjusted) will be fixed at the applicable target level
Change of Control and qualifying termination within 2-month period prior to, or 24 month period following, the Change of Control (Mr. Walters only)	Accelerate, per employment agreement	Accelerate, per employment agreement	Vesting continues under normal terms	With respect to portion of PRSUs vesting upon achievement of non-GAAP EPS, prorated vesting based on target performance and period served during vesting period, and with respect to portion vesting upon the Company’s relative TSR ranking, accelerated vesting based on actual performance through the date of the change of control, in each case, per award agreements under 2018 Plan	With respect to portion of PRSUs vesting upon achievement of Adjusted EBITDA (as adjusted), prorated vesting based on target performance and period served during vesting period, and with respect to portion vesting upon the Company’s relative TSR ranking, accelerated vesting based on actual performance through the date of the change of control, in each case, per award agreements under 2018 Plan
Death or Disability	Accelerate, per award agreements under 2015 Plan and 2018 Plan	Accelerate, per award agreements under 2015 Plan and 2018 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2018 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2018 Plan	Accelerated vesting, with performance based on target level of achievement, per award agreements under 2018 Plan

Blucora, Inc. | 2022 Proxy Statement     105

CEO PAY RATIO

2021 CEO Pay Ratio

Below is: (i) the 2021 annual total compensation of our CEO; (ii) the 2021 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation	$7,178,937
Median Employee Annual Total Compensation	$97,770
CEO to Median Employee Pay Ratio	73:1

Methodology

We believe our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process are explained below:

●	Determined Employee Population. We began with our employee population as of October 1, 2021, including all employees working on a full-time, part-time or interim basis, employed by the Company or our consolidated subsidiaries.

●	Identified the Median Employee. We have revised how we identify the median employee in 2021 to use cash compensation rather than cash and equity compensation, as we had done in prior years. We changed our methodology because our employee population has grown significantly over time and cash compensation was viewed as a more consistently applied compensation measure among our employee population, with all of our employees eligible for either annual bonuses or production-based bonuses and only approximately 20% of our employees eligible for equity awards. We calculated compensation for each employee utilizing base pay, overtime and bonus compensation as of December 31, 2021. The cash compensation was annualized for employees who were hired during 2021 and was comprised of base salary and the greater of target bonus or actual bonus paid (as actual bonus paid was prorated and would not be representative of full-year bonus amounts). We did not make any cost-of-living adjustments. We identified our median employee using a standard median formula based on the selected compensation measure, which was consistently applied to all of our employees included in this calculation. Once we identified our median employee, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

●	Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2021 according to the SEC’s instructions for preparing the Summary Compensation Table. We calculated our CEO’s annual total compensation using the same approach.

Blucora, Inc. | 2022 Proxy Statement     106

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 9, 2022, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of our Common Stock; (ii) each of our directors and Director Nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors is based on their most recent filings with the SEC (as described in the footnotes to this table) and has not been independently verified by us. The number of shares outstanding as of the Record Date was 48,080,181 shares. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us, that each beneficial owner has sole voting and investment power with respect to the shares listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Blucora, Inc. 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares of Common Stock Owned Directly or Indirectly	Number of Shares of Common Stock That Can Be Acquired Within 60 Days of
		March 9, 2022		Shares of Common Stock Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
5% Stockholders
BlackRock, Inc.	7,833,855	—	—	7,833,855	(2)	16.29%
55 East 52nd Street, New York, NY 10055
The Vanguard Group	5,006,159	—	—	5,006,159	(3)	10.41%
100 Vanguard Blvd., Malvern, PA 19355
Van Berkom & Associates Inc.	3,932,294	—	—	3,932,294	(4)	8.18%
1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8
Dimensional Fund Advisors LP	2,655,856	—	—	2,655,856	(5)	5.52%
6300 Bee Cave Road, Building One, Austin TX 78746
Directors
Steven Aldrich	16,476	—	—	16,476		*
Mark A. Ernst	92,438	—	—	92,438	(6)	*
E. Carol Hayles	6,692	—	—	6,692		*
Kanayalal A. Kotecha	—	—	—	—		—
J. Richard Leaman III	—	—	—	—		—
Tina Perry	4,630	—	8,012	12,642		—
Georganne C. Proctor	13,733	—	—	13,733		*
Karthik Rao	11,811	—	8,012	19,823		*
Jana R. Schreuder	18,438	—	8,012	26,450		*
Mary S. Zappone	48,468	15,569	8,012	72,049		*

Blucora, Inc. | 2022 Proxy Statement     107

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		March 9, 2022		Shares Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
Named Executive Officers
Ann J. Bruder	48,034	92,602	—	140,636		*
Curtis Campbell	36,858	84,530	—	121,388		*
Todd C. Mackay	68,766	75007	—	143,773		*
Marc Mehlman	22,707	56,771	8,332	87,810	(7)	*
Christopher W. Walters	132,065	243,233	—	375,298		*
All directors and executive officers as a group (15 persons)	521,116	567,712	40,380	1,129,208		2.35%

* Indicates less than 1.0% ownership of our Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of March 9, 2022, if any, or RSUs held by such person that vest within 60 days of March 9, 2022, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2022, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 7,746,056 shares and sole dispositive power as to 7,833,855 shares.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group (“Vanguard”). Vanguard reported it had sole voting power as to 0 shares, shared voting power as to 62,627 shares, sole dispositive power as to 4,906,336 shares and shared dispositive power as 99,823 shares.

(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022, by Van Berkom & Associates Inc. Van Berkom & Associates Inc. reported it had sole voting power as to 3,932,294 shares and sole dispositive power as to 3,932,294 shares.

(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2022, by Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”). Dimensional is an investment adviser/manager to certain funds and as investment adviser/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 2,624,728 shares and sole dispositive power as to 2,655,856 shares.

(6)	Includes 14,000 shares of Common Stock held by Bellevue Capital LLC. Mr. Ernst is the managing partner of Bellevue Capital LLC.

(7)	Includes 2,025 shares of Common Stock held by Mr. Mehlman’s spouse.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”) to file with the SEC reports of ownership and reports of changes in ownership of our Common Stock and our other equity securities. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended December 31, 2021 all Reporting Persons complied with all applicable requirements, except Ms. Perry filed one late Form 4 to report a grant of RSUs.

Blucora, Inc. | 2022 Proxy Statement     108

Ownership Limitations

Certain transfers of shares of our Common Stock and other securities between stockholders could result in an “ownership change,” as defined in Internal Revenue Code Section 382 and the related Treasury Regulations (collectively, “Section 382”). Our Charter was amended in 2009 to reclassify our Common Stock and impose restrictions on transfers under certain circumstances in order to preserve our net operating losses (“NOLs”) and certain other tax benefits.

In particular, our Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge or other disposition in any manner whatsoever) any shares of our Common Stock or other securities (including any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares of our Common Stock) to the extent that after giving effect to such purported transfer, the transfer would (i) create or result in a person or group of persons becoming a five-percent stockholder of our Common Stock and other securities for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” Our Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates our Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial or other ownership of the number of shares that results in the violation (which are referred to as “Excess Securities”). The purported transferee is not entitled to any rights as a Company stockholder with respect to the Excess Securities. Instead, the purported transferee is required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to an entity designated by our Board that is described in Section 501(c) of the Internal Revenue Code. Our Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board may authorize an acquisition by a Restricted Holder of stock that would otherwise violate our Charter if our Board determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that desires to acquire shares of our stock must make a written request to our Board prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and certain other tax benefits for so long as our Board determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

Blucora, Inc. | 2022 Proxy Statement     109

EQUITY COMPENSATION PLAN INFORMATION

Our stockholders have approved the 2018 Plan and the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). Our Board adopted the Blucora, Inc. 2016 Inducement Plan (the “Inducement Plan”) on January 29, 2016, which did not require stockholder approval under Nasdaq rules. The terms and conditions of the Inducement Plan are substantially similar to those of the 2018 Plan, except that under the Inducement Plan, 2,400,000 shares are authorized for issuance, eligibility is limited to newly hired employees, incentive stock options may not be granted and the Inducement Plan is not subject to stockholder approval. The 2018 Plan replaced the 2015 Plan. Since approval of the 2018 Plan, we have granted all equity awards under the 2018 Plan, except for inducement awards made under the Inducement Plan.

Each plan is described under “Note 12: Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021.

The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2021.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	3,379,793 (2)	$16.81	4,297,996 (3)
Equity compensation plans not approved by stockholders	176,371 (4)	$11.79	1,165,650 (5)
Employee stock purchase plans approved by stockholders	—	—	480,177 (6)
Cash-settled restricted stock units vesting under the 2018 Plan (7)	299,465 (7)	—	—
Total	3,855,629	—	5,943,823
(1)	Consists of the weighted-average exercise price of outstanding options, as outstanding RSUs do not have an exercise price.
(2)	Consists of 1,552,407 shares of our Common Stock issuable upon exercise of outstanding options and 1,827,386 shares of our Common Stock issuable upon vesting of RSUs under the 2018 Plan.
(3)	Consists of shares available for future grant under the 2018 Plan.
(4)	Consists of 150,948 shares of our Common Stock issuable upon exercise of outstanding options and 25,423 shares of our Common Stock issuable upon vesting of RSUs under the Inducement Plan.
(5)	Consists of shares available for future grant under the Inducement Plan.
(6)	Reflects 480,177 shares available for future grant under the ESPP. For the most recent offering period that ended on November 12, 2021, 103,870 shares were issued under the ESPP.
(7)	Represents hypothetical restricted stock units that, upon vesting, require cash settlement equal to the fair value of our Common Stock on the date of the vesting.

Blucora, Inc. | 2022 Proxy Statement     110

STOCK PERFORMANCE

Set forth below is a line graph comparing the cumulative total stockholder return of our Common Stock to the cumulative total return of (i) the Nasdaq Index, (ii) the Nasdaq Other Finance Index and (iii) the Nasdaq Internet Index for the five-year period ended on December 31, 2021.

Blucora, Inc. | 2022 Proxy Statement     111

OTHER MATTERS

Rule 14a-8 Stockholder Proposals for our 2023 Proxy Statement

Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be included in the Company’s proxy materials for our 2023 Annual Meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, Attention: Corporate Secretary, by no later than November 21, 2022, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of our 2023 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in the Company’s proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for our 2023 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Director Nomination by Stockholders and Stockholder Proposals of Other Business

Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at our 2023 Annual Meeting (but that will not be included in the Company’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received by us in a timely manner and otherwise in accordance with our Bylaws not earlier than the close of business on December 21, 2022 and not later than the close of business on January 20, 2023, being, respectively, 120 days and 90 days prior to the first anniversary of the date of the Annual Meeting. In the event that our 2023 Annual Meeting is more than 30 days before or more than 30 days after the first anniversary of the date of the Annual Meeting, in order to be timely, notice by a stockholder must be so received by us not later than the close of business on the later of (i) the 90th day before our 2023 Annual Meeting or (ii) the 10th day following the day on which public disclosure of the date of our 2023 Annual Meeting is made by the Company.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 19, 2023.

Blucora, Inc. | 2022 Proxy Statement     112

The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our Company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora.

Annual Report to Stockholders

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2021, is being furnished together with this Proxy Statement. Our Annual Report to Stockholders, this Proxy Statement and other proxy materials are available on the Investor Relations portion of our website at www.blucora.com/investors. Upon written request by any stockholder to our Corporate Secretary, at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, those factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this Proxy Statement.

References to Blucora Common Stock and Our Subsidiaries

Unless otherwise indicated, references to “Common Stock” refer to our common stock, par value $0.0001 per share.

Unless otherwise indicated, references to:

●	“HKFS” refer to Honkamp Krueger Financial Services, Inc., which now operates under the name “Avantax Planning Partners;”

●	“SimpleTax” refer to SimpleTax Software Inc.;

●	“Tax Software” or the “Tax Software business” consists of the operations of TaxAct;

●	“TaxAct” refer to TaxAct, Inc.; and

●	“Wealth Management” or “Wealth Management business” consists of the operations of Avantax Wealth Management and Avantax Planning Partners.

Blucora, Inc. | 2022 Proxy Statement     113

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Audit Committee Report” and “Stock Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

Blucora, Inc. | 2022 Proxy Statement     114

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.

The Company’s public filings are available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investors – Financial Information – SEC Filings.”

* * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

Ann J. Bruder Chief Legal, Development and Administrative Officer and Secretary

Dallas, Texas
March 18, 2022

Blucora, Inc. | 2022 Proxy Statement     115

Appendix A
NON-GAAP RECONCILIATIONS

Below is a reconciliation of the non-GAAP financial measures set forth in this Proxy Statement under the “What We Pay and Why” section of the CD&A on page 79.

Adjusted EBITDA (as adjusted)

We define Adjusted EBITDA (as adjusted) as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, interest expense and other, net, acquisition and integration costs, contested proxy and other legal and consulting costs and income tax benefit (expense). Acquisition and integration costs primarily relate to the acquisitions of Avantax Planning Partners and 1st Global.

We believe that Adjusted EBITDA (as adjusted) provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results and as a means to evaluate period-to-period comparisons. We believe that Adjusted EBITDA (as adjusted) is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Adjusted EBITDA (as adjusted) are significant and necessary components to the operations of our business, and, therefore, Adjusted EBITDA (as adjusted) should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Adjusted EBITDA (as adjusted) differently, and, therefore, our Adjusted EBITDA (as adjusted) may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

Year Ended December 31, 2021
Adjusted EBITDA (as adjusted) (1)
Net income (2)	$7,757
Stock-based compensation	$20,754
Depreciation and amortization of acquired intangible assets	$43,426
Interest expense and other, net	$32,080
Acquisition and integration—Excluding change in the fair value of acquisition-related contingent consideration	$10,398
Acquisition and integration—Change in the fair value of acquisition-related contingent consideration	$22,400
Contested proxy and other legal and consulting costs	$10,939
Income tax (benefit) expense	$(9,218)
Adjusted EBITDA (as adjusted)	$138,536

(1)	Dollar amounts presented in thousands.
(2)	As presented in the consolidated statements of comprehensive income (loss).

Blucora, Inc. | 2022 Proxy Statement     A-1

Blucora, Inc.	B L U C O R A , I N C .
c/o Corporate Election Services
P. O. Box 3230	ANNUAL MEETING OF STOCKHOLDERS
Pittsburgh, PA 15230-3230
April 20, 2022

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Blucora, Inc. common stock for the 2022 annual meeting of stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

VOTE VIA INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote	Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230

Internet and telephone access is available 24 hours a day, 7 days a week.

You will be required to provide the unique control number printed below if you vote via the Internet or by telephone.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight Time on April 19, 2022.

Your mail vote must be received in sufficient time before the annual meeting.

CONTROL NUMBER:

  If voting by mail, please fold and detach card at perforation before mailing.

BLUCORA, INC.	THIS PROXY IS ONLY VALID WHEN SIGNED AND DATED	PROXY

Please mark your vote as indicated in this example:☒

Our Board of Directors unanimously recommends you vote “FOR” all of the following nominees in Proposal 1.

1.	Election of 11 Directors

Nominees:		FOR	WITHHOLD	FOR ALL
		ALL	ALL	EXCEPT
(01)	Georganne C. Proctor
(02)	Steven Aldrich	☐	☐	☐
(03)	Mark Ernst
(04)	E. Carol Hayles
(05)	Kanayalal A. Kotecha	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees in the space below.
(06)	J. Richard Leaman III
(07)	Tina Perry
(08)	Karthik Rao
(09)	Jana R. Schreuder
(10)	Christopher W. Walters
(11)	Mary S. Zappone

Our Board of Directors unanimously recommends you vote “FOR” Proposals 2 and 3.

2.	Ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an advisory (non-binding) basis, of our named executive officer compensation

☐ FOR	☐ AGAINST	☐ ABSTAIN

Stockholder Signature (Title)	Date

Stockholder Signature, if jointly held (Title)	Date

INSTRUCTIONS: Please sign exactly as your name(s) appears(s) on this proxy card. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

YOUR VOTE IS IMPORTANT!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE VIA THE INTERNET, BY TELEPHONE OR BY MAIL

YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON APRIL 19, 2022. IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, THEN PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. YOUR MAIL VOTE MUST BE RECEIVED IN SUFFICIENT TIME BEFORE THE ANNUAL MEETING.

If you have any questions, would like to request additional copies of proxy materials or need assistance voting your proxy card, please contact Blucora, Inc.’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 388-7535
Email: BCOR@dfking.com

  If voting by mail, please fold and detach card at perforation before mailing.

BLUCORA, INC.	PROXY

ANNUAL MEETING OF STOCKHOLDERS – APRIL 20, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLUCORA, INC.

The undersigned hereby appoints Marc Mehlman and Ann J. Bruder, and each of them, as proxies, each with full power of substitution and with all powers that the undersigned would possess if personally present, and hereby authorizes them to represent and to vote all the shares of common stock of Blucora, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Blucora, Inc. to be held virtually, via live webcast, on April 20, 2022 at 8:30 a.m. Central Daylight Time and at any adjournments, postponements or continuations thereof (the “Annual Meeting”). Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof, and in the discretion of the proxies, to the extent permitted by Rule 14(a)-4(c) under the Securities Exchange Act of 1934, as amended, on such other business that may properly come before the Annual Meeting in accordance with and as described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is properly executed and returned but no such direction is made as to any item, this proxy will be voted in accordance with the Board of Directors’ recommendations: “FOR ALL” nominees on Proposal 1 and “FOR” Proposals 2 and 3. Only stockholders who owned shares of common stock of Blucora, Inc. as of the close of business on March 9, 2022 may vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting by Internet or by telephone, then please mark, sign, date and return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

PLEASE SIGN AND DATE ON THE REVERSE SIDE